Exhibit 4.1

SABRE FINANCIAL BORROWER, LLC

AND EACH OF THE GUARANTORS PARTY HERETO

11.125% SENIOR SECURED NOTES DUE 2029

INDENTURE

Dated as of December 5, 2025

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Trustee and Collateral Agent

i

v

EXHIBITS

Exhibit A1	FORM OF NOTE
Exhibit A2	FORM OF REGULATION S TEMPORARY GLOBAL NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS
Annex A	AGREED GUARANTEE AND SECURITY PRINCIPLES

INDENTURE dated as of December 5, 2025 among Sabre Financial Borrower, LLC, a Delaware limited liability company (the “Company”), the Guarantors (as defined herein) and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”) and collateral agent (in such capacity, the “Collateral Agent”).

The Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the 11.125% Senior Secured Notes due 2029 (the “Notes”):

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A1 hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Acquired Indebtedness” means, with respect to any specific Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged or consolidated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, consolidating or amalgamating with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional First Lien Secured Party” means the holders of any Additional First Lien Obligations, including the Holders, and any authorized representative with respect thereto named in the applicable joinder agreement, including the Trustee and the Collateral Agent.

“Additional First Lien Obligations” means any Obligations under any other First Lien Obligations (including the Notes Obligations and the Obligations under the Intercompany Loan), in each case, that are incurred prior to or after the Issue Date and secured by Collateral on a first-priority basis pursuant to the Security Documents (in the case of any Notes Obligations), the Intercompany Loan (in the case of the Obligations under the Intercompany Loan) and the other relevant security documents (in the case of other First Lien Obligations).

“Administrative Agent” means Wilmington Trust, National Association in its capacity as administrative agent for the Intercompany Loan, and its successors in such capacity.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agreed Guarantee and Security Principles” means the agreed security principles appended to this Indenture as Annex A, as of the Issue Date, with respect to the Notes, the Guarantees of the Sabre Foreign Guarantors and the Foreign Security Documents, in each case applied in good faith by the Company.

“Agent” means any Registrar, co-registrar, Paying Agent, additional paying agent or Collateral Agent.

“Applicable Premium” means, with respect to any Note being redeemed on any Redemption Date prior to June 15, 2027, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of the Note at June 15, 2027 (such redemption price being set forth in the applicable table appearing in Section 3.07(e) hereof), plus (ii) all required remaining scheduled interest payments due on such Note through June 15, 2027 (excluding accrued but unpaid interest to such Redemption Date), computed by the Company using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the then outstanding principal amount of such Note.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions of property or assets of a Restricted Party (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Party (other than Preferred Stock of Restricted Parties issued in compliance with Section 4.09 hereof), whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition of Cash Equivalents or obsolete or worn-out property or equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale or no longer used in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of a Restricted Party in a manner permitted pursuant to Section 5.01 hereof or any disposition that constitutes a Change of Control pursuant to this Indenture;

(c) the making of any Restricted Payment that is permitted to be made, and is made, under Section 4.07 hereof including the making of any Permitted Investment;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Party in any transaction or series of related transactions with an aggregate fair market value of less than $5,000,000;

(e) any disposition (i) of property or assets or issuance of securities by a Restricted Party to the Company or a Restricted Party to another Restricted Party and (ii) to the Company or a Restricted Party constituting debt forgiveness;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, sublease, license or sublicense (including the provision of software under an open-source license) of any real or personal property, or intellectual property or other intangible assets, in the ordinary course of business;

(h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures, condemnation, expropriation or any similar action with respect to assets or the granting of Liens not prohibited by this Indenture;

(j) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Financing;

(k) any financing transaction with respect to property built or acquired by a Restricted Party after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by this Indenture;

(l) sales, discounts or forgiveness of accounts receivable, or participations therein, in connection with the collection or compromise thereof;

(m) the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(n) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(o) the unwinding or voluntary termination of any Hedging Obligations;

(p) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q) failing to pursue or allowing any registrations or any applications for registration of any intellectual property rights to lapse or go abandoned in the ordinary course of business if, in the reasonable determination of the applicable Restricted Party, such discontinuance is desirable in the conduct of the business of such Restricted Party;

(r) the issuance by a Restricted Party of Preferred Stock or Disqualified Stock that is permitted by Section 4.09 hereof;

(s) the granting of a Lien that is permitted under Section 4.12 hereof;

(t) the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law;

(u) dispositions of property by a Restricted Party pursuant to Sale and Lease-Back Transactions; and

(v) dispositions of property by any Restricted Party to any of its Affiliates (a) in the ordinary course of its business, (b) in connection with intercompany cash management arrangements or (c) in connection with any Permitted Reorganization.

“Australian Corporations Act” means the Corporations Act 2001 (Cth) of Australia.

“Australian PPSA” means the Personal Property Securities Act 2009 of the Commonwealth of Australia and any regulations made at any time under that Act.

“Australian Security Commencement Date” means the date upon which the Australian Security Documents are entered into by the relevant Sabre Foreign Guarantors and the Collateral Agent.

“Australian Security Documents” means, collectively, the Australian Security Agreements specified in Part 2 (Foreign Security Documents – Post-Close Security Documents) of the Agreed Guarantee and Security Principles.

“Bank Products” means any facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Business Day” means each day which is not a Legal Holiday.

“Business Successor” means (a) any former Subsidiary of the Company and (b) any Person that, after the Issue Date, has acquired, merged or consolidated with a Subsidiary of the Company (that results in such Subsidiary ceasing to be a Subsidiary of the Company), or acquired (in one transaction or a series of transactions) all or substantially all of the property and assets or business of a Subsidiary or assets constituting a business unit, line of business or division of a Subsidiary of the Company.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares in the capital of such corporation;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP (after giving effect to the proviso in the definition thereof).

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP (after giving effect to the proviso in the definition thereof), recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Capitalized Software Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) of such Person during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are, or are required to be, reflected as capitalized costs on the consolidated balance sheet of such Person.

“Cash Equivalents” means:

(1) United States dollars;

(2) (a) Canadian dollars, Yen, pounds sterling, euros or any national currency of any participating member state of the EMU; or (b) in the case of any Foreign Subsidiary or the Sabre Foreign Guarantors, such local currencies held by it from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 24 months and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3), (4) or (7) entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P or at least F2 by Fitch (or, if at any time neither Moody’s nor S&P nor Fitch shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof and Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s or “A” or higher from Fitch with maturities of 24 months or less from the date of acquisition;

(7) marketable short-term money market and similar securities having a rating of at least P-2, A-2 or F2 from any of Moody’s, S&P or Fitch, respectively (or, if at any time neither Moody’s nor S&P nor Fitch shall be rating such obligations, an equivalent rating from another Rating Agency);

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from any of Moody’s, S&P or Fitch (or, if at any time neither Moody’s nor S&P nor Fitch shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(9) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from any of Moody’s, S&P or Fitch (or, if at any time neither Moody’s nor S&P nor Fitch shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(10) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AA- (or the equivalent thereof) or better by S&P or Aa3 (or the equivalent thereof) or better by Moody’s or AA- (or the equivalent thereof) or better by Fitch (or, if at any time neither Moody’s nor S&P nor Fitch shall be rating such obligations, an equivalent rating from another Rating Agency); and

(11) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (10) above.

In the case of Investments by any Sabre Foreign Guarantor or by any Foreign Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (1) through (11) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by the Sabre Foreign Guarantors or Foreign Subsidiaries that are Restricted Parties in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (11) in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) or (2) above or the immediately preceding paragraph; provided that such amounts are converted into any currency set forth in clauses (1) or (2) above or the immediately preceding paragraph as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

For purposes of determining the maximum permissible maturity of any investments described in this definition, the maturity of any obligation is deemed to be the shortest of the following: (i) the stated maturity date; (ii) the weighted average life (for amortizing securities); (iii) the next interest rate reset for variable rate and auction-rate obligations; or (iv) the next put exercise date (for obligations with put features).

“Centre of Main Interest” means, with regard to each Sabre Foreign Guarantor incorporated, established or registered in a state which is a member state of the European Union, the centre of main interests as that term is used in Article 3(1) of the For the Council of the European Union Regulation No. 2015/848 of 20 May 2015 on insolvency proceedings (recast).

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease, transfer or other disposition, in one or a series of related transactions (other than by merger, consolidation or amalgamation), of all or substantially all of the consolidated properties and assets of Sabre Financing or the Company and their respective subsidiaries, or the Sabre Foreign Guarantors and their respective subsidiaries, in each case, taken as a whole, to any Person other than one or more Permitted Holders;

(2) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person (other than a Permitted Holder) or Persons (other than one or more Permitted Holders) that are together a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of the Voting Stock of Sabre Corporation;

(3) the Company ceasing to be a direct Wholly-Owned Subsidiary of Sabre Financing;

(4) Sabre Financing ceasing to be a direct or indirect Wholly-Owned Subsidiary of Sabre GLBL;

(5) any Sabre Foreign Guarantor ceasing to be a direct or indirect Wholly-Owned Subsidiary of Sabre GLBL (unless such Restricted Party is sold, disposed of, transferred or liquidated in accordance with the terms of this Indenture, or if such Restricted Party is subject to a transaction that complies with Section 5.01 hereof); or

(6) any Change of Control (as defined in the Intercompany Loan) under the Intercompany Loan as in existence on the Issue Date.

“consolidated” means, with respect to any Person, such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person and, with respect to the Restricted Group, all of the Restricted Parties, excluding from consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of any of the Restricted Parties. Where applicable, references to “consolidated” in this Indenture shall be deemed to refer to the Company and the other Restricted Parties, consolidated with their respective Restricted Subsidiaries, and excluding Unrestricted Subsidiaries in a manner consistent with the preceding sentence.

“Clearstream” means Clearstream Banking, S.A.

“Collateral” means all assets and properties subject to Liens created pursuant to any Security Document to secure any Notes Obligations.

“Collateral Agent” means Wilmington Trust, National Association, in its capacity as collateral agent under this Indenture, until a successor collateral agent replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Company” means Sabre Financial Borrower, LLC, a Delaware limited liability company, and its successors.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense for such period, including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures of such Person for such period (including such expense attributable to held-for-sale discontinued operations) determined on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of: (1) cash interest expense (including that attributable to Capitalized Lease Obligations), net of cash interest income, of such Person determined on a consolidated basis in accordance with GAAP, including all commissions, discounts and other fees and charges payable in cash with respect to letters of credit and bankers’ acceptance financing, net cash payments made under Hedging Obligations and (2) cash interest expense that is capitalized in accordance with GAAP, but, in the case of each of (1) and (2), excluding:

(a) amortization of deferred financing costs, debt issuance costs and commissions, fees and expenses and any other amounts of non-cash interest;

(b) the accretion or accrual of discounted liabilities during such period;

(c) any interest expense in respect of items excluded from Indebtedness in clause (c), or the proviso at the end, of the definition thereof;

(d) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedging Obligations or other derivative instruments pursuant to Accounting Standards Codification Topic 815 “Derivatives and Hedging” and all costs associated with Hedging Obligations;

(e) any one-time costs associated with the unwinding, termination or breakage in respect of Hedging Obligations;

(f) all non-recurring cash interest expense consisting of liquidated damages or additional interest for failure to timely comply with registration rights obligations or financing and commitment fees; and

(g) cash payments made on account of accrued interest with respect to any Qualified Holding Company Debt to the extent such payments are required by the terms of such Indebtedness to be made before the close of any “accrual period” (as defined in Treasury Regulation Section 1.1272-1(b)(1)(ii)) ending after five years from the date of original issuance of such Indebtedness.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication:

(1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Transaction Expenses or any multi-year strategic cost-saving initiatives), severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded;

(2) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded, in each case in accordance with GAAP;

(3) the Net Income for such period of any Person that is an Unrestricted Subsidiary or any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be excluded; provided that Consolidated Net Income of such other Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents to such other Person or a Restricted Subsidiary of such other Person by such Person in such period;

(4) [reserved];

(5) effects of adjustments (including the effects of such adjustments pushed down to any Restricted Party) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt line items and other non-cash charges in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of recapitalization, purchase or acquisition method accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(6) any net after-tax effect of income (loss) from the early extinguishment or conversion of (a) Indebtedness, (b) Hedging Obligations or (c) other derivative instruments shall be excluded;

(7) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to goodwill and other intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(8) any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs shall be excluded;

(9) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, disposition, incurrence, amendment or repayment of Indebtedness (including such fees, expenses or charges related to the offering of the Notes and the Intercompany Loan), issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Notes or the Intercompany Loan) and including, in each case, without limitation, any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful, shall be excluded;

(10) accruals and reserves that are established within twelve months after the closing of any acquisition that are required to be established as a result of such acquisition in accordance with GAAP shall be excluded;

(11) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any investment, acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Indenture, to the extent actually reimbursed, or, so long as the Company has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is (i) not denied by the applicable carrier (without any right of appeal thereof) within 180 days and (ii) in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days), shall be excluded;

(12) to the extent covered by insurance and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 day period), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded;

(13) any net pension costs or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of Accounting Standards Codification Topic 712 “Compensation—Nonretirement Postemployment Benefits” and Accounting Standards Codification Topic 715 “Compensation—Retirement Benefits,” and any other non-cash items of a similar nature, shall be excluded;

(14) losses or gains on asset sales (other than asset sales made in the ordinary course of business) or in connection with any Qualified Securitization Financing shall be excluded;

(15) the following items shall be excluded:

(a) any net unrealized gain or loss (after any offset) resulting in such period from obligations under any Hedging Obligations and the application of Accounting Standards Codification Topic 815 “Derivatives and Hedging;” and

(b) any net unrealized gain or loss (after any offset) resulting in such period from currency translation and transaction gains or losses including those related to currency remeasurements of Indebtedness (including any net gain or loss resulting from obligations under Hedging Obligations for currency exchange risk) and any other monetary assets and liabilities; and

(16) any adjustments resulting from the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation, shall be excluded.

In addition, to the extent not already included in the Consolidated Net Income of such Person, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received by such Person and its Restricted Subsidiaries from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Indenture.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlled Investment Affiliate” means, as to any Person, any other Person, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Company and/or other companies.

“Corporate Trust Office of the Trustee” means the address of the Trustee specified in Section 13.01 hereof or such other address as to which the Trustee may give notice to the Company.

“Credit Facilities” means one or more debt facilities, including the Intercompany Loan, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, securities, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, securities or other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.09 hereof) or adds additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A1 hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by a Restricted Party in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by a financial officer of the applicable Restricted Party, less the amount of Cash Equivalents received within 180 days in connection with a subsequent sale, redemption or repurchase of or collection or payment on such Designated Non-Cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Sabre Financing, the Polish Guarantor or Lux Parent or any direct or indirect parent company thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Party or an employee stock ownership plan or trust established by any Restricted Party) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Company or the applicable parent company thereof, as the case may be, on the issuance date thereof.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided that any Capital Stock held by any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members), of any of the Restricted Parties or any of their respective, any of their respective direct or indirect parent companies or any other entity in which a Restricted Party has an Investment and is designated in good faith as an “affiliate” by the board of directors of the Company (or a similar governing body, or the compensation committee thereof), in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by a Restricted Party or their respective Subsidiaries or in order to satisfy applicable statutory or regulatory obligations. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require a Restricted Party to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that a Restricted Party may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the terms of this Indenture. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Restricted Parties may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1) increased (without duplication) by the following, determined on a consolidated basis for such Person, in each case (other than clauses (h) and (k)) to the extent deducted (and not added back) in determining Consolidated Net Income of such Person for such period:

(a) provision for taxes based on income or profits or capital, including, without limitation, federal, state, franchise, excise and similar taxes and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations) and the net tax expense associated with any adjustments made pursuant to clauses (1) through (16) of the definition of “Consolidated Net Income”; plus

(b) Fixed Charges of such Person for such period (including (x) net losses or Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains with respect to such obligations plus bank fees, (y) costs of surety bonds in connection with financing activities and (z) amounts excluded from Consolidated Interest Expense as set forth in clauses (a) through (g) in the definition thereof); plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period; plus

(d) the amount of any restructuring charges, integration and facilities opening costs or other business optimization expenses, one-time restructuring costs incurred in connection with acquisitions made after the Issue Date, project start-up costs and costs related to the closure or consolidation of facilities; plus

(e) any other non-cash charges, including, without limitation, any write-offs or write-downs reducing Consolidated Net Income for such period; provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period; plus

(f) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary; plus

(g) [reserved]; plus

(h) the amount of “run-rate” cost savings projected by the Company in good faith to result from actions either taken or expected to be taken within 12 months of such period (which cost savings shall be (i) added back to EBITDA until realized, (ii) subject only to certification by management of the Company and (iii) calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized from such actions (it is understood and agreed that “run-rate” means the full recurring benefit that is associated with any action taken or expected to be taken, provided that some portion of such benefit is expected to be realized within 12 months of taking such action); plus

(i) any costs or expense incurred by a Restricted Party pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of a Restricted Party or net cash proceeds of an issuance of Equity Interest of a Restricted Party (other than Disqualified Stock); plus

(j) any net loss from discontinued operations; plus

(k) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(l) Initial Public Company Costs;

(2) decreased (without duplication) by the following, determined on a consolidated basis for such Person, in each case to the extent included in determining Consolidated Net Income of such Person for such period:

(a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period; plus

(b) any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase EBITDA in such prior period; plus

(c) any net income from discontinued operations (excluding held-for-sale discontinued operations).

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“euro” means the single currency of participating member states of the EMU.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by Sabre Financing, the Polish Guarantor or Lux Parent from:

(1) contributions to its common equity capital; and

(2) the sale (other than to a Restricted Party or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of Sabre Financing, the Polish Guarantor or Lux Parent;

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by a financial officer of the Company within 30 days of the date such capital contributions are made or the date such Equity Interests are sold.

“Excluded Subsidiary” means (a) any Subsidiary that is prohibited by contractual requirements existing on the date hereof or on the date of the formation or acquisition of such Subsidiary (other than contractual requirement entered into by such Subsidiary in contemplation of such acquisition) or applicable law from guaranteeing the Obligations, and (b) each Unrestricted Subsidiary.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Company in good faith.

“First Lien Obligations” means, collectively, (a) the Notes Obligations, (b) the Obligations under the Intercompany Loan and (c) any other Additional First Lien Obligations.

“First Lien Secured Parties” means (a) the Collateral Agent, (b) the Trustee, (c) the Holders, (d) the “Secured Parties,” as defined in the Intercompany Loan, (e) the “Secured Parties,” as defined in the Security Documents and (f) any Additional First Lien Secured Parties.

“Fitch” means Fitch, Inc., or any successor to its rating agency business.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense of such Person for such period;

(2) all dividends or other distributions paid to any Person other than such Person or any of its Restricted Subsidiaries (excluding items eliminated in consolidation) on any series of Preferred Stock of a Restricted Party (or such other Specified Person or any of its Restricted Subsidiaries) during such period, excluding distributions in the form of additional Preferred Stock of a Restricted Party; and

(3) all dividends or other distributions paid to any Person other than such Person or any of its Restricted Subsidiaries (excluding items eliminated in consolidation) on any series of Disqualified Stock of a Restricted Party (or such other Specified Person or any of its Restricted Subsidiaries) during such period, excluding distributions in the form of additional Preferred Stock of Sabre Holdings.

“Foreign Security Documents” means one or more security agreements, charges, mortgages or pledges with respect to Collateral of a Sabre Foreign Guarantor in the Guarantor Jurisdictions that secure Obligations of the Sabre Foreign Guarantors (including the Luxembourg Security Documents).

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time (provided that for purposes of Article 4 of this Indenture (and the terms used therein), with respect to any Person the financial statements of which have been historically prepared in accordance with the generally accepted accounting principles in Australia, Iceland, Poland, Singapore, United Kingdom, Luxembourg or any applicable jurisdiction outside the United States of America, GAAP means generally accepted accounting principles in such jurisdiction, as in effect from time to time), except for any change occurring after the Issue Date in GAAP, in the event the Company delivers notice to the Trustee within 30 days of entry into effect of such change that such change will not apply for any determinations under this Indenture; provided that all calculations and determinations by the Company (other than in financial statements and related information filed, furnished or posted pursuant to Section 4.03 hereof) related to leases and lease expenses under this Indenture shall be made by application of applicable accounting principles immediately prior to the entry into effect of Accounting Standards Codification Topic 842, Leases.

“Global Note Legend” means the legend set forth in Section 2.06(f)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depository or its nominee, substantially in the form of Exhibit A1 hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.06(b)(3), 2.06(b)(4), 2.06(d)(2) or 2.06(f) hereof.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other monetary obligations.

“Guarantee” means the guarantee by any Guarantor of the Obligations, including Hedging Obligations, under this Indenture.

“Guarantor” means, collectively, the Company (other than with respect to its own Obligations), Sabre Financing and the Sabre Foreign Guarantors.

“Guarantor Jurisdictions” means, as of the Issue Date, Australia, England and Wales, Iceland, Luxembourg, Poland, Singapore and Uruguay.

“Hedging Obligations” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by, or subject to, any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Immediate Family Members” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations) due more than twelve months after such property is acquired, except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable and any purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller and (iii) accruals for payroll and other liabilities accrued in the ordinary course of business; or

(d) representing net obligations under any Hedging Obligation;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any direct or indirect parent of such Person appearing upon the balance sheet of such Person solely by reason of push-down accounting under GAAP shall be excluded;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or (b) obligations under or in respect of a Qualified Securitization Financing.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of Sabre Holdings, qualified to perform the task for which it has been engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Public Company Costs” means, as to any Person, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs relating to compliance with the provisions of the Securities Act and the Exchange Act, as applicable to companies with equity securities held by the public, the rules of national securities exchange companies with listed equity, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees, in each case to the extent arising solely by virtue of the initial listing of such Person’s equity securities on a national securities exchange; provided that any such costs arising from the costs described above in respect of the ongoing operation of such Person as a listed equity or its listed debt securities following the initial listing of such Person’s equity securities or debt securities, respectively, on a national securities exchange shall not constitute Initial Public Company Costs.

“Initial Purchasers” means the persons named as “Purchasers” in the Purchase Agreement.

“Intercompany Loan” means the intercompany loan agreement dated as of the Issue Date, among Sabre GLBL, as the borrower, Sabre Holdings and the other subsidiary guarantors party thereto, the Company, as lender, and Wilmington Trust, National Association, as administrative and collateral agent, as amended or supplemented from time to time.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or if the Notes are not then rated by Moody’s or S&P, an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Restricted Parties and their Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high-quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, credit card and debit card receivables, trade credit, advances to customers and distributors, commission, travel and similar advances to employees, directors, officers, managers, distributors and consultants in each case made in the ordinary course of business and excluding, in the case of Restricted Parties and their Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of Sabre Holding or Sabre Financing, as applicable, in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.07 hereof:

(1) “Investments” shall include the portion (proportionate to the Restricted Party’s direct or indirect equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of a Restricted Party at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the applicable Restricted Party shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Restricted Party’s direct or indirect “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Restricted Party’s direct or indirect Equity Interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Company, including its board of directors (or a similar governing body) if such fair market value is in excess of $100,000,000.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash or other property by the applicable Restricted Party in respect of such Investment.

“Issue Date” means December 5, 2025.

“LC Assets” means all deposit and securities accounts (including all funds held in or credited to such accounts, interest, dividends or other property distributed in respect of such accounts and any proceeds thereof) that may be opened from time to time with one or more banks or other financial institutions (including with a foreign branch of such banks or other financial institutions) securing letters of credit, demand guarantees, bankers’ acceptances or similar obligations and reimbursement obligations in respect thereof, other than those provided under the Intercompany Loan.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or place of payment.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge or other security interest of any kind or nature whatsoever (including (i) any “security interest” as defined in sections 12(1) or (2) of the Australian PPSA but does not include any “security interest” as defined in section 12(3) of the Australian PPSA that does not, in substance, secure the performance or payment of an obligation and (ii) any conditional sale or other title retention agreement and any Capitalized Lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg Account Pledge Agreement” means the Luxembourg law governed account pledge agreement entered into on or around the date hereof between Lux Parent, Sabre International, Sabre Finance and Sabre AS, each as pledgors, the Collateral Agent, as pledgee.

“Luxembourg Guarantors” means, collectively, Lux Parent, Sabre International, Sabre Finance and Sabre AS.

“Luxembourg Receivables Pledge Agreement” means the Luxembourg law governed receivables pledge agreement entered into on or around the date hereof between Lux Parent, Sabre International, Sabre Finance and Sabre AS, each as pledgors, and the Collateral Agent, as pledgee and Lux Parent and Sabre International, each as debtors.

“Luxembourg Security Documents” means the Luxembourg Account Pledge Agreement, the Luxembourg Receivables Pledge Agreement and the Luxembourg Share Pledge Agreement.

“Luxembourg Share Pledge Agreement” means the Luxembourg law governed share pledge agreement entered into on or around the date hereof between Lux Parent and Sabre International, as pledgors, the Collateral Agent, as pledgee, and Sabre International, Sabre Finance and Sabre AS, as companies.

“Lux Parent” means Sabre Holdings (Luxembourg) S.à r.l., a private limited liability company (société à responsabilité limitée) organized and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 28, Boulevard F.W. Raiffeisen, L-2411 Luxembourg, Grand Duchy of Luxembourg being registered with the RCS under number B125399 and identified internally by Sabre GLBL as of the Issue Date by number (3030).

“Management Stockholders” means the members of management (and their Controlled Investment Affiliates and Immediate Family Members) of Sabre Holdings or any of its Subsidiaries who are investors in Sabre Holdings or any direct or indirect parent thereof (other than any Management Stockholders (or their Controlled Investment Affiliates or Immediate Family Members) who are not members of management as described in this definition on the Issue Date to the extent their beneficial ownership of Voting Stock (including that of their Controlled Investment Affiliates or Immediate Family Members), individually or collectively, would constitute a Change of Control were they not considered Management Stockholders).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash or Cash Equivalents proceeds received by a Restricted Party in respect of any Asset Sale, including any cash or Cash Equivalents received upon the sale or other disposition of any Designated Non-Cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-Cash Consideration, including legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, other fees and expenses, including title and recordation expenses, taxes paid or estimated to be payable as a result thereof, amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness secured by a Lien on such assets and required (other than required by clause (1) of Section 4.10(b) hereof) to be paid as a result of such transaction (or in the case of Asset Sales of Collateral, which Senior Indebtedness shall be secured by a Lien on such Collateral that has priority over the Lien securing the Notes Obligations) and any deduction of appropriate amounts to be provided by the applicable Restricted Party as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by such Restricted Party after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and of a pro rata portion of the Net Proceeds attributable to minority interests in a Restricted Subsidiary in connection with a disposition by, or of Capital Stock of, a Restricted Subsidiary that is not a Wholly- Owned Subsidiary to the extent such Net Proceeds are not available for application by the Restricted Party.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” has the meaning assigned to it in the preamble to this Indenture.

“Notes Obligations” means Obligations in respect of the Notes and this Indenture, including for the avoidance of doubt, Obligations in respect of Guarantees thereof.

“Obligations” means any principal, interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the board of directors (or a similar governing body), the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of a Person.

“Officer’s Certificate” means a certificate signed on behalf of a Person by an Officer of such Person, who must be an executive officer, a financial officer, the treasurer or an accounting officer of such Person that meets the requirements of Section 13.04 hereof.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 13.04 hereof. The counsel may be an employee of or counsel to the Company.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Parallel Debt” means in relation to an Underlying Debt an obligation to pay to the Collateral Agent and/or Trustee (as applicable) an amount equal to (and in the same currency as) the amount of the Underlying Debt.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and Cash Equivalents between any Restricted Party and another Person that is not a Restricted Party; provided that any Cash Equivalents received must be applied in accordance with Section 4.10 hereof; provided further that the assets received are pledged as Collateral to the extent required by the Security Documents to the extent that the assets disposed of constituted Collateral.

“Permitted Holders” means each of (i) Sabre Corporation and (ii) any direct or indirect holding company for Equity Interests of the Company, the beneficial owners of whose Voting Stock would not have caused a Change of Control if such beneficial owners had directly held the Voting Stock of the Company. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in a Restricted Party;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by a Restricted Party in a Person (including, to the extent constituting an Investment, in assets of a Person that represent substantially all of its assets or a division, business unit or product line, including research and development and related assets in respect of any product) that is engaged directly or through entities that will be Restricted Subsidiaries in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets (or a division, business unit or product line, including any research and development and related assets in respect of any product), or is liquidated into, a Restricted Party, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation or transfer;

(4) any Investment in securities or other assets not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 4.10(a) hereof or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification or renewal of any such Investment or binding commitment existing on the Issue Date; provided that the amount of any such Investment may be increased in such extension, modification or renewal only (a) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under this Indenture;

(6) any Investment:

(a) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(b) in exchange for any other Investment or accounts receivable held by a Restricted Party in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Company of such other Investment or accounts receivable (including any trade creditor or customer); or

(c) in satisfaction of judgments against other Persons; or

(d) as a result of a foreclosure by a Restricted Party with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Hedging Obligations permitted under clause (10) of Section 4.09(b) hereof;

(8) any Investment in a Similar Business taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed $20,000,000;

(9) Investments the payment for which consists of Equity Interests (other than Disqualified Stock) of the Company, or any of its direct or indirect parent companies;

(10) guarantees of Indebtedness permitted under Section 4.09 hereof and the creation of Liens on the assets of a Restricted Party in compliance with Section 4.12 hereof;

(11) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 4.11(b) hereof (except transactions described in clauses (2) and (5) of Section 4.11(b) hereof);

(12) Investments consisting of purchases or other acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(13) additional Investments, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or have not been subsequently sold or transferred for cash or marketable securities), not to exceed $20,000,000;

(14) (a) Investments in or relating to a Securitization Subsidiary that, in the good faith determination of the Company, are necessary or advisable to effect any Qualified Securitization Financing or any repurchase obligation in connection therewith and (b) distributions or payments of Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing;

(15) advances to, or guarantees of Indebtedness of, employees not in excess of $5,000,000 outstanding at any one time, in the aggregate;

(16) loans and advances to employees, directors, officers, managers, distributors and consultants of a Restricted Party for business-related travel, entertainment, moving and analogous ordinary business purposes or payroll advances, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of a Restricted Party or any direct or indirect parent company thereof;

(17) advances, loans or extensions of trade credit in the ordinary course of business by a Restricted Party;

(18) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(19) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(20) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contacts and loans or advances made to distributors in the ordinary course of business;

(21) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(22) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection of deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(23) [reserved];

(24) Investments to the extent that payment for such Investments is made solely with Equity Interests of the Company or any other direct or indirect parent of the Company;

(25) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contracts; and

(26) Investments in any Unrestricted Subsidiary or joint venture (regardless of the legal form) having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (26) that are at that time outstanding, do not exceed in the aggregate at any time outstanding $35,000,000; provided, that such Investment is made for a bona fide business purpose.

“Permitted Liens” means, with respect to any Person:

(1) pledges, deposits or security by such Person under workers’ compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation or other insurance related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as landlords’, carriers’, warehousemen’s, materialmen’s, repairmen’s, construction contractors’, mechanics’ Liens or other like Liens, so long as, in each case, such Liens arise in the ordinary course of business;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or not yet payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP;

(4) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case, issued pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice prior to the Issue Date;

(5) survey exceptions, encumbrances, ground leases, easements, covenants, encroachments, protrusions or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including defects and irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially and adversely impair their use in the operation of the business of such Person;

(6) Liens securing Obligations relating to any Indebtedness permitted to be incurred pursuant to clause (4), (12) or (13) of Section 4.09(b) hereof; provided that (a) Liens securing Obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to clause (13) relate only to Obligations relating to Refinancing Indebtedness that (x) is secured by Liens on the same assets as the assets securing the Refinancing Indebtedness or (y) extends, replaces, refunds, refinances, renews or defeases Indebtedness incurred or Disqualified Stock or Preferred Stock issued under clause (4) or (12) of Section 4.09(b) hereof, and (b) Liens securing Obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock to be incurred pursuant to clause (4) of Section 4.09(b) hereof extend only to the assets so purchased, leased or improved;

(7) Liens existing on the Issue Date;

(8) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further that such Liens may not extend to any other property or other assets owned by a Restricted Party;

(9) Liens on property or other assets at the time a Restricted Party acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into a Restricted Party; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation; provided further that the Liens may not extend to any other property owned by a Restricted Party;

(10) Liens securing Obligations relating to any Indebtedness or other obligations of a Restricted Party owing to another Restricted Party permitted to be incurred in accordance with Section 4.09 hereof;

(11) Liens securing Hedging Obligations; provided that, with respect to Hedging Obligations relating to Indebtedness, such Indebtedness is, and is permitted to be under this Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s accounts payable or similar trade obligations in respect of bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business (including the provision of software under an open-source license) which do not (a) materially interfere with the operation of the business of the Restricted Parties, taken as a whole, or (b) secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code (or equivalent statute) financing statement filings regarding operating leases or consignments entered into by a Restricted Party in the ordinary course of business;

(15) Liens in favor of a Restricted Party;

(16) Liens on equipment of a Restricted Party granted in the ordinary course of business to clients of a Restricted Party, as applicable;

(17) Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Financing;

(18) Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (7), (8) and (9); provided that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and proceeds and products thereof and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount of the Indebtedness described under clauses (7), (8) and (9) at the time the original Lien became a Permitted Lien under this Indenture and (ii) an amount necessary to pay any fees and expenses, including premiums and accrued and unpaid interest, related to such modification, refinancing, refunding, extension, renewal or replacement;

(19) deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers;

(20) other Liens securing obligations in an aggregate amount at any one time outstanding not to exceed $10,000,000;

(21) Liens arising from judgments or orders for the payment of money not constituting an Event of Default under clause (5) of Section 6.01 hereof;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(23) Liens (a) of a collection bank arising under applicable law, including the Uniform Commercial Code on items in the course of collection, (b) attaching to commodity or securities trading accounts or other commodity or securities brokerage accounts incurred in the ordinary course of business and (c) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking or financial institution’s general terms and conditions;

(24) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 4.09 hereof; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25) Liens encumbering reasonable customary deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26) Liens that are contractual rights of set-off (a) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts of a Restricted Party to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of such Restricted Party or (c) relating to purchase orders and other agreements entered into with customers of a Restricted Party in the ordinary course of business;

(27) Liens securing obligations owed by a Restricted Party in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds;

(28) any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(29) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by a Restricted Party in the ordinary course of business;

(30) Liens solely on any cash earnest money deposits made by a Restricted Party in connection with any letter of intent or purchase agreement permitted;

(31) ground leases in respect of real property on which facilities owned or leased by a Restricted Party are located;

(32) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(33) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(34) Liens on the assets of non-Guarantor Subsidiaries securing Indebtedness of such Subsidiaries that were permitted by the terms of this Indenture to be incurred;

(35) Liens arising solely from precautionary UCC financing statements or similar filings;

(36) Liens (including Liens on cash collateral) securing letters of credit in a currency other than dollars permitted under clause (5) of Section 4.09(b) hereof in an aggregate amount at any time outstanding not to exceed $10,000,000;

(37) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by a Restricted Party thereof or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(38) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(39) Liens on LC Assets securing letters of credit, demand guarantees, bankers’ acceptances or similar obligations and reimbursement obligations in respect thereof; and

(40) (a) [Reserved];

(b) Liens securing the Notes issued on the Issue Date and replacement notes therefor (including any guarantees related to the foregoing); and

(c) Liens securing Additional First Lien Obligations permitted to be incurred under clause (13) of Section 4.09(b) hereof, to the extent that such Additional First Lien Obligations serve to extend, replace, refund, refinance, renew or defease First Lien Obligations secured with a Lien incurred pursuant to subclause (b) of this clause (40); provided that, in each case, on or before any such

Indebtedness or other Obligations are incurred and secured with a Lien pursuant to this clause (40), such Indebtedness or other Obligations are designated, as the case may be, as “First Lien Obligations” under any applicable intercreditor agreement and the applicable First Lien Secured Parties with respect to such First Lien Obligations enter into such intercreditor agreement; and

(41) any deemed security interest under section 12(3) of the Australian PPSA which does not secure payment or performance of an obligation.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted Reorganization” means any transaction or undertaking in connection with internal reorganizations or restructurings (including in connection with tax planning, tax reorganizations and other corporate reorganizations), so long as such Permitted Reorganization is not materially adverse to the Holders of the Notes (as determined by the Company in good faith).

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Polish Guarantor” means Sabre Polska Sp. z.o.o. with its registered office in Kraków, at ul. Księdza Józefa Tischnera 8, 0-418 Kraków, entered in the register of entrepreneurs of the National Court Register maintained by the District Court for Kraków Śródmieście in Kraków, XI Commercial Division of the National Court Register under KRS number 0000052497, having a REGON number 357221300 and a NIP number 6772155817, with the share capital in the amount of PLN 2,650,000.

“Post-Closing Collateral” means the Collateral provided by the Post-Closing Guarantors on the Post-Closing Assumption Date.

“Post-Closing Security Documents” means the Security Documents entered into by the Post-Closing Date Guarantor in favor of the Collateral Agent for purposes of securing the Notes Obligations.

“Post-Closing Guarantors” means the foreign entities identified as “Post-Closing Foreign Guarantors” on Schedule IV to the Purchase Agreement.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Purchase Agreement” means that the Purchase Agreement dated November 20, 2025 among the Company, the Initial Purchasers and the other parties party thereto.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Holding Company Debt” shall mean unsecured Indebtedness of Sabre Holdings (or any direct or indirect parent thereof), (a) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the final maturity of the Notes (other than customary offers to purchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default), (b) that does not require any payments in cash of interest or other amounts in respect of the principal thereof prior to the earlier to occur of (i) the date that is five years from the date of the issuance or incurrence thereof and (ii) the date that is ninety one days after the final maturity of the Notes (it being understood that this clause (b) shall not prohibit Indebtedness, the terms of which permit the Company thereof to elect, at its option, to make payments in cash of interest or other amounts in respect of the principal thereof prior to the date determined in accordance with clauses (i) and (ii) of this clause (b)) and (c) that is not Guaranteed by a Restricted Party.

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (a) the board of directors (or a similar governing body) of Sabre GLBL shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to Sabre GLBL and the Securitization Subsidiary, (b) all sales and/or contributions of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value (as determined in good faith by Sabre GLBL) and (c) the financing terms, covenants, termination events and other provisions thereof, including any Standard Securitization Undertakings, shall be market terms (as determined in good faith by Sabre GLBL). The grant of a security interest in any Securitization Assets of Sabre GLBL or any of the Restricted Parties (other than a Securitization Subsidiary) to secure Indebtedness under this Indenture prior to engaging in any Securitization Financing shall not be deemed a Qualified Securitization Financing.

“Rating Agencies” means Moody’s and S&P or if Moody’s and S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Sabre GLBL which shall be substituted for Moody’s or S&P or both, as the case may be.

“RCS” means the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg).

“Redemption Date,” when used with respect to any Note to be redeemed, in whole or in part, means the date fixed for such redemption pursuant to the terms of this Indenture and the Notes.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as appropriate.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A1 hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of any Regulation S Temporary Global Note upon expiration of the Restricted Period therefor.

“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A2 hereto deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of Notes initially sold in reliance on Rule 903 of Regulation S.

“Related Business Assets” means assets (other than Cash Equivalents) used or useful in a Similar Business, provided that any assets received by a Restricted Party in exchange for assets transferred by a Restricted Party shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Responsible Officer” means, when used with respect to the Trustee, Paying Agent or Collateral Agent, as applicable, any officer within the corporate trust department of such Trustee, Paying Agent or Collateral Agent, as the case may be, including any vice president, assistant vice president, trust officer or any other officer of such Trustee, Paying Agent or Collateral Agent, as the case may be, who customarily performs functions similar to those performed by the Persons who at the time shall be such officers who shall have direct responsibility for the administration of this Indenture or any other officer of such Trustee, Paying Agent or Collateral Agent, as the case may be to whom any corporate trust matter relating to this Indenture is referred because of such Person’s knowledge of and familiarity with the particular subject matter.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Parties” means, collectively, the Company, Sabre Financing, the Sabre Foreign Guarantors and their respective Restricted Subsidiaries.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” means, with respect to any Person, at any time, any direct or indirect Subsidiary of such Person (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided that upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.” Unless otherwise specified or the context otherwise requires, a reference to a “Restricted Subsidiary” shall be a reference to a Restricted Subsidiary of the Restricted Parties.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sabre AS” means Sabre AS (Luxembourg) S.à r.l., a private limited liability company (société à responsabilité limitée) organised and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 28, Boulevard F.W. Raiffeisen, L-2411 Luxembourg, Grand Duchy of Luxembourg and being registered with the RCS under number B170188.

“Sabre Finance” means Sabre Finance (Luxembourg) S.à r.l., a private limited liability company (société à responsabilité limitée) organised and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 28, Boulevard F.W. Raiffeisen, L-2411 Luxembourg, Grand Duchy of Luxembourg and being registered with the RCS under number B125397.

“Sabre Financing” means Sabre Financing Holdings LLC, a Delaware limited liability company, the direct parent of the Company and an indirect wholly-owned unrestricted subsidiary of Sabre GLBL and Sabre Holdings.

“Sabre Foreign Guarantors” means, collectively, (i) Sabre Australia Technologies I Pty Limited (ACN 096 308 486), (ii) Sabre Travel Network (Australia) Pty. Limited (ACN 003 696 982), (iii) Sabre UK Marketing Ltd., (iv) Sabre EMEA Marketing Limited, (v) Lux Parent, (vi) Sabre International, (vii) Sabre Finance, (viii) Sabre AS, (ix) Sabre Asia Pacific Pte. Ltd., (x) Sabre Marketing Pte. Ltd., (xi) Sabre Technology Holdings Pte. Ltd., (xii) Sabre Global Technologies Limited, (xiii) Sabre Polska Sp. z.o.o., (xv) Sabre Global Services, S.A., (xvi) Sabre Iceland ehf., and any Sabre’s future direct and indirect subsidiaries in the Guarantor Jurisdictions which will be required to Guarantee the Notes after the Issue Date in accordance with the terms of this Indenture and the Security Documents.

“Sabre GLBL” means Sabre GLBL Inc., a Delaware corporation and an indirect parent of Sabre Financing and the Company.

“Sabre GLBL Exchangeable Notes” means Sabre GLBL’s 7.32% Senior Exchangeable Notes due 2026.

“Sabre GLBL Notes” means, collectively, Sabre GLBL’s (i) 8.625% Senior Secured Notes due 2027, (iii) 11.250% Senior Secured Notes due 2027, (iii) 10.750% Senior Secured Notes due 2029, (iv) 11.125% Senior Secured Notes due 2030, (v) Senior Secured Notes due 2030 being issued in Sabre GLBL’s exchange offer pursuant to the Offering Circular dated November 20, 2025, and any guarantees of any of the foregoing.

“Sabre GLBL Senior Credit Facilities” means the term and revolving credit facilities under the Amended and Restated Credit Agreement, dated as of February 19, 2013, among Sabre GLBL, Sabre Holdings, Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, Deutsche Bank, AG New York Branch, as an L/C Issuer, and the lenders party thereto in their capacities as lenders thereunder, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures, guarantees, credit facilities or commercial paper facilities that replace, refund, exchange or refinance (or successively replace, refund, exchange or refinance) any part of the loans, notes, guarantees, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture (or successive replacement, refunding, exchange or refinancing facility or indenture) that increases the amount borrowable thereunder or alters the maturity thereof; provided that such increase in borrowings is permitted under the Sabre GLBL Notes.

“Sabre Holdings” means Sabre Holdings Corporation, a Delaware corporation and an indirect parent of Sabre Financing and the Company.

“Sabre International” means Sabre International (Luxembourg) S.à r.l., a private limited liability company (société à responsabilité) organised and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 28, Boulevard F.W. Raiffeisen, L-2411 Luxembourg, Grand Duchy of Luxembourg and being registered with the RCS under number B125396.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing a Restricted Party of any real or tangible personal property, which property has been or is to be sold or transferred by such Restricted Party to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of a Restricted Party secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means the accounts receivable, royalty or other revenue streams and other rights to payment subject to a Qualified Securitization Financing and the proceeds thereof.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by a Restricted Party pursuant to which such Restricted Party may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by a Restricted Party) or (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets of such Restricted Party, and any assets related thereto, including all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a Standard Securitization Undertaking, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a Subsidiary of a Restricted Party (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Restricted Party or any Subsidiary thereof makes an Investment and to which the Restricted Party or any Subsidiary thereof transfers Securitization Assets and related assets) that engages in no activities other than in connection with the financing of Securitization Assets of the Restricted Party or its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by a Restricted Party, other than another Securitization Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates a Restricted Party, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of a Restricted Party, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which none of the Restricted Parties, other than another Securitization Subsidiary, has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to such Restricted Party or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the applicable Restricted Party and (c) to which none of the Restricted Parties, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Security Agreement” means the Pledge and Security Agreement, dated as of the Issue Date, by and among the Company, Sabre Financing, the Guarantors party thereto and the Collateral Agent.

“Security Documents” means collectively, the Security Agreement, any security agreement, any intellectual property security agreements, any mortgages, any security agreement supplements, the Foreign Security Documents and each other agreement, instrument or other document entered into in favor of the Collateral Agent for purposes of securing the Notes Obligations.

“Senior Indebtedness” means Indebtedness of a Restricted Party unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Guarantee.

“Significant Subsidiary” means any Restricted Party that, were it and all the other Restricted Parties each a Subsidiary of Sabre Financing, would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means (1) any business conducted or proposed to be conducted by a Restricted Party on the Issue Date or (2) any business or other activities that are reasonably similar, incidental, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which a Restricted Party were engaged on the Issue Date.

“Specified Transaction” means, with respect to any Person:

(a) any Investment that results in a Person becoming a Restricted Subsidiary of such Person;

(b) any designation by such Person of any Subsidiary to be an Unrestricted Subsidiary of such Person or of an Unrestricted Subsidiary to be a Restricted Subsidiary of such Person, in each case, in accordance with this Indenture;

(c) any issuance or disposition by such Person or any of its Restricted Subsidiaries of Equity Interests such that any of such Person’s Restricted Subsidiaries ceases to be a Restricted Subsidiary;

(d) any acquisition or disposition by such Person or any of its Restricted Subsidiaries of property or assets constituting a business unit, line of business or division from or to any Person other than such Person or any of its Restricted Subsidiaries (each, a “Permitted Acquisition”);

(e) any merger, consolidation or amalgamation involving such Person or any of its Restricted Subsidiaries (other than with or into such Person or any of its Restricted Subsidiaries); or

(f) any closure of a business unit, line of business or division by such Person or any of its Restricted Subsidiaries.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Party of the Company in a Securitization Financing.

“Subordinated Indebtedness” means, with respect to the Notes,

(1) any Indebtedness of the Company which is by its terms subordinated in right of payment to the Notes; and

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsequent Equity Offering” means any public or private sale of common stock or Preferred Stock of Sabre GLBL or any of its direct or indirect parent companies (excluding Disqualified Stock (as defined under the Intercompany Loan)), other than:

(1) public offerings with respect to Sabre GLBL’s or any direct or indirect parent company’s common stock registered on Form S-4 or Form S-8;

(2) issuances to any Subsidiary of Sabre GLBL;

(3) any such public or private sale that constitutes an Excluded Contribution (as defined under the Intercompany Loan) or a Contributed Holdings Investment (as defined in the Intercompany Loan); and

(4) offerings or issuances by Sabre GLBL or any of its direct or indirect parent companies (to the extent the net cash proceeds thereof are contributed to the common equity capital of Sabre GLBL or used to purchase Capital Stock (other than Disqualified Stock) (in each case, as defined under the Intercompany Loan) of Sabre GLBL from it, whether or not such subsequent contribution or purchase occurs prior to or after the Issue Date) pursuant to agreements entered into prior to the Issue Date.

“Subsidiary” means, with respect to any Person, a corporation, partnership, joint venture, limited liability company or other business entity (excluding, for the avoidance of doubt, charitable foundations) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Total Assets” means the total assets of the Restricted Group, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheets of such persons as may be expressly stated.

“Transaction Expenses” means any fees or expenses incurred or paid by a Restricted Party in connection with the issuance of the Notes issued on the Issue Date and the use of proceeds therefrom.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury Securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to June 15, 2027; provided that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury Securities adjusted to a constant maturity of one year will be used.

“Treasury Securities” means any investment in obligations issued or guaranteed by the United States government or any agency thereof, in each case, maturing no later than June 15, 2029.

“Trustee” means Wilmington Trust, National Association, in its capacity as trustee under this Indenture, until a successor trustee replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Underlying Debt” means in relation to the Company or any Guarantor and at any time, each obligation (whether present or future, actual or contingent) owing by the Company or such Guarantor to a First Lien Secured Party under this Indenture, the Notes or the Security Documents (including for the avoidance of doubt any change or increase in those obligations pursuant to or in connection with any amendment or supplement or restatement or novation of this Indenture, the Notes or any Security Document, in each case whether or not anticipated as of the date of this Indenture) excluding the Company’s or such Guarantor’s Parallel Debt, as applicable.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company (but not a Subsidiary of Sabre Financing which is not a Subsidiary of the Company), of Lux Parent or of the Polish Guarantor which at the time of determination is an Unrestricted Subsidiary (as designated by the Company, Lux Parent or the Polish Guarantor, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Company, Lux Parent and the Polish Guarantor may designate any of their Subsidiaries (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company, Lux Parent, the Polish Guarantor or any of their respective Subsidiaries (other than solely any Subsidiary of the Subsidiary to be so designated); provided that:

(1) such designation is not prohibited by Section 4.07 hereof; and

(2) each of (a) the Subsidiary to be so designated and (b) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of any Restricted Party except for guarantees by any Restricted Party incurred in accordance with the applicable provisions of this Indenture.

Notwithstanding anything to the contrary, a Restricted Party shall only be permitted to be designated as an Unrestricted Subsidiary (x) if such Restricted Party constitutes or will substantially concurrently constitute an “Unrestricted Subsidiary” under the Intercompany Loan and (y) in connection with the creation of a bona fide joint venture with third parties.

Any such designation by the Company shall be notified by the Company to the Trustee by promptly delivering to the Trustee a copy of the resolution of the board of directors (or a similar governing body) of the Company or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“U.S. Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors (or a similar governing body) of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required by applicable law) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

Section 1.02 Other Definitions.

term	Defined in Section
“Acceptable Commitment”	4.10
“Affiliate Transaction”	4.11
“Asset Sale Offer”	3.09
“Authentication Order”	2.02

“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Payment Date”	4.15
“Covenant Defeasance”	8.03
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Guarantor Coverage Test”	4.16
“incur”	4.09
“Intercompany Actions”	7.10
“Legal Defeasance”	8.02
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“Payment Default”	6.01
“Pari Passu Indebtedness”	3.09
“Post-Closing Assumption Date”	4.17
“Purchase Date”	3.09
“Refinancing Indebtedness”	4.09
“Refunding Capital Stock”	4.07
“Registrar”	2.03
“Restricted Group”	4.16
“Restricted Payments”	4.07
“Second Commitment”	4.10
“Successor Company”	5.01
“Successor Guarantor”	11.04
“Treasury Capital Stock”	4.07

Section 1.03 Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) “including” is not limiting;

(5) words in the singular include the plural, and in the plural include the singular;

(6) “will” shall be interpreted to express a command;

(7) provisions apply to successive events and transactions; and

(8) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

Section 1.04 Luxembourg Terms

In each Security Document, where it relates to a person (i) incorporated, (ii) established, (iii) constituted or (iv) formed in Luxembourg, a reference to:

(a) director, manager or officer includes a gérant or an administrateur;

(b) a winding-up, administration, reorganisation, liquidation, insolvency or dissolution, administration or reorganisation, composition, compromise, assignment or arrangement includes, without limitation, bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), administrative dissolution without liquidation procedure (procédure de dissolution administrative sans liquidation), amicable (out-of-court) reorganisation proceedings (including any request to appoint a conciliator) or judicial reorganisation proceedings (including by way of mutual or collective agreement or transfer of assets or activities by court order) within the meaning of the Luxembourg law of 7 August 2023 on business continuity, restructuring and the modernisation of the bankruptcy regime (the “2023 Law”), moratorium or reprieve from payment (sursis de paiement), general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally;

(c) an agent includes, without limitation, a mandataire;

(d) an attachment includes a saisie;

(e) a liquidator, administrative receiver, trustee in bankruptcy, trustee, custodian, sequestrator, conservator, compulsory manager, receiver, administrator or similar officer includes, without any limitation, any:

1. juge-commissaire and/or insolvency receiver (curateur) appointed under the Luxembourg act of 10 August 1915 on commercial companies as amended;

2. liquidateur appointed under Articles 1100-1 to 1100-15 (inclusive) of the Luxembourg act of 10 August 1915 on commercial companies, as amended;

3. juge-commissaire and/or liquidateur appointed under Article 1200-1 of the Luxembourg act of 10 August 1915 on commercial companies, as amended;

4. commissaire appointed under the Grand-Ducal decree of 24 May 1935 on the controlled management regime or under Articles 593 to 614 (inclusive) of the Luxembourg Commercial Code; and

5. Juge délégué appointed under the Luxembourg act of 14 April 1886 on the composition to avoid bankruptcy, as amended; and

6. conciliateur d’entreprise, mandataire ad hoc, mandataire de justice, juge délégué or administrateur provisoire, curateur or similar officer pursuant to any voluntary or judicial insolvency, winding up, liquidation or similar proceedings or similar officer appointed under the 2023 Law.

(f) a security, a lien or a security interest includes, without limitation, any hypothèque, nantissement, gage, privilège, accord de transfert de propriété á titre de garantie, gage sur fonds de commerce, mise en pension, droit de retention or sureté réelle and any type of real security (sûreté réelle) or agreement or arrangement having a similar effect whatsoever whether granted or arising by operation of law;

(g) a person being unable to pay its debts or a person admitting inability to pay its debts includes that person being a state of cessation de paiement;

(h) gross negligence means faute lourde and willful misconduct means dol or faute dolosive; and

(i) a set-off includes, for purposes of Luxembourg law, legal set-off;

(j) a guarantee includes any guarantee which is independent from the debt to which it relates and excludes any suretyship (cautionnement) within the meaning of Articles 2011 and seq of the Luxembourg Civil Code;

(k) commencing negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness includes any negotiations with that purpose conducted in order to reach an amicable agreement (accord amiable); and

(l) by-laws or constitutional documents includes its up-to-date (restated) articles of association (statuts coordonnés).

Section 1.05 Australian Terms.

(a) Banking Code of Practice (Australia). The parties agree that the Australian Banking Association Banking Code of Practice does not apply to this Indenture nor the transactions under it.

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibits A1 and A2 hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture, and the Company, the Guarantors, the Trustee and the Collateral Agent, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form will be substantially in the form of Exhibits A1 or A2 hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A1 hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c) Temporary Global Notes. Notes offered and sold in reliance on Regulation S will be issued initially in the form of the Regulation S Temporary Global Note, which will be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Company and authenticated by the Trustee as hereinafter provided. Following the termination of the applicable Restricted Period, the Regulation S Temporary Global Note Legend shall be deemed removed from the Regulation S Temporary Global Note for the Notes, following which temporary beneficial interests in the Regulation S Temporary Global Note shall automatically become beneficial interests in the Regulation S Permanent Global Note of the Notes pursuant to the Applicable Procedures.

The aggregate principal amount of a Regulation S Temporary Global Note for the Notes and a Regulation S Permanent Global Note of the Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and/or the Paying Agent and the Depositary or their respective nominees, as the case may be, in connection with transfers of interest as hereinafter provided.

(d) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Note that are held by Participants through Euroclear or Clearstream.

Section 2.02 Execution and Authentication.

At least one Officer must sign the Notes on behalf of the Company by manual, electronic or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order of the Company signed by an Officer (an “Authentication Order”), authenticate Notes for original issue that may be validly issued under this Indenture. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Company pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03 Registrar and Paying Agent.

The Company will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

Section 2.04 Paying Agent to Hold Money in Trust.

The Company will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium on, if any, or interest, if any, on, the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary of the Company) will have no further liability for the money. If the Company or a Subsidiary of the Company acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee will serve as Paying Agent for the Notes.

Section 2.05 Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Company will furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes.

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Definitive Notes if:

(1) the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 120 days after the date of such notice from the Depositary;

(2) the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; provided that in no event shall the Regulation S Temporary Global Note be exchanged by the Company for Definitive Notes prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act.

Beneficial interests in Global Notes may be exchanged in whole or in part for Definitive Notes upon request of the Holders if there has occurred and is continuing an Event of Default with respect to the Notes.

Upon the occurrence of either of the events in clauses (1) or (2) of this Section 2.06(a), Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a). However, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) hereof, the transferor of such beneficial interest must deliver to the Registrar either:

(A) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in clause (1) above;

provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903 under the Securities Act.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(g) hereof.

(3) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) hereof and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Temporary Global Note or the Regulation S Permanent Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(4) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) hereof and the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (4), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2) Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(1)(A) and (C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(3) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (3), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(4) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Unrestricted Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Company will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clauses (B), (D), (E) or (F) above, the 144A Global Note, and in the case of clause (C) above, the Regulation S Global Note.

(2) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(B) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (2), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (2) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Company will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(2) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(B) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (2), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THE NOTES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OF, U.S. PERSONS, EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER (1) REPRESENTS THAT (A) IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, OR (B) IT IS NOT A U.S. PERSON (WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT), IS NOT ACQUIRING THIS SECURITY FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES FOR THE BENEFIT OF SABRE FINANCIAL BORROWER, LLC (THE “COMPANY”) THAT PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY),] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ISSUE DATE HEREOF AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], IT WILL NOT OFFER, SELL PLEDGE OR OTHERWISE TRANSFER THIS NOTE OR ANY BENEFICIAL INTEREST HEREIN, EXCEPT IN ACCORDANCE WITH THE SECURITIES ACT AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND ONLY (A) TO SABRE FINANCING HOLDINGS LLC, SABRE FINANCIAL BORROWER, LLC OR ANY WHOLLY-OWNED SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, (C) IN THE UNITED STATES, SO LONG AS THE NEW NOTES

REMAIN ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON WHO IT REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER ACQUIRING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ONE OR MORE OTHER QUALIFIED INSTITUTIONAL BUYERS IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A AND TO WHOM NOTICE IS GIVEN THAT SUCH RESALE, PLEDGE OR TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE) OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH (2)(E) ABOVE, THE COMPANY RESERVES THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY RULE 144 EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(3), (c)(4), (d)(2), (d)(3), (e)(2), or (e)(3) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(2) Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK)

(“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(3) Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note will bear a legend in substantially the following form:

“THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR DEFINITIVE NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN). THIS LEGEND WILL BE DEEMED REMOVED AFTER THE EXPIRATION OF FORTY DAYS FROM THE LATER OF (i) THE DATE ON WHICH THESE NOTES WERE FIRST OFFERED AND (ii) THE DATE OF ISSUE OF THESE NOTES.”

(g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2) No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.15 and 9.05 hereof).

(3) The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5) Neither the Registrar nor the Company will be required:

(A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before mailing of a notice of redemption of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of such mailing;

(B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary. Members of, or participants in, DTC shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC or by the Custodian as the custodian of DTC or under such Global Note, and DTC may be treated by the Issuer, the Trustee, the Collateral Agent and any agent of the Issuer, the Trustee or the Collateral Agent as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee, the Collateral Agent or any agent of the Issuer, the Trustee or the Collateral Agent from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its participants, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(7) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(8) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(9) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(10) Neither the Trustee nor any Agent shall have any responsibility or liability for any actions taken or not taken by the Depositary. The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in, DTC or other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Trustee may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

(11) In connection with any proposed transfer or exchange of Definitive Notes, the Holder that is the transferor of the Note and the Company, to the extent that the information is reasonably available to the Company, shall use commercially reasonably efforts to provide the Trustee with all information as is reasonably requested by the Trustee and necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Section 6045 of the Code. The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

Section 2.07 Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement note if the Trustee’s requirements are met. An indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note, including Trustee’s expenses.

Every replacement note is an additional obligation of the Company and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note; however, Notes held by the Company or an Affiliate of the Company shall not be deemed to be outstanding for purposes of Section 3.07(a) hereof.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a Redemption Date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in conclusively relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned will be so disregarded.

Section 2.10 Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Company will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11 Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will dispose of canceled Notes (subject to the record retention requirements of the Exchange Act) in accordance with its customary procedures. Certification of the disposition of all canceled Notes will be delivered to the Company upon its written request. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Company will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13 CUSIP Numbers and ISINs.

The Company in issuing the Notes may use “CUSIP” numbers and ISINs (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers and ISINs in notices of redemption as a convenience to Holders; provided that the Trustee shall have no liability for any defect in the “CUSIP” numbers or ISINs as they appear on any Note, notice or elsewhere, and, provided further that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Securities or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee in writing of any change in the “CUSIP” numbers or ISINs.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least 10 days but not more than 60 days before a Redemption Date, an Officer’s Certificate setting forth:

(1) the clause of this Indenture pursuant to which the redemption shall occur;

(2) the Redemption Date;

(3) the principal amount of Notes to be redeemed; and

(4) the redemption price.

Section 3.02 Selection of Notes to Be Redeemed or Purchased.

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee will select Notes for redemption or purchase (1) in compliance with customary DTC procedures or (2) by lot or on a pro rata basis or by such other method as most nearly approximates a pro rata basis subject to customary DTC procedures.

If any Notes are listed on an exchange, and the rules of such exchange so require, the Company will notify the exchange of any such notice of redemption. In addition, the Company will notify the exchange of the principal amount of any Notes outstanding following any partial redemption of Notes.

In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 10 nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase.

The Trustee will promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03 Notice of Redemption.

Subject to the provisions of Section 3.09 hereof, at least 10 days but not more than 60 days before a Redemption Date, the Company will mail or cause to be mailed, by first class mail or otherwise in accordance with the procedures of the Depositary, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 12 hereof.

The notice will identify the Notes to be redeemed and will state:

(1) the Redemption Date;

(2) the redemption price;

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at its expense.

Section 3.04 Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become due and payable on the Redemption Date at the redemption price, subject to the following sentence. Notice of any redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, without limitation, the consummation of an incurrence or issuance of debt or equity or a Change of Control.

Section 3.05 Deposit of Redemption Price.

One Business Day prior to the redemption date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued interest, if any, on all Notes to be redeemed on that date. The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of and accrued interest, if any, on all Notes to be redeemed.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest will cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption is not so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06 Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Company will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.

Section 3.07 Optional Redemption.

(a) At any time prior to June 15, 2027, the Company may redeem all or a part of the Notes, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, plus accrued and unpaid interest, if any, on the Notes redeemed, to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

(b) At any time, in connection with any tender offer or other offer to purchase any series of Notes (including pursuant to a Change of Control Offer or Asset Sale Offer), if not less than 90% in aggregate principal amount of the outstanding Notes of such series validly tender and do not withdraw such Notes in such offer, all of the holders of such series of Notes will be deemed to have consented to such tender or other offer and accordingly, the Company or any third party purchasing or acquiring the Notes in lieu of the Company will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 60 days following such purchase, to redeem all Notes of such series that remain outstanding following such purchase at a price equal to the price paid to holders in such purchase, plus accrued and unpaid interest, if any, on such Notes to, but excluding, the Redemption Date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the Redemption Date).

(c) At any time and from time to time on or prior to June 15, 2027, the Company may redeem in the aggregate up to 40% of the original aggregate principal amount of the Notes with the net cash proceeds of one or more Subsequent Equity Offerings (1) by Sabre GLBL or (2) by any direct or indirect parent of Sabre GLBL to the extent the net cash proceeds thereof are contributed to the common equity capital of Sabre GLBL or used to purchase Capital Stock (other than Disqualified Stock) (in each case, as defined in the Intercompany Loan) of Sabre GLBL from it, at a redemption price (expressed as a percentage of principal amount thereof) of 111.125%, plus accrued and unpaid interest to, but excluding, the Redemption Date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that

(1) at least 50% of the original aggregate principal amount of the Notes must remain outstanding after each such redemption; and

(2) that such redemption shall occur within 180 days after the date on which any such Subsequent Equity Offering is consummated upon not less than ten nor more than 60 days’ notice mailed by first-class mail to each holder of Notes being redeemed and otherwise in accordance with the procedures set forth in this Indenture.

(d) Except pursuant to the preceding paragraphs (a) through (c), the Notes will not be redeemable at the Company’s option prior to June 15, 2027.

(e) On and after June 15, 2027, the Company may, at its option, on one or more occasions, redeem all or a portion of the Notes at redemption prices (expressed as percentages of the aggregate principal amount thereof) set forth below, plus accrued and unpaid interest, if any, on the Notes redeemed, to, but excluding, the Redemption Date, if redeemed during the 12-month period beginning on June 15 of the years indicated below:

Year	Percentage
2027	105.563%
2028 and thereafter	100.000%

(f) If the Company receives any voluntary or mandatory prepayment of principal under the Intercompany Loan, the Company shall retain such amount and promptly use such amount to redeem the maximum principal amount of Notes that can be redeemed with such amount (after taking into account accrued and unpaid interest and any applicable redemption premium required to be paid in connection therewith).

(g) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

(h) Notice of any redemption (including with net cash proceeds of a Subsequent Equity Offering) may, at the Company’s discretion, be subject to one or more conditions precedent, including, without limitation, the consummation of an incurrence or issuance of debt or equity or a Change of Control. If any Notes are listed on an exchange, and the rules of such exchange so require, the Company will notify the exchange of any such notice of redemption. In addition, the Company will notify the exchange of the principal amount of any Notes outstanding following any partial redemption of Notes. If any condition precedent has not been satisfied, the Company shall, provide written notice to the Trustee and Holders by 10 A.M., New York City time, on the Redemption Date, stating that such condition has not been satisfied, the notice of redemption is rescinded or delayed and the redemption shall not occur or shall be delayed.

Section 3.08 Mandatory Redemption.

The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase Notes as described under Sections 4.10 and 4.15 hereof. The Company may at any time and from time to time purchase Notes in the open market or otherwise.

Section 3.09 Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.10 hereof, the Company is required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it will follow the procedures specified below.

The Asset Sale Offer shall be made to all Holders and if required by the terms of any Indebtedness that is pari passu in right of payment with the Notes (“Pari Passu Indebtedness”) to the Holders of such Pari Passu Indebtedness. The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Company will apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and such Pari Passu Indebtedness (on a pro rata basis based on the principal amount of Notes and such Pari Passu Indebtedness surrendered, if applicable) or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

Upon the commencement of an Asset Sale Offer, the Company will send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:

(1) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer will remain open;

(2) the Offer Amount, the purchase price and the Purchase Date;

(3) that any Note not tendered or accepted for payment will continue to accrue interest;

(4) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest after the Purchase Date;

(5) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in denominations of $2,000 or an integral multiple of $1,000 in excess thereof;

(6) that Holders electing to have Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(7) that Holders will be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8) that, if the aggregate principal amount of Notes and Pari Passu Indebtedness surrendered by holders thereof exceeds the Offer Amount, the Company will select the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such Pari Passu Indebtedness surrendered (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased); and

(9) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09. The Company, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon written request from the Company, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Sale Offer on the Purchase Date.

Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Notes.

The Company will pay or cause to be paid the principal of, premium on, if any, and interest, if any, on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest, if any, will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest, if any, then due.

The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, if any (without regard to any applicable grace period), at the same rate to the extent lawful.

Section 4.02 Maintenance of Office or Agency.

The Company will maintain in the contiguous United States, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee; provided that no office of the Trustee shall be an office or agency of the Company or any Guarantor for purpose of service of legal process on the Company or any Guarantor.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Company of its obligation to maintain an office or agency in the contiguous United States for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03 hereof.

Section 4.03 Reports and Other Information.

(a) So long as any Notes are outstanding, unless Sabre Holdings is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise complies with such reporting requirements, the Company will furnish without cost to the Trustee:

(1) within 90 days after the end of each fiscal year of Sabre Holdings (commencing with the fiscal year ending December 31, 2025):

(w)

audited year-end consolidated financial statements of Sabre Holdings and its Subsidiaries, including balance sheets, statements of operations and statements of cash flows, prepared in accordance with GAAP;

(x)

a discussion and analysis in reasonable detail of Sabre Holdings’ consolidated results of operations for the period referred to in clause (1)(w) of this Section 4.03(a) and the most recent comparable prior period and liquidity and capital resources;

(y)	a presentation of EBITDA of Sabre Holdings derived from such financial statements referred to in clause (1)(w) of this Section 4.03(a); and

(z)

all pro forma and historical information in respect of any significant transaction (as determined in accordance with Rule 3-05 of Regulation S-X under the Securities Act) consummated more than 75 days prior to the date such information is furnished to the extent not previously provided and for the time periods for which such financial information would be required (if Sabre Holdings were subject to the filing requirements of the Exchange Act) in a filing on Form 8-K with the SEC at such time;

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Sabre Holdings (commencing with the fiscal quarter ending March 31, 2026):

(w)

unaudited quarterly consolidated financial statements of Sabre Holdings and its Subsidiaries, including balance sheets, statements of operations and statements of cash flows, prepared in accordance with GAAP, subject to normal year-end adjustments;

(x)

a discussion and analysis in reasonable detail of the consolidated results of operations of Sabre Holdings for the period referred to in clause (2)(w) of this Section 4.03(a) and the most recent comparable prior period and liquidity and capital resources;

(y)	a presentation of EBITDA of Sabre Holdings derived from such financial statements referred to in clause (2)(w) of this Section 4.03(a); and

(z)

all pro forma and historical financial information in respect of any significant transaction (as determined in accordance with Rule 3-05 of Regulation S-X under the Securities Act) consummated more than 75 days prior to the date such information is furnished to the extent not previously provided and for the time periods such financial information would be required (if Sabre Holdings were subject to the filing requirements of the Exchange Act) in a filing on Form 8-K with the SEC at such time; and

(3) within five Business Days following the occurrence of any of the following events, a description in reasonable detail of such event: (i) any change in the executive officers or directors of Sabre Holdings, (ii) any incurrence of any material long-term debt obligation or capital lease obligation (each as defined in Item 303 of Regulation S-K under the Securities Act) of or relating to Sabre Holdings or any of its Subsidiaries, (iii) the acceleration of any material Indebtedness of Sabre Holdings or any of its Subsidiaries, (iv) any issuance or sale by Sabre Holdings of Equity Interests of Sabre Holdings (excluding any issuance or sale pursuant to any stock option or similar compensation plan in the ordinary course of business), (v) the entry into of any agreement by Sabre Holdings or any of its Subsidiaries relating to a transaction that has resulted or may result in a Change of Control (as defined under this Indenture, or under the Intercompany Loan), (vi) any resignation or termination of the independent accountants of Sabre Holdings or any engagement of any new independent accountants of Sabre Holdings, (vii) any determination by Sabre Holdings or the receipt of advice or notice by Sabre Holdings from its independent accountants, in either case, relating to non-reliance on previously issued financial statements, a related audit opinion or a completed interim review and (viii) the completion by Sabre Holdings or any of its Subsidiaries of the acquisition or disposition of a significant amount of assets, otherwise than in the ordinary course of business, in the case of each of clauses (i) through (viii), only to the extent any such event would be required to be reported by a company subject to reporting under Section 13 or 15(d) of the Exchange Act on Form 8-K.

For purposes of the references to Rule 3-05 of Regulation S-X in clauses (1)(z) and (2)(z) of this Section 4.03(a) and notwithstanding any contrary provisions of such Rule 3-05, Sabre Holdings may elect to determine whether pro forma and historical financial information is required, and the time periods, if any, therefor, with reference to the proportion of the total EBITDA of Sabre Holdings and its Subsidiaries attributable to the relevant acquired business or businesses in lieu of using the conditions specified in Rule 1- 02(w) of Regulation S-X. For the avoidance of doubt, this covenant shall not require the provision of any information required by Rules 3-09, 3-10 or 3-16 of Regulation S-X under the Securities Act.

(b) Sabre Holdings shall provide S&P and Moody’s (and their respective successors) with information on a periodic basis as S&P or Moody’s, as the case may be, shall reasonably require in order to maintain public ratings of the Notes. In addition, Sabre Holdings has agreed that, for so long as any Notes remain outstanding and Sabre Holdings is not subject to reporting under Section 13 or 15(d) of the Exchange Act, it will furnish to the Holders and to securities analysts and prospective investors that certify that they are qualified institutional buyers, upon their request, the information, to the extent not previously satisfied, required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(c) Sabre Holdings will make the reports and other information required by Section 4.03(a) hereof not filed with the SEC available to any Holder or beneficial owner of the Notes, any prospective investor in the Notes that certifies that it is a qualified institutional buyer or non-U.S. person, any securities analyst or any market maker affiliated with any Initial Purchaser by posting them on its website or Intralinks or any comparable password-protected online system; provided that Sabre Holdings will not be required to make available any password or other login information to any such person unless it establishes its qualification as such to the reasonable satisfaction of Sabre Holdings. The Trustee shall have no obligation whatsoever to determine whether or not such reports and other information have been posted.

(d) Within 15 Business Days of furnishing the information specified in clauses (1) and (2) of Section 4.03(a) hereof to the Trustee, Sabre Holdings will hold a conference call for Holders, prospective investors in the Notes that certify that they are qualified institutional buyers, securities analysts or any market maker affiliated with any Initial Purchaser to discuss the results of operations for the relevant period, following advance notice to such parties by commercially reasonable means expected to reach them (which may be by posting such notice on its website or Intralinks or any comparable password-protected online system; provided that the Trustee shall have no responsibility whatsoever to determine whether any such posting has occurred).

(e) In addition, the Company will include in its annual and quarterly disclosures set forth under Section 4.03(a)(1) and (2) hereof (or otherwise provide subject to the same deadlines) such financial information relating to the assets, liabilities, indebtedness, revenues and EBITDA of the Restricted Group as is consistent with that included in the Company’s Offering Memorandum, dated November 20, 2025, relating to the offering of the Notes.

(f) In addition, if at any time (i) any direct or indirect parent company of Sabre Holdings becomes a guarantor of the Indebtedness of Sabre GLBL or Sabre Holdings (there being no obligation of any such parent company to do so) or (ii) Sabre Corporation (or a successor thereto) is the direct or indirect parent company of Sabre Holdings, then, in each case, the reports, information and other documents required to be furnished to Holders of the Notes, and actions required to be taken, pursuant to this covenant may, at the option of the Company, be furnished by and be those of, or taken by, as the case may be, such parent or Sabre Corporation (or its successor), as applicable, rather than Sabre Holdings; provided that in the case of (i) and (ii) above, a reasonably detailed description of any material differences between Sabre Corporation’s financial information and Sabre Holdings’ financial information will be provided within five Business Days after the furnishing of each annual and quarterly report pursuant to this covenant. Any report required to be furnished under this covenant will be deemed furnished upon public filing with the SEC; provided that the Trustee shall have no responsibility whatsoever to determine whether any such filing has occurred.

(g) Notwithstanding anything herein to the contrary, Sabre Holdings will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (3) of Section 6.01 hereof until 90 days after the date any report hereunder is due.

(h) The delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates), nor shall the Trustee have any responsibility or liability for the content, filing or timeliness of any report required under this Section 4.03 or any other reports, information and documents required under this Indenture (aside from any report that is expressly the responsibility of the Trustee subject to the terms hereof).

Section 4.04 Compliance Certificate.

(a) The Company and each Guarantor shall deliver to the Trustee, within 120 days after the end of each fiscal year (commencing with the fiscal year ending December 31, 2026), an Officer’s Certificate from the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Restricted Parties during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture and the Security Documents, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and the Security Documents, and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture or the Security Documents (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto).

(b) So long as any of the Notes are outstanding, the Company will deliver to the Trustee, within five Business Days of any Officer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.05 Taxes.

The Restricted Parties will pay or discharge, and will cause each of their respective Subsidiaries to pay or discharge, prior to delinquency, all material taxes, lawful assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06 Stay, Extension and Usury Laws.

The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants (to the extent it may lawfully do so) that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Limitation on Restricted Payments.

(a) The Restricted Parties will not, and will not permit any of their respective Restricted Subsidiaries to, directly or indirectly:

(I) declare or pay any dividend or make any payment or distribution on account of the Restricted Parties’ Equity Interests, including any dividend or distribution payable in connection with any merger, amalgamation or consolidation other than:

(A) dividends or distributions by Sabre Financing, the Polish Guarantor or Lux Parent payable solely in its Equity Interests (other than Disqualified Stock); or

(B) dividends or distributions by a Restricted Party, other than Sabre Financing, the Polish Guarantor or Lux Parent, so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Party other than a Wholly-Owned Subsidiary of Sabre Financing, the Polish Guarantor or Lux Parent, the Restricted Party receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of Sabre Financing, the Polish Guarantor or Lux Parent or any direct or indirect parent company of Sabre Financing, the Polish Guarantor or Lux Parent, including in connection with any merger, amalgamation or consolidation;

(III) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(A) Indebtedness permitted under clauses (7) and (8) of Section 4.09(b) hereof; or

(B) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(IV) make any Restricted Investment;

(all such payments and other actions set forth in clauses (I) through (IV) above being collectively referred to as “Restricted Payments”).

(b) The limitations of Section 4.07(a) hereof will not prohibit:

(1) the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of this Indenture;

(2) (a) the redemption, repurchase, retirement or other acquisition of any (i) Equity Interests (“Treasury Capital Stock”) of the Restricted Parties or Subordinated Indebtedness of the Company or any Guarantor or (ii) Equity Interests of any direct or indirect parent company of Sabre Financing, the Polish Guarantor or Lux Parent, in the case of each of clause (i) and (ii), in exchange for, or out of the proceeds of the substantially concurrent sale (other than to any Restricted Party) of, Equity Interests of Sabre Financing, the Polish Guarantor or Lux Parent or any direct or indirect parent company of Sabre Financing, the Polish Guarantor or Lux Parent to the extent contributed to the capital of any Restricted Party (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”),

(b) the declaration and payment of dividends on the Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to any Restricted Party) of Refunding Capital Stock, and

(c) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Company) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the defeasance, redemption, repurchase, exchange or other acquisition or retirement of (i) Subordinated Indebtedness of the Company or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Subordinated Indebtedness of the Company or a Guarantor or (ii) Disqualified Stock of the Company or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of the Company or a Guarantor, that, in each case, is incurred in compliance with Section 4.09 hereof so long as:

(a) the principal amount (or accreted value, if applicable) of such new Subordinated Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired for value, plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired, defeasance costs and any fees and expenses incurred in connection with the issuance of such new Subordinated Indebtedness or Disqualified Stock;

(b) such new Subordinated Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so defeased, redeemed, repurchased, exchanged, acquired or retired;

(c) such new Subordinated Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired;

(d) such new Subordinated Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired; and

(e) (i) if the Subordinated Indebtedness being so defeased, redeemed, repurchased, exchanged, acquired or retired is not secured by any Liens, such new Subordinated Indebtedness is not secured by any Liens, and (ii) if the Subordinated Indebtedness being so defeased, redeemed, repurchased, exchanged, acquired or retired is secured by any Liens, the Liens securing such new Subordinated Indebtedness have the same priority as, and are limited to the same property and assets (including additional future assets and proceeds) subject to, the Liens securing such Subordinated Indebtedness being so defeased, redeemed, repurchased, exchanged, acquired or retired;

(4) the Restricted Parties may pay (or make Restricted Payments to allow any direct or indirect parent company thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Sabre GLBL (or of any such direct or indirect parent company of Sabre GLBL) or another Restricted Party held by any future, present or former employee, director, consultant or distributor (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of any Restricted Party or any of its Subsidiaries so long as such purchase is pursuant to and in accordance with the terms of any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement and including, for the avoidance of doubt, any principal and interest payable on any notes issued by the applicable Restricted Party or any direct or indirect parent company of the applicable Restricted Party in connection with such repurchase, retirement or other acquisition) with any employee, director, consultant or distributor of the applicable Restricted Party (or any direct or indirect parent company of the applicable Restricted Party) or any of its Subsidiaries; provided that cancellation of Indebtedness owing to the applicable Restricted Party from any future, present or former employees, directors, officers, managers or consultants of the applicable Restricted Party (or their respective Controlled Investment Affiliates or Immediate Family Members), any direct or indirect parent company of the applicable Restricted Party in connection with a repurchase of Equity Interests of the applicable Restricted Party or any of the applicable Restricted Party’s direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Indenture;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Sabre Financing, the Polish Guarantor or Lux Parent or any class or series of Preferred Stock of any Restricted Party issued in accordance with Section 4.09 hereof;

(6) (a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Restricted Parties after the Issue Date; or

(b) the declaration and payment of dividends to any direct or indirect parent company of Sabre Financing, the Polish Guarantor or Lux Parent, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent company issued after the Issue Date; provided that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the capital of the Sabre Financing, the Polish Guarantor or Lux Parent from the sale of such Designated Preferred Stock;

(7) Restricted Payments made by any Restricted Party to any of its Affiliates (a) in the ordinary course of its business, (b) in connection with intercompany cash management or similar arrangements or (c) in connection with any Permitted Reorganization;

(8) payments made or expected to be made by the Restricted Parties in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) and any repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or required withholding or similar taxes;

(9) distributions of the proceeds of any Asset Sale (which are not reinvested in the Restricted Group) to any direct or indirect parent company of the Company, which proceeds are required to be applied to the repayment of indebtedness of Sabre GLBL in accordance with the terms thereof;

(10) Restricted Payments that are made with Excluded Contributions;

(11) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11) not to exceed $20,000,000;

(12) distributions or payments of Securitization Fees;

(13) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to provisions similar to those described under Section 4.10 and Section 4.15 hereof; provided that a Change of Control Offer or Asset Sale Offer, as applicable, have been made and all Notes validly tendered by Holders in connection with such Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed, acquired or retired for value;

(14) the declaration and payment of dividends or the payment of other distributions by a Restricted Party to, or the making of loans or advances to, any of their respective direct or indirect parent companies in amounts required for any direct or indirect parent companies to pay, in each case without duplication:

(a) franchise and excise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(b) tax liability to each foreign, federal, state or local jurisdiction in respect of consolidated, combined, unitary or affiliated returns (including in respect of disregarded entities) for such jurisdiction of any direct or indirect parent company of the applicable Restricted Party attributable to such Restricted Party or its Subsidiaries determined as if such Restricted Party and its Subsidiaries filed separately;

(c) customary salary, bonus and other benefits payable to employees, directors, officers and managers of any direct or indirect parent company of the Restricted Party to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Restricted Party and its Restricted Subsidiaries;

(d) operating costs and expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, attributable to the ownership or operations of the Restricted Party and its Subsidiaries;

(e) fees and expenses other than to Affiliates of the Company related to any equity or debt offering of such parent company (whether or not successful);

(f) to finance Investments otherwise permitted to be made pursuant to this covenant if made by the Company; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) such direct or indirect parent company shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the capital of one of the Restricted Parties or (2) the merger or amalgamation of the Person formed or acquired into one of the Restricted Parties (to the extent not prohibited by Section 5.01 hereof) in order to consummate such Investment;

(15) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Party by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are Cash Equivalents); and

(16) the Company or any of the Restricted Parties may (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms.

(c) The Restricted Parties will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the penultimate sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Restricted Parties (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments and/or Permitted Investments in an amount determined as set forth in the penultimate sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment and/or Permitted Investment in such amount would be permitted at such time under clause (10) or (11) of Section 4.07(b) hereof, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Indenture.

(d) Notwithstanding anything to the contrary in this Indenture, none of the Sabre Foreign Guarantors nor any of their Subsidiaries may transfer (through an Investment, disposition, Restricted Payment or otherwise) or exclusively license intellectual property material to the business of the Sabre Foreign Guarantors and their Subsidiaries, taken as a whole, to (a) any Unrestricted Subsidiary of a Restricted Party or (b) Sabre GLBL or any of its Subsidiaries that is not a Sabre Foreign Guarantor or any of its Subsidiaries, in any case, for the primary purpose (as determined by the Company in good faith) of obtaining third party financing secured by such intellectual property; provided that this paragraph shall not prohibit the transfers or licenses among Restricted Subsidiaries of Sabre Foreign Guarantors that are not Sabre Foreign Guarantors.

(e) For purposes of determining compliance with the provisions set forth above, in the event that a Restricted Payment or Permitted Investment meets the criteria of more than one of the types of Restricted Payments or Permitted Investments described in the above clauses or the definitions thereof, the Company, in its sole discretion, may order and classify, and from time to time may reorder and reclassify (based on circumstances existing at the time of such reclassification), such Restricted Payment or Permitted Investment if it would have been permitted at the time such Restricted Payment or Permitted Investment was made and at the time of any such reclassification.

Section 4.08 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Restricted Parties will not, and will not permit any of their respective Restricted Subsidiaries that is not a Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Party to:

(1) (a) pay dividends or make any other distributions to the Restricted Parties on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b) pay any Indebtedness owed to the Company or any Restricted Party that is a Guarantor;

(2) make loans or advances to the Company or any Restricted Party that is a Guarantor; or

(3) sell, lease or transfer any of its properties or assets to the Company or any of the Restricted Parties that is not a Guarantor; except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Issue Date, including Hedging Obligations;

(b) this Indenture, the Security Documents, the Notes and the guarantees thereof; (c) purchase money obligations for property acquired in the ordinary course of

(c) business and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(d) applicable law or any applicable rule, regulation or order;

(e) any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Company or any of the Restricted Parties in existence at the time of such acquisition or at the time it merges with or into the Company or any of the Restricted Parties or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries or the property or assets so acquired;

(f) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of a Restricted Party pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(g) Secured Indebtedness otherwise permitted to be incurred pursuant to Section 4.09 and Section 4.12 hereof that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i) other Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred subsequent to the Issue Date pursuant to the provisions of Section 4.09 hereof;

(j) customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

(k) customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(l) restrictions created in connection with any Qualified Securitization Financing that, in the good faith determination of the Company are necessary or advisable to effect such Qualified Securitization Financing;

(m) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which a Restricted Party is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of such Restricted Party that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of such Restricted Party or the assets or property of another Restricted Party;

(n) other Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred subsequent to the Issue Date pursuant to the provisions of Section 4.09 hereof; provided that, in the judgment of the Company, such incurrence will not materially impair the Company’s ability to make payments under the Notes when due;

(o) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of Section 4.08(a) hereof imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (n) of Section 4.08(a) hereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(p) restrictions created in connection with any Securitization Financing that, in the good faith determination of the Company, are necessary or advisable to effect such Securitization Financing; and

(q) any encumbrance or restriction with respect to a Restricted Party or Securitization Subsidiary which was previously an non-Restricted Party pursuant to or by reason of an agreement that it is a party to or entered into before the date on which it became a Restricted Party or Securitization Subsidiary; provided that such agreement was not entered into in anticipation of an non-Restricted Party becoming a Restricted Party or Securitization Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Company or any other Restricted Party other than the assets and property of such Restricted Party or Securitization Subsidiary.

Section 4.09 Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) The Restricted Parties will not, and will not permit any of their respective Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and Sabre Financing, the Polish Guarantor and Lux Parent will not issue any shares of Disqualified Stock and will not permit the Company or any of their respective Restricted Subsidiaries to issue any shares of Disqualified Stock or Preferred Stock.

(b) The provisions of Section 4.09(a) hereof will not apply to:

(1) [reserved];

(2) [reserved];

(3) (i) Indebtedness of a Restricted Party in existence on the Issue Date, including the Notes issued on the Issue Date and (ii) any Guarantees of the Notes (whether on or after the Issue Date);

(4) (i) Indebtedness (including Capitalized Lease Obligations) and Disqualified Stock incurred or issued by the Restricted Parties and Preferred Stock issued by the Company or any Restricted Subsidiary of Sabre Financing, the Polish Guarantor or Lux Parent, to finance the purchase, lease or improvement of property (real or personal), equipment or other assets that in each case are used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and (ii) Indebtedness arising under Capitalized Leases other than those in effect on the Issue Date or entered into pursuant to subclause (i) of this clause (4), in each case of clauses (i), and (ii), incurred in the ordinary course of business, in an aggregate principal amount, together with any refinancing Indebtedness in respect thereof and all other Indebtedness, Disqualified Stock or Preferred Stock incurred or issued and outstanding under this clause (4), not to exceed $10,000,000 at any time outstanding;

(5) Indebtedness incurred by the Restricted Parties constituting reimbursement obligations with respect to letters of credit, bank guarantees, banker’s acceptances, warehouse receipts, or similar instruments issued or created in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6) Indebtedness arising from agreements of the Restricted Parties providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(7) Indebtedness of the Company to a Restricted Party other than the Company; provided that any such Indebtedness owing to a Restricted Party that is not a Guarantor is expressly subordinated in right of payment to the Notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Party ceasing to be a Restricted Party or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Party or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (7);

(8) Indebtedness of a Restricted Party to the Company or another Restricted Party; provided that if a Guarantor incurs such Indebtedness to a Restricted Party that is not a Guarantor, such Indebtedness is expressly subordinated in right of payment to the Guarantee of the Notes of such Guarantor; provided further that any subsequent transfer of any such Indebtedness (except to the Company or another Restricted Party or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (8);

(9) shares of Preferred Stock of a Restricted Party issued to the Company or another Restricted Party; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Party ceasing to be a Restricted Party or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another of its Restricted Party) shall be deemed, in each case, to be an issuance of such shares of Preferred Stock not permitted by this clause (9);

(10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred under this Indenture, exchange rate risk or commodity pricing risk;

(11) obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Restricted Parties or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business;

(12) Indebtedness or Disqualified Stock of the Company and Indebtedness, Disqualified Stock or Preferred Stock of the Company or any other Restricted Party not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12) does not at any one time outstanding exceed $20,000,000;

(13) the incurrence by the Restricted Parties of Indebtedness, the issuance by Restricted Parties of Disqualified Stock or the issuance by the Company or any Restricted Subsidiary of Sabre Financing, the Polish Guarantor or Lux Parent of Preferred Stock which serves to extend, replace, refund, refinance, renew or defease any Indebtedness incurred or Disqualified Stock or Preferred Stock issued as permitted under clauses (3), (4), (12) of this Section 4.09(b) and this clause (13) or any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to so extend, replace, refund, refinance, renew or defease such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay accrued and unpaid interest, dividends on such aforementioned Disqualified Stock or Preferred Stock, premiums (including premiums and consideration in excess of the face amount, in each case in connection with tenders or exchanges), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided that such Refinancing Indebtedness:

(a) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased;

(b) if such Indebtedness is Subordinated Indebtedness or Disqualified Stock, has a final scheduled maturity date equal to or later than the final scheduled maturity date of such Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired;

(c) to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Indebtedness subordinated or pari passu to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu to the Notes or the Guarantee thereof at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively;

(d) if the Indebtedness extended, replaced, refunded, refinanced, renewed or defeased is secured by any Liens, the Liens securing such Indebtedness have the same priority as, and are limited to the same property and assets (including additional future assets and proceeds) subject to, the Liens securing such Indebtedness being so extended, replaced, refunded, refinanced, renewed or defeased; and

(e) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of a Restricted Party that is not a Guarantor that refinances Indebtedness or Disqualified Stock of the Restricted Party;

(ii) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of a Restricted Party that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(iii) Indebtedness or Disqualified Stock of the Company or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Party that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

(14) [reserved];

(15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(16) [reserved];

(17) (a) any guarantee by a Restricted Party of Indebtedness or other obligations of any Restricted Party so long as the incurrence of such Indebtedness incurred by such Restricted Party is permitted under the terms of this Indenture or (b) any guarantee by a Restricted Party of Indebtedness of the Company;

(18) Indebtedness consisting of Indebtedness issued by a Restricted Party to future, present or former employees, directors, officers, managers and consultants thereof, their respective Controlled Investment Affiliates or Immediate Family Members, in each case to finance the purchase or redemption of Equity Interests of the applicable Restricted Party or any direct or indirect parent company of the applicable Restricted Party to the extent described in clause (4) of Section 4.07(b) hereof;

(19) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(20) Indebtedness in respect of Bank Products provided by banks or other financial institutions to the Restricted Parties in the ordinary course of business;

(21) Indebtedness incurred by a Restricted Party in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a recourse basis;

(22) Indebtedness of a Restricted Party consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(23) [reserved];

(24) [reserved];

(25) Indebtedness of a Restricted Party incurred in connection with cash management, netting services, automatic clearinghouse payments, overdraft protection, employee credit card programs and similar and related activities in the ordinary course of business;

(26) Indebtedness of a Restricted Party undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business;

(27) Indebtedness of a Restricted Party to Sabre GLBL and its Subsidiaries (other than any Restricted Party or any of its Subsidiaries), provided that (x) the amount of such loan is first netted against Indebtedness and other Obligations owed by Sabre GLBL and its Subsidiaries (other than any Restricted Party or any of its Subsidiaries) to the Restricted Parties and their respective Subsidiaries, and (y) such intercompany loan is (a) permitted under the Sabre GLBL Notes, the Sabre GLBL Senior Credit Facilities and Sabre GLBL Exchangeable Notes, and (b) subordinated, by its express terms, in right of payment to the Notes or such Sabre Foreign Guarantor’s Guarantee, and such subordination shall permit repayments and prepayments so long as no Event of Default has occurred and is continuing; and

(28) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (1) through (27) of this Section 4.09(b).

(c) For purposes of determining compliance with this Section 4.09:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (28) of Section 4.09(b) hereof, the Company, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the clauses of Section 4.09(b); and

(2) at the time of incurrence or reclassification, the Company will be entitled to divide and classify or reclassify an item of Indebtedness in more than one of the types of Indebtedness described in Section 4.09(a) and Section 4.09(b) hereof.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class will not be deemed to be an incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 4.09.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The Company, Sabre Financing and the Sabre Foreign Guarantors will not, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Company, Sabre Financing or a Sabre Foreign Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Guarantor, as the case may be. This Indenture will not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Indebtedness as subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same Collateral.

Section 4.10 Asset Sales.

(a) Subject to the Specified Asset Sale Limitation (as defined in clause (c)(1) of this Section 4.10), from and after the Issue Date, Sabre Financing, the Company and the Sabre Foreign Guarantors will not, and will not permit any of their respective Restricted Subsidiaries to, consummate an Asset Sale, unless:

(1) the applicable Restricted Party receives consideration at the time of such Asset Sale at least equal to the fair market value (such fair market value to be determined in good faith by the Company, including its board of directors (or a similar governing body) if such fair market value is in excess of $75,000,000, at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the applicable Restricted Party is in the form of Cash Equivalents; provided that the amount of:

(A) any liabilities (as shown on the applicable Restricted Party’s most recent balance sheet or in the footnotes thereto) of the applicable Restricted Party, other than liabilities that are by their terms subordinated to the Notes or that are owed to the applicable Restricted Party, that (x) are assumed by the transferee of any such assets or (y) are otherwise cancelled or terminated in connection with the transaction with such transferee (other than intercompany debt owed to the applicable Restricted Party) and, in each case, for which the applicable Restricted Party has been validly released by all creditors in writing,

(B) any securities, notes or other obligations or assets received by the applicable Restricted Party from such transferee that are converted by the applicable Restricted Party into Cash Equivalents (to the extent of the Cash Equivalents received) within 180 days following the closing of such Asset Sale,

(C) Indebtedness of any Restricted Party that ceases to be a Restricted Party as a result of such Asset Sale (other than intercompany debt owed to the Company or another Restricted Party), to the extent that the Restricted Parties are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Sale, and

(D) any (i) Designated Non-Cash Consideration received by the applicable Restricted Party in such Asset Sale having an aggregate fair market value, as determined by the Company in good faith, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (D)(i) that is at that time outstanding, not to exceed 2.5% of Total Assets at the time of the receipt of such Designated Non-Cash Consideration or (ii) any Investment (not constituting a Permitted Asset Swap) received by the applicable Restricted Party that is treated by the Company as a Restricted Payment under Section 4.07(a) or Section 4.07(b) hereof or a Permitted Investment under clause (8), (13) or (26) of the definition thereof, with the fair market value of each such item of Designated Non-Cash Consideration, Restricted Payment or Permitted Investment being measured pursuant to this clause (D) at the time received and without giving effect to subsequent changes in value, shall be deemed to be Cash Equivalents for purposes of this provision and for no other purpose.

(b) Within 450 days after the receipt of any Net Proceeds of any Asset Sale, the applicable Restricted Party, at its option, may apply the Net Proceeds from such Asset Sale:

(1) to permanently reduce Indebtedness of a Restricted Party that is not a Guarantor, other than Indebtedness owed to the Company or another Restricted Party;

(2) to make Restricted Payments to any of its Affiliates (a) in the ordinary course of its business, (b) in connection with intercompany cash management or similar arrangements or (c) in connection with any Permitted Reorganization;

(3) to make (a) an Investment in any one or more businesses; provided that such Investment in any business is in the form of the acquisition of Capital Stock that results in a Restricted Party owning an amount of the Capital Stock of such business such that it constitutes a Restricted Party or increases the Restricted Parties’ direct or indirect percentage ownership of the Capital Stock of a Restricted Party, (b) capital expenditures or (c) acquisitions of other assets, in the case of each of (a), (b) and (c), used or useful in a Similar Business; provided that the assets (including Capital Stock) acquired with the Net Proceeds of a disposition of Collateral are pledged as Collateral to the extent required under the Security Documents; or

(4) to make an Investment in (a) any one or more businesses; provided that such Investment in any business is in the form of the acquisition of Capital Stock that results in the applicable Restricted Party owning an amount of the Capital Stock of such business such that it constitutes a Restricted Party or increases the Restricted Parties’ direct or indirect percentage ownership of the Capital Stock of a Restricted Party, (b) properties or (c) acquisitions of other assets that, in the case of each of (a), (b) and (c), replace the businesses, properties or assets that are the subject of such Asset Sale; provided that the assets (including Capital Stock) acquired with the Net Proceeds of a disposition of

Collateral are pledged as Collateral to the extent required under the Security Documents; provided that, in the case of clauses (2) and (3) above, a binding commitment entered into not later than such 450th day shall extend the period for such Investment or other payment for an additional 180 days after the end of such 450-day period so long as the applicable Restricted Party enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the applicable Restricted Party enters into another Acceptable Commitment (a “Second Commitment”) within such 180-day period.

(c) Notwithstanding the foregoing:

(1) the Restricted Parties may not consummate any Asset Sale that would result in the sale of assets (in the aggregate since the Issue Date) contributing in excess of 17.5% of EBITDA of the Restricted Group (measured at the time of the consummation of any Asset Sale) to Persons that are not Affiliates of Sabre (the “Specified Asset Sale Limitation”). The Specified Asset Sale Limitation shall not apply to any Permitted Asset Swap or any Asset Sale the proceeds of which are initially reinvested in the Restricted Group; and

(2) to the extent that the terms of any Indebtedness of Sabre GLBL requires that such Indebtedness be prepaid with the Net Proceeds of Asset Sales, the Restricted Parties shall be entitled to distribute the Net Proceeds of any Asset Sale so required to prepay such Indebtedness to Sabre GLBL, which Net Proceeds shall promptly be used to repay such other Indebtedness.

(d) If and to the extent the Intercompany Loan requires Sabre GLBL to offer to prepay any loans thereunder, the Company shall make an offer to all Holders of the Notes (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes that is in an amount equal to at least $2,000 that may be purchased with such Excess Proceeds (as defined in the Intercompany Loan) at an offer price in cash in an amount equal to 100% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest, if any, to, but excluding, the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture and the Intercompany Loan. The Company will commence an Asset Sale Offer with respect to such Excess Proceeds within two Business Days after the date that the corresponding offer is required to be commenced under the Intercompany Loan by delivering the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. The Company may satisfy the foregoing obligations by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant period.

(e) Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds that resulted in the Asset Sale Offer shall be reset to zero.

(f) Pending the final application of any Net Proceeds pursuant to this covenant, the applicable Restricted Party may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise use or invest such Net Proceeds in any manner not prohibited by this Indenture. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture by virtue of such compliance.

The provisions under this Indenture relative to the Company’s obligation to make an offer to repurchase the Notes as a result of an Asset Sale may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

Section 4.11 Transactions with Affiliates.

(a) The Restricted Parties will not, and will not permit any of their respective Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of related transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of such Restricted Party (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10,000,000, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to the Restricted Party than those that would have been obtained in a comparable transaction by the Restricted Party with an unrelated Person on an arm’s-length basis; and

(2) the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $75,000,000, a resolution adopted by the majority of the board of directors (or by a similar governing body) of the Company approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

(b) The provisions of Section 4.11(a) hereof will not apply to the following:

(1) transactions between or among any Restricted Parties or any entity that becomes a Restricted Party as a result of such transaction;

(2) Restricted Payments permitted by the provisions of Section 4.07 hereof and Permitted Investments;

(3) transactions between any Restricted Party to any of its Affiliates (a) in the ordinary course of its business, (b) in connection with intercompany cash management arrangements or (c) in connection with any Permitted Reorganization;

(4) the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided on behalf of or for the benefit of, current or former employees, directors, officers, managers, distributors or consultants of the Restricted Parties (to the extent attributable to the ownership of the Restricted Parties and related activities);

(5) transactions in which the applicable Restricted Party delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to such Restricted Party from a financial point of view or stating that the terms are not materially less favorable to such Restricted Party than those that would have been obtained in a comparable transaction by such Restricted Party with an unrelated Person on an arm’s-length basis;

(6) any agreement as in effect as of the Issue Date, or any amendment thereto or replacement thereof (so long as any such amendment or replacement is not disadvantageous in any material respect, in the good faith judgment of the board of directors (or a similar governing body) of the Company to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(7) the existence of, or the performance by a Restricted Party of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided that the existence of, or the performance by such Restricted Party of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous in any material respect to the Holders or otherwise customary, in the good faith judgment of the board of directors (or a similar governing body) of the Company when taken as a whole;

(8) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture which are fair to the Restricted Parties, in the reasonable determination of the board of directors (or a similar governing body) of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(9) transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of a Restricted Party solely because a Restricted Party owns, directly or indirectly through an Unrestricted Subsidiary, an Equity Interest in or controls such Person;

(10) the issuance of Equity Interests (other than Disqualified Stock) of Sabre Financing, the Polish Guarantor or Lux Parent to any direct or indirect parent company thereof or to any Permitted Holder or to any employee, director, officer, manager, distributor or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Restricted Parties or any of their respective direct or indirect parent companies;

(11) transfers of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Financing;

(12) [reserved];

(13) payments, Indebtedness and Disqualified Stock (and cancellation of any thereof) of the Restricted Parties and Preferred Stock (and cancellation of any thereof) of any of their Restricted Subsidiaries to any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Restricted Party, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) that are, in each case, approved by the board of directors (or a similar governing body) of the Company in good faith;

(14) [reserved];

(15) payments to or from, and transactions with, any joint venture in the ordinary course of business (including, without limitation, any cash management activities related thereto);

(16) (a) tax sharing agreements among one or more of the Restricted Parties, their respective Subsidiaries, their direct or indirect parent and such parent’s other Subsidiaries and payments thereunder by one or more of the Restricted Parties and their respective Subsidiaries on customary terms to the extent attributable to the ownership and operations of the Restricted Parties and their respective Subsidiaries and (b) transactions undertaken in good faith (as certified by the Company in an Officer’s Certificate) for the purposes of improving the consolidated tax efficiency of the Restricted Parties and their respective Subsidiaries;

(17) any lease or sublease entered into between any Restricted Party, as lessee or sublessee and any Affiliate of any Restricted Party, as lessor or sublessor, which is approved by a majority of the disinterested members of the board of directors (or a similar governing body) of the Company in good faith;

(18) intellectual property licenses or sublicenses (including the provision of software under an open-source license) in the ordinary course of business; and

(19) any transition services arrangement, supply arrangement or similar arrangement entered into in connection with or in contemplation of the disposition of assets or Equity Interests in any Restricted Party permitted under Section 4.10 or entered into with any Business Successor, in each case, that the Company determines in good faith is either fair to the Restricted Parties, taken as a whole, or otherwise on customary terms for such type of arrangements in connection with similar transactions.

Section 4.12 Liens.

Sabre Financing, the Company, the Polish Guarantor and Lux Parent will not, and will not permit any other Guarantor to, directly or indirectly, create, incur, assume or permit to exist any Lien (except Permitted Liens) that secures Obligations under any Indebtedness or any related guarantee of Indebtedness, upon any asset or property of the Company or any Guarantor, whether now owned or hereafter acquired.

Section 4.13 Passivity Requirements.

Each of the Company and Sabre Financing at all times shall comply in all respects with the passivity covenants and the requirements to follow the directions of the applicable requisite Holders of the Notes with respect to the Intercompany Loan and the Loan Documents (as defined in the Intercompany Loan).

Section 4.14 Corporate Existence.

Subject to Article 5 hereof, each of the Restricted Parties shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(1) its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of such Restricted Party or any such Subsidiary; and

(2) the rights (charter and statutory), licenses and franchises of the Restricted Parties and their respective Subsidiaries;

provided, however, in the case clauses (1) and (2) above, that none of the Restricted Parties shall be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of their Subsidiaries, if such Restricted Party shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Restricted Party and its Subsidiaries, taken as a whole.

Section 4.15 Offer to Repurchase Upon Change of Control.

(a) Upon the occurrence of a Change of Control, unless the Company has previously or concurrently delivered a redemption notice with respect to all the outstanding Notes as described under Section 3.07 hereof and all conditions precedent applicable to such redemption notice have been satisfied, the Company will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Company will deliver notice of such Change of Control Offer by electronic transmission or by first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register or otherwise in accordance with applicable procedures, with the following information:

(1) that a Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Company;

(2) the purchase price and the purchase date, which will be no earlier than 10 days nor later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”);

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes; provided that the paying agent receives, not later than the close of business on the expiration date of the Change of Control Offer, a facsimile transmission, electronic transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) that Holders whose Notes are being purchased only in part will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to at least $2,000 or any integral multiple of $1,000 in excess thereof;

(8) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(9) the other instructions, as determined by the Company, consistent with this Section 4.15, that a Holder must follow.

(b) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture by virtue of such compliance.

(c) On the Change of Control Payment Date, the Company will, to the extent permitted by law:

(1) accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Company.

The Paying Agent will promptly mail (but in any case not later than five days after the Change of Control Payment Date) to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(d) The Company will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(e) Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

Section 4.16 Guarantor Coverage Test.

Sabre Financing, the Company and the Sabre Foreign Guarantors shall ensure that at all times the aggregate gross assets and aggregate revenues of the Sabre Foreign Guarantors must exceed at least 65.0% of the consolidated gross assets and 65.0% of the aggregate revenue of the combined group (the “Restricted Group”) consisting of the Sabre Foreign Guarantors and their respective Restricted Subsidiaries, but excluding from such consolidated group, joint ventures, Sabre International LLC and Restricted Subsidiaries organized in India, Sweden, Germany, Mexico and France (but calculated (x) with respect to revenue, on an unconsolidated basis and (y) with respect to gross assets, excluding intercompany balance sheet items among members of the Restricted Group and investments in Subsidiaries) (the “Guarantor Coverage Test”), as determined on an annual basis based on the most recent annual financial statements delivered to the Trustee, commencing with the first full twelve-month period ending December 31 after the Issue Date, and on the last day of each twelve-month period thereafter, based on the most recent annual financial statements delivered to the Trustee pursuant to Section 4.03; provided that failure to comply with the Guarantor Coverage Test will not constitute an Event of Default if the Company uses commercially reasonable efforts to procure that additional members of such combined group sufficient to satisfy the Guarantor Coverage Test become Sabre Foreign Guarantors in accordance with the Agreed Guarantee and Security Principles within one hundred twenty (120) calendar days after delivery of such financial statements (or such later date as agreed by the Trustee). Sabre Financing, the Company and the Sabre Foreign Guarantors need only perform their obligations under this Section 4.16 if it is not unlawful for each relevant person to become a Guarantor and each person becoming a Guarantor would not result in personal liability for that person’s directors or other management. Each of Sabre Financing, the Company and the Sabre Foreign Guarantors must use, and must procure that the relevant person uses, all reasonable endeavors lawfully available to avoid any such unlawfulness or personal liability. This includes agreeing to a limit on the amount guaranteed.

Section 4.17 Future Guarantors.

(a) After the Issue Date, any existing, newly formed or acquired Restricted Subsidiary of Sabre Financing or the Company (other than any Unrestricted Subsidiary or Excluded Subsidiary (as defined in the Security Documents)) shall, within 30 days from the date of its existence, formation or after such acquisition, as applicable, become a Guarantor of the Notes on the same terms and conditions as those set forth in this Indenture and applicable to the other Guarantors, execute a supplemental indenture substantially in the form of Exhibit D hereof (with such modifications as the Company may deem appropriate (including in respect of guarantee limitations)) and deliver an Officer’s Certificate.

(b) The Luxembourg Guarantors and each Person that becomes a Guarantor shall also become a party to the applicable Security Documents and shall as promptly as practicable execute and deliver such security instruments, financing statements, mortgages, deeds of trust and other related real estate deliverables (in substantially the same form as those executed and delivered with respect to the Collateral on the Issue Date or on the date first delivered in the case of Collateral delivered after the Issue Date (to the extent, and substantially in the form, delivered on the Issue Date or the date first delivered, as applicable (but no greater scope)) as may be necessary to vest in the Collateral Agent a perfected first-priority security interest (subject to Permitted Liens) in properties and assets that constitute Collateral, as security for such Guarantor’s Guarantee and as may be necessary to have such property or assets added to the Collateral as required under the Security Documents and this Indenture in each case, subject to the Agreed Guarantee and Security Principles, foreign legal reservations, perfection requirements, customary exceptions and the exceptions and limitations set forth in this Indenture and the Security Documents (including exceptions with respect to Excluded Assets) (as defined in the Security Agreement), and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such properties and assets to the same extent and with the same force and effect.

(c) As promptly as practicable following the Issue Date, and in any event, no later than 120 days after the Issue Date (the “Post-Closing Assumption Date”), each Post-Closing Guarantor shall use commercially reasonable efforts to, and the Company shall use commercially reasonable efforts to cause each Post-Closing Guarantor to, execute and deliver a supplemental indenture in the form of Exhibit D and become Guarantors under this Indenture.

(d) On the Post-Closing Assumption Date, each Post-Closing Guarantor shall use commercially reasonable efforts to, and the Company shall cause each Post-Closing Guarantor to use commercially reasonable efforts to, (i) execute and deliver the Post-Closing Security Documents, (ii) complete all filings and other similar actions required in connection with the perfection of security interests in the Post-Closing Collateral as contemplated by this Indenture and the Security Documents, subject to the Agreed Guarantee and Security Principles, and (iii) take all actions necessary to maintain such security interests and to perfect security interests in any Post-Closing Collateral acquired after the Post-Closing Assumption Date, as applicable, in each case as contemplated by this Indenture and the Security Documents, in each case, subject to the Agreed Guarantee and Security Principles.

Section 4.18 Intercompany Loan Rights.

Notwithstanding anything in this Indenture to the contrary, the Company may not, directly or indirectly, transfer its rights (whether voting or economic) as the “Lender” under the Intercompany Loan to any other Person (whether through an assignment, a participation, or any derivative instrument) or terminate its rights as lender under the Intercompany Loan (other than in connection with the repayment in full thereof).

ARTICLE 5

SUCCESSORS

Section 5.01 Merger, Consolidation or Sale of All or Substantially All Assets.

(a) The Company may not consolidate or merge with or into or wind up into (whether or not the Company is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its consolidated properties or assets taken as a whole, in one or more related transactions, to any Person unless:

(1) the Company is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made, is a Person organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the surviving Person is not a corporation, a co-obligor of the Notes is a corporation;

(2) the Successor Company, if other than the Company, expressly assumes all the obligations of the Company under the Notes and the Security Documents pursuant to supplemental indentures or other documents or instruments;

(3) immediately after such transaction, no Default exists;

(4) [reserved];

(5) each Guarantor shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under this Indenture, the Notes and the Security Documents; and

(6) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures, if any, comply with this Indenture.

(b) The Successor Company will succeed to, and be substituted for the Company under this Indenture and the Notes.

(c) Notwithstanding the foregoing, the Company may (a) consolidate or amalgamate with or merge into or transfer all or part of its properties and assets to any of its Affiliates in connection with a Permitted Reorganization and/or (b) merge with an Affiliate of the Company solely for the purpose of reincorporating the Company in the United States, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Company and the Restricted Parties are not increased thereby.

Section 5.02 Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, the successor Person formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor Person and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; provided, however, that the predecessor Company shall not be relieved from the obligation to pay the principal of, premium on, if any, interest, if any, on, the Notes except in the case of a sale of all of the Company’s assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

Each of the following is an “Event of Default”:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2) default for 30 days or more in the payment when due of interest on or with respect to the Notes;

(3) failure by Sabre Financing, the Company or any of the Restricted Parties for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in principal amount of the then outstanding Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clause (1) or (2) of this Section 6.01) contained in this Indenture, the Notes or the Security Documents;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Restricted Parties or the payment of which is guaranteed by the Restricted Parties other than Indebtedness owed to a Restricted Party, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(A) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity (a “Payment Default”); and;

(B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $20,000,000 or more at any one time outstanding;

(5) failure by Sabre Financing, the Company, the Sabre Foreign Guarantors or any of their respective Significant Subsidiaries (or any group of Restricted Parties that together (determined as of the most recent consolidated financial statements of Sabre Holdings for a fiscal quarter end provided as required under Section 4.03 hereof would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $20,000,000 (net of amounts covered by insurance policies issued by reputable insurance companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) the Guarantee of Sabre Financing, the Sabre Foreign Guarantors or any Significant Subsidiary (or any group of Restricted Parties that together (determined as of the most recent consolidated financial statements of Sabre Holdings for a fiscal quarter end provided as required under Section 4.03 hereof) would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of Sabre Holdings or any Guarantor that is a Significant Subsidiary (or the responsible officers of any group of Restricted Parties that together (as of the most recent consolidated financial statement of Sabre Holdings for a fiscal quarter end) would constitute a Significant Subsidiary), as the case may be, denies in writing that it has any further liability under its Guarantee or gives written notice to such effect, other than by reason of the termination of this Indenture or the release of any such Guarantee in accordance with this Indenture;

(7) with respect to any Collateral constituting more than $25,000,000 individually or in the aggregate, or any Collateral consisting of the receivables under or otherwise relating to the Intercompany Loan, any of the Security Documents ceases to be in full force and effect, or any of the Security Documents ceases to give the Holders of the Notes the Liens purported to be created thereby, or any of the Security Documents is declared null and void or a Restricted Party denies in writing that it has any further liability under any Security Document or gives written notice to such effect (in each case (i) other than in accordance with the terms of this Indenture or the Security Documents, (ii) except to the extent that any such cessation of the Liens results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents, (iii) except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied or failed to acknowledge coverage or (iv) unless waived by the requisite Holders of the Notes if, after that waiver, the Company and the Guarantors are in compliance with Article 10 hereof); provided that if a failure of the sort described in this clause (7) is susceptible of cure, no Event of Default shall arise under this clause (7) with respect thereto until 30 days after notice of such failure shall have been given to the Company by the Trustee or the Holders of at least 30% in principal amount of the then outstanding Notes issued under this Indenture;

(8) Sabre Financing, the Company, the Sabre Foreign Guarantors or any of their respective Significant Subsidiaries (or any group of Restricted Parties that together (determined as of the most recent consolidated financial statements of Sabre Holdings for a fiscal quarter end provided as required under Section 4.03 hereof) would constitute a Significant Subsidiary) pursuant to or within the meaning of Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a custodian of it or for all or substantially all of its property,

(D) makes a general assignment for the benefit of its creditors, or

(E) generally is not paying its debts as they become due;

(9) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against Sabre Financing, the Company, the Sabre Foreign Guarantors or any of their respective Significant Subsidiaries (or any group of Restricted Parties that together (determined as of the most recent consolidated financial statements of Sabre Holdings for a fiscal quarter end provided as required under Section 4.03 hereof) would constitute a Significant Subsidiary) in an involuntary case;

(B) appoints a custodian of Sabre Financing, the Company, the Sabre Foreign Guarantors or any of their respective Significant Subsidiaries (or any group of Restricted Parties that together (determined as of the most recent consolidated financial statements of Sabre Holdings for a fiscal quarter end provided as required under Section 4.03 hereof) would constitute a Significant Subsidiary) or for all or substantially all of the property of Sabre Financing, the Company, the Sabre Foreign Guarantors or any of their respective Significant Subsidiaries (or any group of Restricted Parties that together (determined as of the most recent consolidated financial statements of Sabre Holdings for a fiscal quarter end provided as required under Section 4.03 hereof) would constitute a Significant Subsidiary); or

(C) orders the liquidation of Sabre Financing, the Company, the Sabre Foreign Guarantors or any of their respective Significant Subsidiaries (or any group of Restricted Parties that together (determined as of the most recent consolidated financial statements of Sabre Holdings for a fiscal quarter end provided as required under Section 4.03 hereof) would constitute a Significant Subsidiary);

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(10) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by Sabre Holdings or any of its Restricted Subsidiaries (as defined in the Intercompany Loan) or the payment of which is guaranteed by Sabre Holdings or any of its Restricted Subsidiaries other than Indebtedness owed to Sabre Holdings or any of its Restricted Subsidiaries, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(A) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $65,000,000 or more at any one time outstanding.

Section 6.02 Acceleration.

In the case of an Event of Default specified in clause (8) or (9) of Section 6.01 hereof, with respect to Sabre Financing, the Company, the Sabre Foreign Guarantors or any of their respective Significant Subsidiaries (or any group of Restricted Parties that together (determined as of the most recent consolidated financial statements of Sabre Holdings for a fiscal quarter end provided as required under Section 4.03 hereof) would constitute a Significant Subsidiary), all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 30% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Upon the effectiveness of such declaration, the Notes shall become due and payable immediately. The Trustee shall have no obligation to accelerate the Notes if, in the best judgment of the Trustee, acceleration is not in the best interest of the Holders of the Notes.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under this Indenture (except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder) and rescind any acceleration with respect to the Notes and its consequences (except if such rescission would conflict with any judgment of a court of competent jurisdiction). In the event of any Event of Default specified in clause (4) of Section 6.01 hereof, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, and is actually known to a Responsible Officer of the Trustee, the Trustee may pursue any available remedy to collect the payment of principal of, premium on, if any, or interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest, if any, on, the Notes (including in connection with an offer to purchase); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05 Control by Majority.

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or Collateral Agent or exercising any trust or power conferred on it. However, the Trustee and Collateral Agent may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of other Holders of Notes (it being understood that the Trustee has no duty to determine whether any action is prejudicial to any Holder) or that would involve the Trustee or Collateral Agent in personal liability.

Section 6.06 Limitation on Suits.

Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 30% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) Holders of at least 30% in aggregate principal amount of then outstanding Notes have offered, and if requested, provided, the Trustee security or indemnity satisfactory to the Trustee against any fees, costs, damages, losses, liabilities or expenses (including reasonable attorney’s fees and expenses);

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer or provision of security or indemnity; and

(5) Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a written direction inconsistent with such request within such 60-day period.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearance are prejudicial to any Holder).

Section 6.07 Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of, premium on, if any, or interest, if any, on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder; provided that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien of this Indenture upon any property subject to such Lien.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium on, if any, and interest, if any, remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent, their agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to each of the Trustee and the Collateral Agent any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent, their agents and counsel, and any other amounts due the Trustee or the Collateral Agent under Section 7.06 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent, their agents and counsel, and any other amounts due the Trustee or the Collateral Agent under Section 7.06 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.

If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First: to the Trustee (acting in any capacity hereunder or in connection herewith), the Collateral Agent), their agents and attorneys for amounts due under Section 7.06 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the Collateral Agent and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, if any, respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), (c) and (e) of this Section 7.01.

(e) No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights or powers under this Indenture at the request of any Holders, unless such Holder has offered, and if requested, provided to the Trustee security and indemnity satisfactory to the Trustee against any fees, costs, damages, losses, liabilities or expenses (including reasonable attorney’s fees and expenses).

(f) The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company.

(f) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered, and if requested, provided to the Trustee indemnity or security satisfactory to the Trustee against the fees, costs, damages, losses, liabilities or expenses (including reasonable attorney’s fees and expenses) that might be incurred by it in compliance with such request or direction.

(g) In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(h) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, the Collateral Agent, each other Agent and each agent, custodian and other Person employed to act hereunder.

(j) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(k) The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(l) The Company will not, nor will the Trustee (in any of its capacities hereunder), have any responsibility or liability for any actions taken or not taken by DTC.

(m) The permissive rights of the Trustee under this Indenture and the Notes shall not be construed as duties.

Section 7.03 Individual Rights of Trustee.

The Trustee and the Collateral Agent in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee or the Collateral Agent. However, in the event that the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.09 hereof.

Section 7.04 Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes or the Security Documents, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05 Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is actually known to a Responsible Officer of the Trustee, the Trustee will mail to Holders of Notes a notice of the Default or Event of Default within the later of 90 days after it occurs or 30 days after a Responsible Officer of the Trustee obtains actual knowledge thereof. Except in the case of a Default or Event of Default in payment of principal of, premium on, if any, or interest, if any, on, any Note, the Trustee may withhold the notice if and so long as it determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06 Compensation and Indemnity.

(a) The Company will pay to the Trustee and the Collateral Agent from time to time such compensation for its acceptance of this Indenture and services hereunder and under the Notes, Guarantees and Security Documents, as applicable, as mutually agreed to in writing. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Company will reimburse each of the Trustee and the Collateral Agent promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, court costs, disbursements and expenses of the Trustee’s and the Collateral Agent’s agents and counsel.

(b) The Company and the Guarantors will indemnify, jointly and severally, each of the Trustee and the Collateral Agent against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, the Notes, the Guarantees and the Security Documents, including the costs and expenses of enforcing this Indenture, the Notes, the Guarantees and the Security Documents against the Company and the Guarantors (including this Section 7.06) and defending itself against any claim (whether asserted by the Company, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder and thereunder, except to the extent any such loss, liability or expense may be attributable to its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision. The Trustee and the Collateral Agent, as applicable, will notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee or the Collateral Agent, as applicable, to so notify the Company will not relieve the Company or any of the Guarantors of their obligations hereunder. The Company or such Guarantor will defend the claim and the Trustee and the Collateral Agent, as applicable, will cooperate in the defense. Each of the Trustee and the Collateral Agent may have separate counsel of its choosing and the Company will pay the reasonable fees and expenses of such counsel. Neither the Company nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c) The obligations of the Company and the Guarantors under this Section 7.06 will survive the satisfaction and discharge of this Indenture and the earlier resignation or removal of the Trustee or the Collateral Agent, as applicable.

(d) To secure the Company’s and the Guarantors’ payment obligations in this Section 7.06, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal of, premium on, if any, or interest, if any, on, particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.

(e) When the Trustee incurs expenses or renders services after an Event of Default specified in clause (8) or (9) of Section 6.01 hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.07 Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07.

(b) The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may, upon 30 days advance written notice, remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.09 hereof;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a custodian or public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction at the expense of the Company for the appointment of a successor Trustee.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.09 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.06 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.07, the Company’s obligations under Section 7.06 hereof will continue for the benefit of the retiring Trustee. The retiring Trustee shall have no responsibility or liability for the action or inaction of any successor Trustee.

Section 7.08 Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, sells or transfers all or substantially all of its corporate trust business to, another corporation or entity, the successor corporation or entity without any further act will be the successor Trustee.

Section 7.09 Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation or other entity organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

Section 7.10 Intercompany Loan Agreement; Holder Direction Rights

(a) Subject to the terms of this Indenture, including Sections 7.02(f) and 7.06, the Holders shall have the right, through the Trustee, to cause notices, requests, consents, waivers, amendments, elections, directions, declarations, accelerations, rescissions of acceleration and other analogous actions and communications (collectively, the “Intercompany Actions”) to be delivered to, from and with the Administrative Agent under the Intercompany Loan, and to instruct the Trustee to take or refrain from taking Intercompany Actions on behalf of the Holders, in each case as provided in this Section 7.10.

(b) As among the Holders, each Holder shall be entitled to give directions to the Trustee with respect to Intercompany Actions in a voting amount equal to the aggregate principal amount of Notes held by such Holder and then outstanding. Any Intercompany Action that, under the Intercompany Loan, would require or permit the consent, direction, vote, request or other action of “Lenders” (as defined therein) shall be authorized and effected hereunder if, and only if, the Trustee has received written directions from Holders representing not less than the same proportion (by principal amount) of Notes then outstanding as the proportion (by commitments, loans or other measure) of “Lenders” required under the Intercompany Loan to approve the analogous action; provided that, if the Intercompany Loan does not specify a required percentage for the analogous action, the requisite Holder direction shall be the Holders of a majority in aggregate principal amount of the Notes then outstanding. For the avoidance of doubt, where the Intercompany Loan requires the consent of all affected “Lenders” or of each “Lender” (or similar unanimity), the Trustee shall act only upon directions from each Holder (or from all affected Holders, as applicable) of the Notes then outstanding.

(c) The Trustee shall, upon receipt of written directions from the Holders in the requisite proportion pursuant to clause (b) of this Section 7.10, deliver to and receive from the Administrative Agent under the Intercompany Loan any notices, consents, waivers, amendments, elections, declarations or other communications relating to the Intercompany Loan, and shall transmit the same to the Administrative Agent under the Intercompany Loan or to the Holders, as applicable. The Trustee shall have no duty to prepare, originate or independently determine to send any such communication absent directions and indemnity as provided in this Indenture.

(d) Subject to clause (b) and to the limitations in this Indenture, the Trustee is authorized to execute and deliver to the Administrative Agent under the Intercompany Loan any amendment, waiver or consent in respect of the Intercompany Loan that has been approved by the Holders in the requisite proportion, and to bind the Holders in respect thereof to the same extent as “Lenders” would be bound under the Intercompany Loan by the analogous action.

(e) To the extent the Intercompany Loan permits or requires “Lenders” to declare, accelerate, rescind or waive acceleration of obligations thereunder, to make or withdraw notices of default or event of default, or to deliver declarations or elections of rights or remedies, the Trustee shall deliver such declarations, notices, accelerations, rescissions or elections as, and only as, directed by the Holders in the requisite proportion determined in accordance with clause (b).

(f) The Trustee shall not be obligated to take any Intercompany Action unless (i) it has received written directions from the requisite Holders, (ii) it has received such documents, instruments and opinions as the Trustee may reasonably request, including an Officer’s Certificate and, if applicable, an Opinion of Counsel, and (iii) it has been provided security or indemnity satisfactory to it for any loss, liability or expense. The Trustee may conclusively rely upon and shall be fully protected in acting in accordance with any direction, notice, consent or other instrument that it reasonably believes to be genuine and signed by the requisite Holders. The Trustee shall have no duty to inquire into or monitor compliance by any Person with the Intercompany Loan, nor to determine whether any Intercompany Action is permitted thereby, and shall not be liable for any action or inaction taken in good faith in accordance with directions received hereunder.

(g) This Section 7.10 shall survive any satisfaction and discharge of this Indenture to the extent necessary to give effect to any Intercompany Action duly authorized prior thereto.

Section 7.11 Security Documents

By their acceptance of the Notes, the Holders hereby authorize and direct the Trustee and Collateral Agent, as the case may be, to execute and deliver any other Security Documents in which the Trustee or the Collateral Agent, as applicable, is named as a party, including any Security Documents executed after the Issue Date. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Collateral Agent are (a) expressly authorized to make the representations attributed to Holders in any such agreements and (b) not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under, any Security Document, the Trustee and the Collateral Agent each shall have all of the rights, privileges, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements).

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at its option and at any time, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (4) below, and to have satisfied all their other obligations under such Notes, the Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute such instruments requested by the Company acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium on, if any, or interest, if any, on such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(2) the Company’s obligations with respect to such Notes under Article 2 and Section 4.02 hereof;

(3) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Guarantors’ obligations in connection therewith; and

(4) this Article 8.

Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03 Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.03, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16, 4.17 and 5.01 hereof and Article 10 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Guarantees, the Company and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Guarantees will be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3), (4), (5), (6) and (7) hereof will not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of, premium, if any, on and interest, if any, on the outstanding Notes on the stated date for payment thereof or on the applicable Redemption Date, as the case may be, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular Redemption Date;

(2) in the case of an election under Section 8.02 hereof, the Company must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions:

(A) the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling; or

(B) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of an election under Section 8.03 hereof, the Company must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Indenture) to which, the Company or any Guarantor is a party or by which the Company or any Guarantor is bound (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness, and, in each case, the granting of Liens in connection therewith);

(6) the Company must deliver to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code;

(7) the Company must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or any Guarantor or others; and

(8) the Company must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Section 8.05 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, if any, but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium on, if any, or interest, if any, on any Note and remaining unclaimed for two years after such principal, premium, if any, or interest, if any, has become due and payable shall be paid to the Company (subject to applicable escheatment laws) on its request or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease.

Section 8.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the Notes and the Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium on, if any, or interest, if any, on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, the Company, any Guarantor (with respect to a Guarantee, this Indenture, or the Security Documents to which it is a party) and the Trustee (or the Collateral Agent, as applicable) may amend or supplement this Indenture or any Guarantee, Note, or the Security Documents without the consent of any Holder:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes of such series in addition to or in place of certificated Notes;

(3) to comply with Section 5.01 hereof;

(4) to provide for the assumption of the Company’s or any Guarantor’s obligations to the Holders;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not materially and adversely affect the legal rights of any such Holder under this Indenture, the Notes, the Guarantees, the Security Documents;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company or any Guarantor;

(7) to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee or successor Collateral Agent hereunder pursuant to the requirements hereof;

(8) [reserved];

(9) to add a Guarantor under this Indenture, or the Security Documents;

(10) to conform the text of this Indenture, Guarantees, the Security Documents or the Notes to any provision of the “Description of Notes” section of the Company’s Offering Memorandum dated November 20, 2025, relating to the offering of the Notes, to the extent that such provision in the “Description of Notes” was intended to be a verbatim recitation of a provision of this Indenture, Guarantees, the Security Documents or the Notes as set forth in an Officer’s Certificate;

(11) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes, including, without limitation to facilitate the issuance and administration of the Notes and to comply with applicable securities laws;

(12) to add or release Collateral from, or subordinate, the Lien of this Indenture and the Security Documents when permitted or required by the Security Documents, or this Indenture;

(13) to mortgage, pledge, hypothecate or grant any other Lien in favor of the Trustee or the Collateral Agent for the benefit of itself, the Trustee and the Holders of the Notes, as additional security for the payment and performance of all or any portion of the Notes Obligations, on any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or on which a Lien is required to be granted to, in favor of or for the benefit of the Trustee, the Collateral Agent or the Holders of the Notes pursuant to this Indenture, any of the Security Documents or otherwise; and

(14) [reserved].

Upon the request of the Company accompanied by a resolution of its board of directors authorizing the execution of any such amendment or supplement, and upon receipt by the Trustee and Collateral Agent, if applicable, of the documents described in Section 7.02 hereof, the Trustee and Collateral Agent, if applicable, will join with the Company and the Guarantors in the execution of any amendment or supplement authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but neither the Trustee nor the Collateral Agent will be obligated to enter into such amendment or supplement that affects its own rights, duties or immunities under this Indenture, the Security Documents or otherwise. Notwithstanding anything to the contrary herein, in the case of the execution and delivery of any supplemental indenture, the sole purpose of which is to add one or more Guarantors (substantially in the form of Exhibit D) and/or address matters that are ancillary or incidental thereto, (i) the Guarantors that are Guarantors at the time of the execution and delivery of such supplemental indenture need not be a party to such supplemental indenture and (ii) no Opinion of Counsel or board resolution shall be required in connection therewith.

Section 9.02 With Consent of Holders of Notes.

Except as provided in this Section 9.02, the Company, the Guarantors, the Trustee and the Collateral Agent may amend or supplement this Indenture (including, without limitation, Section 3.09, 4.10 and 4.15 hereof) and the Notes, the Guarantees and the Security Documents with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, or interest, if any, on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes or the Guarantees or the Security Documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.08 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.

Upon the request of the Company accompanied by a resolution of its board of directors authorizing the execution of any such amendment or supplement, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee and the Collateral Agent, if applicable, of the documents described in Section 7.02 hereof, the Trustee and the Collateral Agent, if applicable, will join with the Company and the Guarantors in the execution of such amendment or supplement unless such amendment or supplement affects the Trustee’s or the Collateral Agent’s own rights, duties or immunities under this Indenture, the Security Documents or otherwise, in which case the Trustee and Collateral Agent, as applicable, may in its discretion, but will not be obligated to, enter into such amendment or supplement.

It is not necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company will mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Except as provided in this Section 9.02, and subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Company or any Guarantor with any provision of this Indenture, the Notes, the Guarantees or the Security Documents. However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (except as provided above with respect to Sections 3.09, 4.10 and 4.15 hereof);

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in this Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders;

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(7) make any change in these amendment and waiver provisions;

(8) impair the right of any Holder to receive payment of principal of, or premium, if any, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(9) make any change to, or modification of, the ranking of the Notes that would adversely affect the Holders; or

(10) except as expressly permitted by this Indenture, modify the Guarantees of Sabre Financing or any Sabre Foreign Guarantors in any manner materially adverse to the Holders of the Notes.

In addition, without the consent of each Holder of the Notes adversely affected thereby, an amendment, supplement or waiver may not modify any Security Document or the provisions of this Indenture dealing with the Security Documents or application of trust moneys in any manner, in each case, that would subordinate the Lien of the Collateral Agent with respect to all or substantially all of the value of the Collateral to the Liens securing any other Obligations constituting third-party Indebtedness for borrowed money (other than as contemplated under clause (13) under Section 9.01 or if such adversely affected Holder of the Notes is offered the opportunity to participate on a pro rata basis (excluding any bona fide market backstop fees and fees and expenses of counsel) in such other Indebtedness) or otherwise release all or substantially all of the Collateral, in each case other than in accordance with this Indenture and the Security Documents.

As provided in the Intercompany Loan, without the consent of (a) the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, the Company and the Guarantors may not amend, supplement, modify or waive the provisions of the Intercompany Loan and the Loan Documents (as defined in the Intercompany Loan) and the related security agreements, or subordinate the liens regarding or release collateral securing the Intercompany Loan, that requires the consent of the holders of at least a majority of the loans thereunder and (b) each Holder of Notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, the Company and the Guarantors may not amend, supplement or waive the provisions of the Intercompany Loan and the Loan Documents (as defined in the Intercompany Loan) and the related security agreements, or subordinate the lien regarding or release collateral securing the Intercompany Loan, that requires the consent of the each holder of the loans thereunder.

Section 9.03 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.04 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05 Trustee to Sign Amendments, etc.

The Trustee and Collateral Agent, if applicable, will sign any amendment or supplement authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee or the Collateral Agent. The Company may not sign an amendment or supplement until the board of directors of the Company approves it. In executing any amendment or supplement, the Trustee and Collateral Agent, if applicable, shall receive and (subject to Section 7.01 hereof) will be fully protected in conclusively relying upon, in addition to the documents required by Section 13.03 hereof, an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) stating that the execution of such amendment or supplement is authorized or permitted by this Indenture and that such amendment or supplement is the legal, valid and binding obligation of the Company and the Guarantors enforceable against them in accordance with its terms; provided that, no Opinion of Counsel under this Section 9.05 or Section 13.03 shall be required in connection with a supplemental indenture to add Guarantors (substantially in the form of Exhibit D) and/or address matters that are ancillary or incidental thereto.

ARTICLE 10

COLLATERAL AND SECURITY

Section 10.01 Security Interest.

The due and punctual payment of the principal of, premium on, if any, and interest, if any, on, the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium on, if any, and interest, if any (to the extent permitted by law), on the Notes and performance of all other obligations of the Company and the Guarantors to the Holders of Notes, the Trustee or the Collateral Agent under this Indenture and the Notes (including, without limitation, the Guarantees), according to the terms hereunder or thereunder, are secured as provided in the Security Documents. Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of the Security Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral), as the same may be in effect or may be amended from time to time in accordance with its terms, and authorizes and directs the Collateral Agent, acting on each Holder’s behalf, to enter into the Security Documents, as well as any amendment, restatement, novation and/or termination and release thereof, and to perform its obligations and exercise its rights thereunder in accordance therewith. The Company will deliver to the Trustee copies of all documents delivered to the Collateral Agent pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Security Documents, to assure and confirm to the Trustee and the Collateral Agent the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Company and the Guarantors will take, and will cause their respective Subsidiaries to take any and all actions reasonably required to cause the Security Documents to create and maintain, as security for the Obligations, a valid and enforceable perfected first priority Lien (subject to Permitted Liens) in and on all the Collateral, in favor of the Collateral Agent for the benefit of itself, the Trustee and the Holders of Notes, superior to and prior to the rights of all third Persons (other than holders of Permitted Liens) and subject to no other Liens than Permitted Liens, in each case, subject to the Agreed Guarantee and Security Principles, foreign legal reservations, perfection requirements, customary exceptions and the exceptions and limitations set forth in this Indenture and the Security Documents (including Excluded Assets).

Section 10.02 Certain Collateral Matters.

Notwithstanding anything in this Indenture or any Security Document to the contrary:

(a) no action shall be required to create or perfect a Lien in any asset in respect of which the creation or perfection of a security interest therein would (i) be prohibited by enforceable anti-assignment provisions set forth in any contract directly relating to such asset (at the time of acquisition thereof and not incurred in contemplation thereof (except if contemplated in connection with any licensing arrangement permitted hereunder)) that is permitted by the terms of this Indenture, (ii) violate the terms of any contract directly relating to such asset (at the time of acquisition thereof and not incurred in contemplation thereof (except if contemplated in connection with any licensing arrangement permitted hereunder)) that is permitted by the terms of the Indenture, in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law or (iii) trigger termination of any contract directly relating to such asset (at the time of acquisition thereof and not incurred in contemplation thereof (except if contemplated in connection with any licensing arrangement permitted hereunder)) that is permitted by the terms of this Indenture pursuant to any “change of control” or similar provision (in each case after giving effect to any applicable anti-assignment provisions of the UCC or other applicable law), it being understood that the Collateral shall include any proceeds and/or receivables arising out of any contract described in this clause (other than Excluded Assets (as defined in the Security Agreement) to the extent the assignment of such proceeds or receivables is expressly deemed effective under the UCC or other applicable law notwithstanding the relevant prohibition, violation or termination right,

(b) neither the Issuer nor any Guarantor shall be required to create or perfect a security interest in any asset to the extent the creation or perfection of a security interest in such asset would (i) be prohibited under any applicable law, after giving effect to any applicable anti-assignment provision of the UCC or other applicable law and other than proceeds thereof to the extent that the assignment of such proceeds is effective under the UCC or other applicable law notwithstanding such applicable law and/or (ii) require any governmental consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), after giving effect to any applicable anti-assignment provision of the UCC or other applicable law and other than proceeds thereof to the extent that the assignment of such proceeds is effective under the UCC or other applicable law notwithstanding such consent or restriction,

(c) any joinder or supplement to the Indenture, any Security Document, any intercreditor agreement and/or other document executed by any Restricted Party that is required to become a Guarantor may include such amendments as may be necessary to qualify any representation or warranty set forth in any such document to the extent necessary to ensure that such representation or warranty is true and correct to the extent required thereby or by the terms of any other such document and

(d) (i) none of the Issuer nor any Guarantor will be required to take any action required under the Federal Assignment of Claims Act or any similar law and (ii) no Person with a security interest in the Collateral will be permitted to exercise any right of setoff in respect of any account maintained solely for the purpose of receiving and holding government receivables.

Section 10.03 After-Acquired Property.

The Company and the Guarantors shall grant to the Collateral Agent, for the benefit of itself, the Trustee and the Holders of the Notes, a senior lien on assets or property (other than LC Assets) acquired by the Company or a Guarantor after the Issue Date, which would have constituted Collateral had such assets and property been owned by the Company or such Guarantor on the Issue Date, subject to certain exceptions provided in the Security Documents and subject to the Agreed Guarantee and Security Principles, in each case, solely to the extent required by the Security Documents.

Section 10.04 Release of Collateral.

(a) Liens securing the Notes will be released in certain circumstances as provided for in the Security Documents and upon the receipt of an Officer’s Certificate and an Opinion of Counsel certifying that all conditions precedent under this Indenture have been met, including under the following circumstances:

(1) upon payment in full of principal, interest and all other Obligations on the Notes issued under this Indenture or upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of this Indenture in accordance with Article 12 hereof;

(2) upon release of a Guarantee (with respect to the Liens securing such Guarantee granted by such Guarantor); or

(3) in connection with any disposition of Collateral to any Person other than the Company or any Guarantor (but excluding any transaction subject to Section 5.01(a)) that is not prohibited by this Indenture (with respect to the Lien on such Collateral).

(b) Each of these releases shall be effected by the Collateral Agent without the consent of the Holders. Upon receipt of such Officer’s Certificate and Opinion of Counsel, the Collateral Agent shall execute, deliver or acknowledge any instruments of termination, satisfaction or release requested by the Company to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents. Neither the Trustee nor the Collateral Agent shall have any liability to any Person for any release delivered in reliance on the Officer’s Certificate and Opinion of Counsel delivered to it.

(c) At any time when a Default or Event of Default has occurred and is continuing and the maturity of the Notes has been accelerated (whether by declaration or otherwise) and the Trustee has delivered a notice of acceleration to the Collateral Agent, no release of Collateral pursuant to the provisions of the Security Documents will be effective as against the Holders of Notes.

(d) None of the Restricted Parties is permitted to assert that any security interest in the Collateral is not a valid and perfected security interest or to take any action, or knowingly or negligently omit to take any action, which action or omission would have the result of impairing the security interest with respect to a material portion of the Collateral. The release of any Collateral from the terms of this Indenture and the Security Documents will not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to the terms of the Security Documents thereof.

Section 10.05 Authorization of Actions to Be Taken by the Trustee Under the Security Documents.

(a) Subject to the provisions of Section 7.01 and 7.02 hereof, the Trustee may, in its sole discretion and without the consent of the Holders of Notes, direct, on behalf of the Holders of Notes, the Collateral Agent to, take all actions it deems necessary or appropriate in order to:

(1) enforce any of the terms of the Security Documents; and

(2) collect and receive any and all amounts payable in respect of the Obligations of the Company hereunder.

The Trustee will have power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Security Documents or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders of Notes in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders of Notes, the Trustee or the Collateral Agent).

(b) The Trustee or the Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action but not omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct (it being understood that the Collateral Agent has no duty to, and shall have no liability for any failure to, perfect, maintain the perfection of or enforce any security interest), for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Company to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. Without limiting the foregoing, neither the Trustee nor the Collateral Agent shall have responsibility for recording, filing, re-recording or refiling any financing statement, continuation statement, amendment, document, instrument or other notice in any public office at any time or times or to otherwise take any action to perfect or maintain the perfection of any security interest granted to it under the Security Documents relating to the Notes or otherwise.

(c) Where any provision of the Security Documents relating to the Notes requires that additional property or assets be provided as Collateral, the Company shall, or shall cause the applicable Guarantors to, take any and all actions reasonably required to cause such additional property or assets to be provided as Collateral and to create and perfect a valid and enforceable first-priority security interest in such property or assets (subject to Permitted Liens and other exceptions in the Security Documents relating to the Notes) in favor of the Collateral Agent for the benefit of itself, the Trustee and the Holders of the Notes in accordance with and to the extent required under the Security Documents relating to the Notes.

(d) The Trustee, in giving any consent or approval under this Indenture or the Security Documents relating to the Notes, shall (unless it otherwise agrees) receive, as a condition to such consent or approval, an Officer’s Certificate or an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) or both to the effect that the action or omission for which consent or approval is to be given does not violate this Indenture or the Security Documents relating to the Notes, and the Trustee shall be fully protected in giving such consent or approval on the basis of such Officer’s Certificate or Opinion of Counsel.

Section 10.06 Authorization of Receipt of Funds by the Trustee Under the Security Documents.

The Trustee is authorized to receive any funds for the benefit of the Holders of Notes distributed under the Security Documents, and to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture.

Section 10.07 Termination of Security Interest.

Upon the full and final payment and performance of all Obligations of the Company under this Indenture and the Notes or upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of this Indenture in accordance with Article 12 hereof, the Trustee will, at the request of the Company and upon receipt of an Officer’s Certificate and Opinion of Counsel, deliver a certificate to the Collateral Agent stating that such Obligations have been paid in full, and instruct the Collateral Agent to release the Liens pursuant to this Indenture and the Security Documents.

Section 10.08 The Collateral Agent

(a) The Company and each of the Holders by acceptance of the Notes hereby designates and appoints the Collateral Agent as its agent under this Indenture and the Security Documents, and the Company and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Collateral Agent to take such action on its behalf under the provisions of this Indenture and the Security Documents, and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Indenture and the Security Documents, and consents and agrees to the terms of each Security Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. The Collateral Agent agrees to act as such on the express conditions contained in this Section 10.08. Each Holder agrees that any action taken by the Collateral Agent in accordance with the provisions of this Indenture and the Security Documents, and the exercise by the Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture and the Security Documents, the duties of the Collateral Agent shall be ministerial and administrative in nature, and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Security Documents to which the Collateral Agent is a party, nor shall the Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder, the Company or any Guarantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture and the Security Documents, or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Collateral Agent may perform any of its duties under this Indenture and the Security Documents, by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates (a “Related Person”), and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Collateral Agent shall not be responsible for the negligence or misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith and with due care.

(c) The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Company or any other Guarantor), independent accountants and other experts and advisors selected by the Collateral Agent. The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, judgment, order, bond, debenture, or other paper or document. The Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture and the Security Documents, unless it shall first receive such advice or concurrence of the Trustee or the requisite Holders as it determines and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture and the Security Documents, in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(d) The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Responsible Officer of the Collateral Agent shall have received written notice from the Trustee or the Company referring to this Indenture, describing such Default or Event of Default. The Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article VI or the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 10.08).

(e) The Collateral Agent may resign at any time by 30 days’ written notice to the Trustee and the Company, such resignation to be effective upon the acceptance of a successor agent to its appointment as Collateral Agent. If the Collateral Agent resigns under this Indenture, the Company shall appoint a successor collateral agent acceptable to the Holders of a majority of aggregate principal amount of the Notes. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Collateral Agent (as stated in the notice of resignation), the Trustee, at the direction of the Holders of a majority in aggregate principal amount of the Notes, may appoint a successor collateral agent, subject to the consent of the Company (which consent shall not be unreasonably withheld and which shall not be required during a continuing Event of Default). If no successor collateral agent is appointed and consented to by the Company pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation), the Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent, and the term “Collateral Agent” shall mean such successor collateral agent, and the retiring Collateral Agent’s appointment, powers and duties as the Collateral Agent shall be terminated. After the retiring Collateral Agent’s resignation hereunder, the provisions of this Section 10.08 (and Section 7.06 hereof) shall continue to inure to its benefit and the retiring Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Indenture.

(f) Wilmington Trust, National Association shall initially act as Collateral Agent and shall be authorized to appoint co-collateral agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Security Documents, neither the Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

(g) The Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Company, the Trustee shall notify the Collateral Agent thereof and promptly shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

(h) Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by the Company or any Guarantor or is cared for, protected, or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all or any of the Company’s or the Guarantor’s property constituting Collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Collateral Agent pursuant to this Indenture or any Security Document.

(i) No provision of this Indenture or any Security Document shall require the Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Collateral Agent) unless it shall have received indemnity satisfactory to the Collateral Agent and the Trustee against potential costs and liabilities incurred by it relating thereto. Notwithstanding anything to the contrary contained in this Indenture or the Security Documents, in the event the Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Collateral Agent has determined that the Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances. The Collateral Agent shall at any time be entitled to cease taking any action described in this clause (i) if it no longer reasonably deems any indemnity, security or undertaking from the Company or the Holders to be sufficient.

(j) The Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture and the Security Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Collateral Agent may agree in writing with the Company (and money held in trust by the Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Collateral Agent shall not be construed to impose duties to act.

(k) The Collateral Agent shall not be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(l) The Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by the Company or any other Guarantor under this Indenture and the Security Documents. Neither the Collateral Agent nor the Trustee shall be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in this Indenture and the Security Documents, or in any certificate, report, statement, or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture, or any Security Document; the execution, validity, genuineness, effectiveness or enforceability of any Security Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Notes Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture and the Indenture Documents. The Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Security Documents or the Intercompany Loan, or the satisfaction of any conditions precedent contained in this Indenture and the Security Documents. The Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture and the Security Documents unless expressly set forth hereunder or thereunder. The Collateral Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of this Indenture and the Security Documents.

(m) The parties hereto and the Holders hereby agree and acknowledge that neither the Collateral Agent nor the Trustee shall assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture and the Security Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture and the Security Documents, the Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Collateral Agent in the Collateral and that any such actions taken by the Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral. In the event that the Collateral Agent or the Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in either of the Collateral Agent or the Trustee’s sole discretion may cause the Collateral Agent or the Trustee, as applicable, to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601, et seq., or otherwise cause the Collateral Agent or the Trustee to incur liability under CERCLA or any other federal, state or local law, each of the Collateral Agent and the Trustee reserves the right, instead of taking such action, to either resign as the Collateral Agent or the Trustee or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Neither the Collateral Agent nor the Trustee shall be liable to the Company, the Guarantors or any other Person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of either of the Collateral Agent’s or the Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time it is necessary or advisable for property to be possessed, owned, operated or managed by any Person (including the Collateral Agent or the Trustee) other than the Company or the Guarantors, Holders of a majority in aggregate principal amount of the Notes shall direct the Collateral Agent or the Trustee to appoint an appropriately qualified Person (excluding the Collateral Agent or the Trustee) who they shall designate to possess, own, operate or manage, as the case may be, the property.

(n) Each Holder, by acceptance of the Notes, agrees that the Collateral Agent shall execute and deliver the Security Documents to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof, binding the Holders to the terms thereof. For the avoidance of doubt, the Collateral Agent shall have no obligation to exercise any discretion under this Indenture or the Security Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of Holders of a majority in aggregate principal amount of the Notes. Whether or not expressly stated therein, in executing, delivering and performing under any Security Document, the Collateral Agent shall be entitled to each of the rights, privileges, immunities and indemnities granted to it under this Indenture.

(o) After the occurrence and continuance of an Event of Default, the Trustee, acting at the direction of Holders of a majority in aggregate principal amount of the Notes, may direct the Collateral Agent in connection with any action required or permitted by this Indenture or the Security Documents.

(p) In each case that the Collateral Agent may or is required hereunder or under any Security Document to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any Security Document, the Collateral Agent may seek direction from Holders of a majority in aggregate principal amount of the Notes, accompanied by indemnity, if requested, satisfactory to the Collateral Agent. The Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from Holders of a majority in aggregate principal amount of the Notes. If the Collateral Agent shall request direction from Holders of a majority in aggregate principal amount of the Notes with respect to any Action, the Collateral Agent shall be entitled to refrain from such Action unless and until the Collateral Agent shall have received direction from Holders of a majority in aggregate principal amount of the Notes, accompanied by indemnity, if requested, satisfactory to the Collateral Agent, and the Collateral Agent shall not incur liability to any Person by reason of so refraining.

(q) Notwithstanding anything to the contrary in this Indenture or in any Security Document, in no event shall the Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture or the Security Documents (including without limitation the filing or continuation of any UCC financing or continuation statements or similar documents or instruments), nor shall the Collateral Agent or the Trustee be responsible for, and neither the Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Security Documents or the security interests or Liens intended to be created thereby.

(r) Before the Collateral Agent acts or refrains from acting in each case at the request or direction of the Company or the Guarantors, other than as set forth in this Indenture, it may require an Officer’s Certificate and an Opinion of Counsel. The Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(s) The rights, privileges, benefits, immunities, indemnities and other protections given to the Trustee are extended to, and shall be enforceable by, the Collateral Agent under each Security Document, as if the Collateral Agent were named as the Trustee herein and the Security Documents were named as this Indenture herein. The Collateral Agent shall be entitled to compensation, reimbursement and indemnity as set forth in Section 7.06.

Section 10.09 Australian Security Trustee

(a) Without limiting any other provision of this Indenture that authorizes the Collateral Agent to enter into and perform under the Security Documents, the Collateral Agent is hereby authorized to enter into the Australian Security Documents, as security trustee, and the Collateral Agent hereby accepts its appointment, designation and authorization as such and agrees that it holds and will hold all of its right, title and interest in, to and under the Australian Security Documents and the Collateral granted to it thereunder, under and subject to the terms and conditions set forth in this Indenture and the Australian Security Documents; and the Collateral Agent further agrees that it will hold such Collateral in trust for the benefit of, amongst others, the First Lien Secured Parties, pursuant to the terms of this Indenture and the Australian Security Documents, in each case upon the terms and subject to the conditions set forth herein.

(b) It is acknowledged that the Collateral Agent when acting in its capacity as Australian security trustee shall have rights, protections, immunities, limits on liability and indemnities hereunder and under the Australian Security Documents.

ARTICLE 11

GUARANTEES

Section 11.01 Guarantee.

(a) Subject to this Article 11, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee, the Collateral Agent, and their successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

(1) the principal of, premium, if any, on, and interest, if any, on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium on, if any, and interest, if any, on, the Notes, if lawful, and all other Obligations of the Company and each other Guarantor to the Holders, the Trustee or the Collateral Agent hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantors hereby agree that their obligations hereunder are unconditional, shall not be affected by, and shall remain in full force and effect without regard to, and hereby waives all rights, claims or defenses that it might otherwise have (now or in the future) with respect to each of the following (whether or not such Guarantor has knowledge thereof): (i) the validity, regularity or enforceability of the Notes, this Indenture, or the Security Documents, any of the Obligations or any guarantee or right of offset with respect thereto, (ii) any renewal, extension or acceleration of, or any increase in the amount of the Obligations, or any amendment, supplement, modification or waiver of, or any consent to or departure from, the Notes, this Indenture, or the Security Documents, and (iii) the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c) If any Holder, the Trustee or the Collateral Agent is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee, the Collateral Agent or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, the Trustee and the Collateral Agent, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 11.02 Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Collateral Agent, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 11, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent transfer or conveyance.

Section 11.03 Guarantee Limitation - England.

Notwithstanding any other provision of this Indenture, the Notes or any Security Document, with respect to each Guarantor incorporated or formed in England and Wales only, the Guarantee granted by that Guarantor under this Indenture shall not apply or extend to any liability to the extent it would result in the Guarantee granted by that Guarantor constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006 of the United Kingdom.

Section 11.04 Guarantee Limitation - Singapore.

Notwithstanding any other provision of this Indenture, the Notes or any Security Document, with respect to each Guarantor incorporated or formed in Singapore only, the Guarantee granted by that Guarantor under this Indenture shall not apply or extend to any liability to the extent it would result in the Guarantee granted by that Guarantor constituting financial assistance within the meaning of section 76 of the Companies Act 1967 of Singapore.

Section 11.05 Guarantee Limitation - Australia.

Notwithstanding any other provision of this Indenture, the Notes, or any Security Document, with respect to each Guarantor incorporated or formed in Australia only, the Guarantee granted by that Guarantor under this Indenture shall not apply or extend to any liability to the extent it would result in the Guarantee granted by that Guarantor constituting financial assistance within the meaning of Part 2J.3 of the Australian Corporations Act.

Section 11.06 Guarantee Limitation - Luxembourg.

Notwithstanding the foregoing and any other provision of the Security Documents and the Purchase Agreement, the maximum liability of a Luxembourg Guarantor for the obligations of any other Guarantor, Sabre GLBL and/or the Company which is not a direct or indirect subsidiary of such Luxembourg Guarantor shall be limited at any time to a recovery not exceeding 95 per cent (95%) of such Luxembourg Guarantor’s net assets calculated as (x) the value of the assets of such Luxembourg Guarantor decreased by (y) any liabilities owed by that Luxembourg Guarantor to any third-party creditor (excluding, for the avoidance of any doubts, any liabilities owed by such Luxembourg Guarantor to any other member of the group to which it is a party) (the “Net Assets”).

The Net Assets value shall be determined as the highest of the calculations made on the basis of:

(a) the latest annual accounts of such Luxembourg Guarantor available as at the Closing Date; and

(b) the latest annual accounts of such Luxembourg Guarantor available as at the date on which a demand for payment is made in respect of this Indenture and the Security Documents entered into by the Luxembourg Guarantor.

Where, for the purpose of the above determinations, no duly established annual accounts are available for the relevant reference period (which, for the avoidance of doubt, includes a situation where, in respect of the determination to be made above, no final annual accounts have been established in due time in respect of the then most recently ended financial year), the relevant Luxembourg Guarantor shall, promptly establish unaudited interim accounts (as of the date of the end of the then most recent financial quarter) or annual accounts (as applicable) duly established in accordance with Luxembourg GAAP. If the Luxembourg Guarantor fails to provide such unaudited interim accounts or annual accounts (as applicable) within 30 (thirty) business days as from the request of the Collateral Agent, the Trustee or the Holders, the Collateral Agent or the Trustee may appoint an approved statutory auditor (réviseur d’entreprises agréé) or an independent reputable investment bank which shall make the determination of the Net Assets amounts based on such available elements and facts as deemed relevant by it at such time.

The above limitation shall not apply to any amounts borrowed by, or made available to, in any form whatsoever, the Luxembourg Guarantor or any of its direct or indirect present or future subsidiaries under any Security Document and/or this Indenture.

Section 11.07 Guarantee Limitation – Poland.

The obligations of the Polish Guarantor incorporated in Poland shall be limited to the extent required so that such obligations do not and cannot result in:

(a)	a payment leading to a reduction of the assets required for the coverage of the total nominal capital or a repayment of capital as prohibited under Article 189 of the Polish Companies Code; and

(b)

to the extent the obligations of a Polish Guarantor under this Indenture are considered a financial liability within the meaning of Article 11 section 2 of the Polish Insolvency Act, such obligations of a Polish Guarantor shall be limited to the extent required so that they do not result in the insolvency (niewypłacalność) of a Polish Guarantor within the meaning of Article 11 section 2 of the Polish Insolvency Act or in the insolvency within the meaning of Article 6 section 3 of the Polish Restructuring Act.

The limitation in limb (b) above will not apply if one or more of the following circumstances occurs:

(i)

any Event of Default has occurred or is continuing, irrespective of whether any of such events occurs before or after the Polish Guarantor becomes insolvent within the meaning of Article 11 section 2 of the Polish Insolvency Act or Article 6 section 3 of the Polish Restructuring Act;

(ii)

the amount of any liabilities of the Polish Guarantor (other than those under the Indenture, the Notes, or any Security Document) are of such value which results in its insolvency within the meaning of Article 11 section 2 of the Polish Insolvency Act or Article 6 section 3 of the Polish Restructuring Act;

(iii)

Polish law is amended in such a manner that over-indebtedness (stan nadmiernego zadłużenia) as provided for in Article 11 section 2 of the Polish Insolvency Act (as in force on the date of this Agreement) no longer gives grounds for declaration of bankruptcy or obliges the representatives of the Polish Guarantor to file for bankruptcy.

Section 11.08 Execution and Delivery of Guarantee.

To evidence its Guarantee set forth in Section 11.01 hereof, each Guarantor hereby agrees that this Indenture or a supplemental indenture will be executed on behalf of such Guarantor by one of its Officers.

Each Guarantor hereby agrees that its Guarantee set forth in Section 11.01 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

If an Officer whose signature is on this Indenture or on the Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Guarantee is endorsed, the Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

If required by Section 4.17 hereof, the Company will cause such Subsidiary to comply with the provisions of Section 4.17 hereof and this Article 11, to the extent applicable.

Section 11.09 Guarantors May Consolidate, etc., on Certain Terms.

Except as otherwise provided in Section 11.05 hereof, no Guarantor will, and the Restricted Parties will not permit any Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its consolidated properties or assets taken as a whole, in one or more related transactions, to any Person (other than the Company or a Guarantor) unless:

(1) (a) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under (a) the laws of the jurisdiction of organization of such Guarantor, as applicable, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof or (b) other than in the case of Sabre Financial, the laws of (i) the same jurisdiction as such Guarantor, (ii) another jurisdiction in which a Guarantor has been formed or (iii) any other member country in the Organization for Economic Cooperation and Development or any political subdivision or governmental authority thereof, provided, in the case of clauses (ii) and (iii), such jurisdiction is being used for legitimate business or tax saving purposes and the use of such jurisdiction does not have a material adverse effect on the enforceability of the applicable Guarantee or Liens on Collateral of such Guarantor for the benefit of the Holders of the Notes (such surviving Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”);

(b) the Successor Guarantor, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under this Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments;

(c) immediately after such transaction, no Default exists; and

(d) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures, if any, comply with this Indenture; or

(2) with respect to the Guarantors, the transaction is not prohibited by Section 4.10(a) hereof.

Subject to certain limitations described in this Indenture, the Successor Guarantor will succeed to, and be substituted for, such Guarantor under this Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may (1) merge or consolidate with or into, wind up into or transfer all or part of its properties and assets to another Guarantor or the Company, (2) merge with an Affiliate of the Company solely for the purpose of reincorporating the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof or (3) convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the Successor Guarantor, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Guarantee set forth in this Article 11 and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such Successor Guarantor will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such Successor Guarantor thereupon may cause to be signed any or all of the Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Guarantees had been issued at the date of the execution hereof.

Except as set forth in Articles 4 and 5 hereof, and notwithstanding clauses 1(a) and (b) of this Section 11.04, nothing contained in this Indenture or in any of the Notes will prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or will prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

Section 11.10 Releases.

Each Guarantee by a Sabre Foreign Guarantor will provide by its terms that it will be automatically and unconditionally released and discharged under its Guarantee upon:

(1) (a) any sale, exchange or transfer (by merger, amalgamation, consolidation or otherwise) of (i) the Capital Stock of such Sabre Foreign Guarantor, after which the applicable Sabre Foreign Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all the assets of such Sabre Foreign Guarantor, in each case if such sale, exchange or transfer is made in compliance with the applicable provisions of this Indenture;

(b) the designation of any Restricted Subsidiary that is a Sabre Foreign Guarantor as an Unrestricted Subsidiary in accordance with the terms of this Indenture; or

(c) the exercise by the Company of its legal defeasance option or covenant defeasance option as described under Article 8 hereof or the satisfaction and discharge of the Company’s obligations under this Indenture in accordance with Article 12 hereof; and

(2) delivery by the Company to the Trustee of an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

The Guarantee by Sabre Financing will be automatically and unconditionally released and discharged upon (1) the exercise by the Company of its legal defeasance option or covenant defeasance option as described under Article 8 hereof or the satisfaction and discharge of the Company’s obligations under this Indenture in accordance with Article 12 hereof and (2) the Company delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

Any Guarantor not released from its obligations under its Guarantee as provided in this Section 11.05 will remain liable for the full amount of principal of, premium on, if any, and interest, if any, on, the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 11.

Section 11.11 Limitation on Guarantor Liability – Iceland.

Notwithstanding any other provision of this Indenture, the Notes or any Security Document, with respect to each Guarantor incorporated in Iceland (each an “Icelandic Guarantor”) the Guarantee granted by an Icelandic Guarantor under this Indenture shall:

(1) be limited if and to the extent required to comply with Icelandic mandatory provisions on unlawful financial assistance within the meaning of article 104 of the public limited companies act number 2 from 1995 (Icelandic: lög um hlutafélög) and article 79 of the private limited companies act number 138 from 1994 (Icelandic: lög um einkahlutafélög) as amended and supplemented from time to time; and

(2) shall further be limited to an amount equivalent to the higher of:

(A) the equity (Icelandic: eigið fé) of such Icelandic Guarantor on the date of this Indenture calculated in accordance with applicable accounting principles (however, adjusted upwards to the extent market values are higher than book values); or

(B) the equity (Icelandic: eigið fé) of such Icelandic Guarantor at the time or times payment is requested from it calculated in accordance with applicable accounting principles (however, adjusted upwards to the extent market values are higher than book values) save that these limitations in this Section 11.11 shall not apply to any obligations and liabilities of such Icelandic Guarantor in respect of amounts relating to this Indenture (i) borrowed by such Icelandic Guarantor or any of its direct or indirect Subsidiaries and/or (ii) put at the disposal of such Icelandic Guarantor or any of its direct or indirect Subsidiaries of the Company by way of a loan, guarantee or otherwise.

Section 11.12 Sabre Foreign Guarantor Aggregate Liability Cap.

Notwithstanding anything in this Indenture, the Notes or the Security Documents, the maximum aggregate liability of the Sabre Foreign Guarantors under this Indenture, the Notes and the Security Documents shall not exceed an amount equal to $400,000,000.

ARTICLE 12

SATISFACTION AND DISCHARGE SECTION

Section 12.01 Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when either:

(1) all Notes that have been authenticated and delivered, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(2) (a) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company and the Company or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient (as determined by the Company, and, if anything other than, or in combination with, cash in U.S. dollars is being deposited or provided, in the opinion of a nationally recognized firm of independent public accountants), without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b) such deposit will not result in a breach or violation of, or constitute a default under any other material agreement or instrument (other than this Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound (in each case, other than resulting from any borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(c) the Company has paid or caused to be paid all sums payable by it under this Indenture and the Security Documents;

(d) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the Redemption Date, as the case may be; and

(e) if U.S. dollar-denominated Government Obligations shall have been deposited in connection with such satisfaction and discharge, then as a further condition to such satisfaction and discharge, the Trustee shall have received a certificate from a nationally recognized investment bank, appraisal firm or firm of independent accountants to the effect set forth in Section 8.04(1).

In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (a) of clause (2) of this Section 12.01, the provisions of Sections 12.02 and 8.06 hereof will survive. In addition, nothing in this Section 12.01 will be deemed to discharge those provisions of Section 7.06 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 12.02 Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 12.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest, if any, for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 12.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01 hereof; provided that if the Company has made any payment of principal of, premium on, if any, or interest, if any, on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 13

MISCELLANEOUS

Section 13.01 Notices.

Any notice or communication by the Company, any Guarantor, the Trustee or the Collateral Agent to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company and/or any Guarantor:

Sabre Financial Borrower, LLC

3150 Sabre Drive,

Southlake, TX 76092

Attention: Chief Legal Officer

With a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Facsimile:

Attention: Yasin Keshvargar

If to the Trustee or the Collateral Agent:

Wilmington Trust, National Association

1100 North Market Street

Wilmington, Delaware 19890

Facsimile:

Attention: Sabre Financial Notes Administrator

The Company, any Guarantor, the Trustee or the Collateral Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile or e-mail in pdf format; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; provided that notices to the Trustee or Collateral Agent shall be deemed to have been given when actually received by the Trustee or Collateral Agent, as applicable.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, by email, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC (or its designee) pursuant to the standing instructions from DTC or its designee.

Section 13.02 Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate with other Holders with respect to their rights under this Indenture or the Notes.

Section 13.03 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee or Collateral Agent (in the case of actions relating to the Security Documents or the Collateral) to take any action under this Indenture, the Company shall furnish to the Trustee and the Collateral Agent, as applicable:

(1) an Officer’s Certificate in form reasonably satisfactory to the Trustee and the Collateral Agent (which must include the statements set forth in Section 13.04 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture and the Security Documents, if applicable, relating to the proposed action have been satisfied; and

(2) an Opinion of Counsel in form reasonably satisfactory to the Trustee and the Collateral Agent (which must include the statements set forth in Section 13.04 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Notwithstanding the foregoing, such Opinion of Counsel under this Section shall not be required in the case of the initial issuance of the Notes hereunder on the date hereof.

Section 13.04 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture and the Security Documents, if applicable, must include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied; provided that with respect to matters of fact, an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

Section 13.05 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.06 No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Restricted Parties or any of their direct or indirect parent companies (other than the Restricted Parties), as such, will have any liability for any obligations of the Restricted Parties under the Notes, this Indenture, the Guarantees or the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 13.07 Governing Law; Waiver of Jury Trial; Consent to Jurisdiction

(a) THIS INDENTURE, THE NOTES, THE GUARANTEES AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED THEREIN, THE SECURITY DOCUMENTS WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) To the fullest extent permitted by applicable law, the Company and each Guarantor hereby irrevocably submits to the jurisdiction of any Federal or State court located in the Borough of Manhattan in The City of New York, New York in any suit, action or proceeding based on or arising out of or relating to this Indenture or any Securities and irrevocably agrees that all claims in respect of such suit or proceeding may be determined in any such court. The Company and each Guarantor irrevocably waives, to the fullest extent permitted by law, any objection which it may have to the laying of the venue of any such suit, action or proceeding brought in an inconvenient forum.

(c) EACH OF THE COMPANY, THE GUARANTORS, THE HOLDERS (BY THEIR ACCEPTANCE OF THE NOTES), THE TRUSTEE AND THE COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.08 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.09 Successors.

All agreements of the Company in this Indenture and the Notes will bind its successors. All agreements of the Trustee and the Collateral Agent in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 10.04 hereof.

Section 13.10 Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.11 Counterpart Originals.

This Indenture shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code/UCC (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature on this Indenture and any document delivered in connection herewith shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

Section 13.12 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.13 Force Majeure.

In no event shall the Trustee or the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, (i) any act or provision of any present or future law or regulation or governmental authority, (ii) any act of God, (iii) natural disaster, (iv) war, (v) terrorism, (vi) civil unrest, (vii) accidents, (viii) labor dispute, (ix) disease, (x) epidemic or pandemic, (xi) quarantine, (xii) national emergency, (xiii) loss or malfunction of utility or computer software or hardware, (xiv) communications system failure, (xv) malware or ransomware or (xvi) unavailability of the Federal Reserve Bank wire or telex system or other wire or other funds transfer systems, or (xvii) unavailability of any securities clearing system; it being understood that the Trustee and the Collateral Agent, as applicable, shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 13.14 U.S.A. Patriot Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee and the Collateral Agent, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee or the Collateral Agent. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee and the Collateral Agent to satisfy the requirements of the U.S.A. Patriot Act.

Section 13.15 Copies of Transaction Documents.

Upon written request from a Holder, the Company shall provide copies of this Indenture or the Security Documents to such Holder.

ARTICLE 14

PARALLEL DEBT

Section 14.01 Purpose; Governing Law

This Article 14 is included in this Indenture solely for the purpose of ensuring the validity and effect of certain security rights governed by the laws of certain countries outside the U.S., granted pursuant to the applicable Security Documents and, for the avoidance of doubt, shall not limit the rights and remedies provided to the First Lien Secured Parties by the other provisions of this Indenture, the Notes, or the Guarantees or the Security Documents.

Section 14.02 Additional Parallel Debt Provisions

In the case of any Guarantor that becomes a Guarantor after the Issue Date and is located in a jurisdiction where Parallel Debt provisions are customary or required, the Company, the Guarantors, the Trustee and the Collateral Agent are hereby authorized to provide for Parallel Debt, in customary form (as determined by the Company in its sole discretion) in the supplemental indenture with respect to such Guarantor’s guarantee. Subject to the rights of the Trustee and the Collateral Agent hereunder, the Company, without the consent of any Holder, may also incorporate into this Indenture additional Parallel Debt provisions as necessary to address After-Acquired Property in any jurisdiction where no assets are pledged by a guarantor organized therein on the Issue Date. For the avoidance of doubt, in no event shall the Trustee or Collateral Agent be required to act outside of the United States or to enter into any foreign law governed document, in connection with any Parallel Debt or otherwise, under or pursuant to this Indenture, the Notes, or the Guarantees or the Security Documents.

(a) The Company and the Guarantors, by way of an independent payment obligation, hereby irrevocably and unconditionally undertakes to pay to the Collateral Agent, as creditor in its own right and not as representative of the other First Lien Secured Parties, any amounts owing from time to time by that the Company or Guarantor to any First Lien Secured Party (other than the Collateral Agent) under any of this Indenture, the Notes, or the Guarantees or the Security Documents (its “Corresponding Debt”), as and when those amounts are due (the Company or such Guarantor’s payment and undertaking pursuant to this paragraph (a), its “Parallel Debt”).

(b) The Company, each Guarantor and the Collateral Agent acknowledges that the Parallel Debt of the Company and each Guarantor is several and is separate and independent from, and shall not in any way limit or affect, the Corresponding Debt of that Company or Guarantor nor shall the amounts for which the Company or each Guarantor is liable under its Parallel Debt be limited or affected in any way by its Corresponding Debt; provided that, notwithstanding any other provision of this Indenture, the Notes, or the Guarantees or the Security Documents:

(c) the Parallel Debt of the Company and each Guarantor shall be automatically decreased and discharged to the extent that its Corresponding Debt has been irrevocably paid or, in the case of guarantee obligations, discharged;

(d) the Corresponding Debt of the Company and each Guarantor shall be automatically decreased and discharged to the extent that its Parallel Debt has been irrevocably paid or, in the case of guarantee obligations, discharged;

(e) the amount of the Parallel Debt of each the Company and each Guarantor shall at all times be equal to the amount of its Corresponding Debt; and

(f) the aggregate amount outstanding owed by the Company and each Guarantor under this Indenture, the Notes or any of the Security Documents at any time shall not exceed the amount of the Corresponding Debt at that time.

[Signatures on following page]

SIGNATURES

Dated as of December 5, 2025

Sabre Financial Borrower, LLC

By:	/s/ Roushan Zenooz
Name: Roushan Zenooz
Title: Treasurer

Sabre Financing Holdings LLC as Guarantor

By:	/s/ Roushan Zenooz
Name: Roushan Zenooz
Title: Treasurer

Sabre Holdings (Luxembourg) S.à r.l. as Guarantor

By:	/s/ Emilie Guirimand
Name: Emilie Guirimand
Title: Class B Manager

Sabre International (Luxembourg) S.à r.l. as Guarantor

By:	/s/ Emilie Guirimand
Name: Emilie Guirimand
Title: Class B Manager

Sabre Finance (Luxembourg) S.à r.l. as Guarantor

By:	/s/ Emilie Guirimand
Name: Emilie Guirimand
Title: Class B Manager

Sabre AS (Luxembourg) S.à r.l. as Guarantor

By:	/s/ Emilie Guirimand
Name: Emilie Guirimand
Title: Class B Manager

[Signature Page to the Indenture]

Wilmington Trust, National Association as Trustee and Collateral Agent

By:	/s/ Karen Ferry
Name: Karen Ferry
Title: Vice President

[Signature Page to the Indenture]

EXHIBIT A1

[Face of Note]

CUSIP NO.: [78573X AA8]]

ISIN NO.: [US78573XAA81]

11.125% SENIOR SECURED NOTES DUE 2029

No. A-____	$________________

SABRE FINANCIAL BORROWER, LLC

promises to pay to [CEDE & CO.] or registered assigns,

the principal sum of _____________________________________ [(as may be increased or decreased on the attached Schedule of Exchanges of Interest in the Global Note)] on June 15, 2029.

Interest Payment Dates: June 15 and December 15.

Record Dates: June 1 and December 1.

Dated:

SABRE FINANCIAL BORROWER, LLC

By:
Name:
Title:

[Signature Page to Global Note A-____________]

This is one of the Notes referred to in the within-mentioned Indenture:

WILMINGTON TRUST, NATIONAL ASSOCIATION as Trustee

By:

Authorized Signatory

Date:

[Signature Page to Global Note A-___________]

[BACK OF NOTE]

11.125% SENIOR SECURED NOTES DUE 2029

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THE NOTES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OF, U.S. PERSONS, EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER (1) REPRESENTS THAT (A) IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, OR (B) IT IS NOT A U.S. PERSON (WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT), IS NOT ACQUIRING THIS SECURITY FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S

UNDER THE SECURITIES ACT, (2) AGREES FOR THE BENEFIT OF SABRE FINANCIAL BORROWER, LLC (THE “COMPANY”) THAT PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS ONE YEAR AFTER THE LATER OF THE ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), IT WILL NOT OFFER, SELL PLEDGE OR OTHERWISE TRANSFER THIS NOTE OR ANY BENEFICIAL INTEREST HEREIN, EXCEPT IN ACCORDANCE WITH THE SECURITIES ACT AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND ONLY (A) TO SABRE FINANCING HOLDINGS LLC, SABRE FINANCIAL BORROWER, LLC OR ANY WHOLLY-OWNED SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, (C) IN THE UNITED STATES, SO LONG AS THE NEW NOTES REMAIN ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON WHO IT REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER ACQUIRING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ONE OR MORE OTHER QUALIFIED INSTITUTIONAL BUYERS IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A AND TO WHOM NOTICE IS GIVEN THAT SUCH RESALE, PLEDGE OR TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE) OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH (2)(E) ABOVE, THE COMPANY RESERVES THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY RULE 144 EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. Sabre Financial Borrower, LLC, a Delaware limited liability company (the “Company”), promises to pay or cause to be paid interest on the principal amount of this Note at 11.125% per annum from December 5, 2025 until maturity. The Company will pay interest, if any, semi-annually in arrears on June 15 and December 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that, if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be June 15, 2026. If any interest payment date falls on a day that is not a Business Day, the required payment will be made on the succeeding Business Day and no interest on such payment will accrue in respect of the delay. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, if any (without regard to any applicable grace period), at the same rate to the extent lawful.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2) METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest), if any, to the Persons who are registered Holders of Notes at the close of business on June 1 and December 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest, if any, at the office or agency of the Paying Agent and Registrar within the contiguous United States, or, at the option of the Company, payment of interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, premium on, if any, and interest, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) PAYING AGENT AND REGISTRAR. Initially, Wilmington Trust, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders of the Notes. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

(4) INDENTURE AND SECURITY DOCUMENTS. The Company issued the Notes under an Indenture dated as of December 5, 2025 (the “Indenture”) among the Company, the Guarantors, the Trustee and Wilmington Trust, National Association, as Collateral Agent. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured obligations of the Company. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(5) OPTIONAL REDEMPTION.

At any time prior to June 15, 2027, the Company may redeem all or a part of the Notes, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, plus accrued and unpaid interest, if any, on the Notes redeemed, to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

At any time, in connection with any tender offer or other offer to purchase any series of Notes (including pursuant to a Change of Control Offer or Asset Sale Offer), if not less than 90% in aggregate principal amount of the outstanding Notes of such series validly tender and do not withdraw such Notes in such offer, all of the holders of such series of Notes will be deemed to have consented to such tender or other offer and accordingly, the Company or any third party purchasing or acquiring the Notes in lieu of the Company will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 60 days following such purchase, to redeem all Notes of such series that remain outstanding following such purchase at a price equal to the price paid to holders in such purchase, plus accrued and unpaid interest, if any, on such Notes to (but not including) the Redemption Date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the Redemption Date).

At any time and from time to time on or prior to June 15, 2027, the Company may redeem in the aggregate up to 40% of the original aggregate principal amount of the Notes with the net cash proceeds of one or more Subsequent Equity Offerings (1) by Sabre GLBL or (2) by any direct or indirect parent of Sabre GLBL to the extent the net cash proceeds thereof are contributed to the common equity capital of Sabre GLBL or used to purchase Capital Stock (other than Disqualified Stock) (in each case, as defined in the Intercompany Loan) of Sabe GLBL from it, at a redemption price (expressed as a percentage of principal amount thereof) of 111.125%, plus accrued and unpaid interest to, but excluding, the Redemption Date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that (1) at least 50% of the original aggregate principal amount of the Notes must remain outstanding after each such redemption; and (2) that such redemption shall occur within 180 days after the date on which any such Subsequent Equity Offering is consummated upon not less than ten nor more than 60 days’ notice mailed by first-class mail to each holder of Notes being redeemed and otherwise in accordance with the procedures set forth in the Indenture.

Except pursuant to the three precedent paragraphs, the Notes will not be redeemable at the Company’s option prior to June 15, 2027.

On and after June 15, 2027, the Company may, at its option, on one or more occasions, redeem all or a portion of the Notes at redemption prices (expressed as percentages of the aggregate principal amount thereof) set forth below, plus accrued and unpaid interest, if any, on the Notes redeemed, to, but excluding, the Redemption Date, if redeemed during the 12-month period beginning on June 15 of the years indicated below:

Year	Percentage
2027	105.563%
2028 and thereafter	100.000%

Any redemptions pursuant to this paragraph (5) shall be made pursuant to the provisions of the Indenture.

If the Company receives any voluntary or mandatory prepayment of principal under the Intercompany Loan, the Company shall retain such amount and promptly use such amount to redeem the maximum principal amount of Notes that can be redeemed with such amount (after taking into account accrued and unpaid interest and any applicable redemption premium required to be paid in connection therewith).

Notice of any redemption (including with net cash proceeds of a Subsequent Equity Offering) may, at the Company’s discretion, be subject to one or more conditions precedent, including, without limitation, the consummation of an incurrence or issuance of debt or equity or a Change of Control. If any Notes are listed on an exchange, and the rules of such exchange so require, the Company will notify the exchange of any such notice of redemption. In addition, the Company will notify the exchange of the principal amount of any Notes outstanding following any partial redemption of Notes. If any condition precedent has not been satisfied, the Company shall provide written notice to the Trustee and Holders by 10 A.M., New York City time, on the Redemption Date, stating that such condition has not been satisfied, the notice of redemption is rescinded or delayed and the redemption shall not occur or shall be delayed.

(6) MANDATORY REDEMPTION. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7) REPURCHASE AT THE OPTION OF HOLDER.

(a) Upon the occurrence of a Change of Control, the Company will be required to make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to, but excluding, the date of purchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”). Within 30 days following any Change of Control, the Company will mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b) (i) The Restricted Parties may not consummate any Asset Sale that would result in the sale of assets (in the aggregate since the Issue Date) contributing in excess of 17.5% of EBITDA of the Restricted Group (measured at the time of the consummation of any Asset Sale) to Persons that are not Affiliates of Sabre (the “Specified Asset Sale Limitation”). The Specified Asset Sale Limitation shall not apply to any Permitted Asset Swap or any Asset Sale the proceeds of which are initially reinvested in the Restricted Group; and (ii) to the extent that the terms of any Indebtedness of Sabre GLBL requires that such Indebtedness be prepaid with the Net Proceeds of Asset Sales, the Restricted Parties shall be entitled to distribute the Net Proceeds of any Asset Sale so required to prepay such Indebtedness to Sabre GLBL, which Net Proceeds shall promptly be used to repay such other Indebtedness.

If and to the extent the Intercompany Loan requires Sabre GLBL to offer to prepay any loans thereunder, the Company will make an Asset Sale Offer to all Holders of Notes to purchase the maximum principal amount of Notes and such Pari Passu Indebtedness that is in an amount equal to at least $2,000 that may be purchased with such Excess Proceeds (as defined in the Intercompany Loan) at an offer price in cash in an amount equal to 100% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest, if any, to, but excluding, the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture and the Intercompany Loan.

If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for general corporate purposes, subject to the other covenants contained in the Indenture. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.

(8) NOTICE OF REDEMPTION. At least 10 days but not more than 60 days before a Redemption Date, the Company will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address or otherwise sent in accordance with the procedures of the Depositary, except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Articles 8 or 12 thereof. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased.

(9) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date.

(10) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

(11) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Notes, the Guarantees or the Security Documents may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes or the Guarantees or the Security Documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes. Without the consent of any Holder of Notes, the Indenture, the Notes, the Guarantees or the Security Documents may be amended or supplemented to cure any ambiguity, omission, mistake, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of the Notes and Guarantees by a successor to the Company or such Guarantor pursuant to the Indenture, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not materially and adversely affect the legal rights under the Indenture of any Holder, to conform the text of the Indenture, the Notes, or the Guarantees or the Security Documents to any provision of the “Description of Notes” section of the Company’s Offering Memorandum dated November 20, 2025, relating to the offering of the Notes, to the extent that such provision in that “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Notes, or the Guarantees or the Security Documents, which intent may be evidenced by an Officer’s Certificate to that effect, to enter into additional or supplemental Security Documents, to release Collateral in accordance with the terms of this Indenture and the Security Documents, or to allow any Guarantor to execute a supplemental indenture to the Indenture and/or a Guarantee with respect to the Notes.

(12) DEFAULTS AND REMEDIES. The Indenture contains provisions for certain Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth in the Indenture. In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to Sabre Holdings, the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of

Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 30% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, or interest, if any) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of all the Holders of Notes, rescind an acceleration or waive an existing Default or Event of Default and its respective consequences under the Indenture except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest, if any, on, the Notes (including in connection with an offer to purchase). The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, within five Business Days of becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

(13) TRUSTEE AND COLLATERAL AGENT DEALINGS WITH COMPANY. The Trustee and Collateral Agent, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee or Collateral Agent.

(14) NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Restricted Parties or any of their direct or indirect parent companies (other than the Restricted Parties), as such, will have any liability for any obligations of the Restricted Parties under the Notes, the Indenture, the Guarantees or the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(15) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(16) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(17) CUSIP NUMBERS AND ISINS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers and ISINs to be printed on the Notes, and the Trustee may use CUSIP numbers and ISINs in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(18) GOVERNING LAW. THE INDENTURE, THIS NOTE AND THE GUARANTEES WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Sabre Financial Borrower, LLC

3150 Sabre Drive,

Southlake, TX 76092

Attention: Chief Legal Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, check the appropriate box below:

☐ SECTION 4.10     ☐ SECTION 4.15

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Custodian

EXHIBIT A2

[Face of Regulation S Temporary Global Note]

CUSIP No.: U86042 AA3

ISIN No: USU86042AA34

11.125% SENIOR SECURED NOTES DUE 2029

No. S-____	$________________

SABRE FINANCIAL BORROWER, LLC

promises to pay to [CEDE & CO.] or registered assigns,

the principal sum of _____________________________________ [(as may be increased or decreased on the attached Schedule of Exchanges of Interest in the Regulation S Temporary Global Note) ]on June 15, 2029.

Interest Payment Dates: June 15 and December 15.

Record Dates: June 1 and December 1.

Dated:

SABRE FINANCIAL BORROWER, LLC

By:
Name:
Title:

[Signature Page to Global Note S-____]

This is one of the Notes referred to in the within-mentioned Indenture:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Date:

[Signature Page to Global Note S-______]

[Back of Regulation S Temporary Global Note]

11.125% Senior Secured Notes due 2029

THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR DEFINITIVE NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN). THIS LEGEND WILL BE DEEMED REMOVED AFTER THE EXPIRATION OF FORTY DAYS FROM THE LATER OF (i) THE DATE ON WHICH THESE NOTES WERE FIRST OFFERED AND (ii) THE DATE OF ISSUE OF THESE NOTES.

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THE NOTES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OF, U.S. PERSONS, EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER (1) REPRESENTS THAT (A)

IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, OR (B) IT IS NOT A U.S. PERSON (WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT), IS NOT ACQUIRING THIS SECURITY FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES FOR THE BENEFIT OF SABRE FINANCIAL BORROWER, LLC (THE “COMPANY”) THAT PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS 40 DAYS AFTER THE LATER OF THE ISSUE DATE HEREOF AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S, IT WILL NOT OFFER, SELL PLEDGE OR OTHERWISE TRANSFER THIS NOTE OR ANY BENEFICIAL INTEREST HEREIN, EXCEPT IN ACCORDANCE WITH THE SECURITIES ACT AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND ONLY (A) TO SABRE FINANCING HOLDINGS LLC, SABRE FINANCIAL BORROWER, LLC OR ANY WHOLLY-OWNED SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, (C) IN THE UNITED STATES, SO LONG AS THE NEW NOTES REMAIN ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON WHO IT REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER ACQUIRING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ONE OR MORE OTHER QUALIFIED INSTITUTIONAL BUYERS IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A AND TO WHOM NOTICE IS GIVEN THAT SUCH RESALE, PLEDGE OR TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE) OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH (2)(E) ABOVE, THE COMPANY RESERVES THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY RULE 144 EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. Sabre Financial Borrower, LLC, a Delaware limited liability company (the “Company”), promises to pay or cause to be paid interest on the principal amount of this Note at 11.125% per annum from December 5, 2025 until maturity. The Company will pay interest, if any, semi annually in arrears on June 15 and December 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that, if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be June 15, 2026. If any interest payment date falls on a day that is not a Business Day, the required payment will be made on the succeeding Business Day and no interest on such payment will accrue in respect of the delay. The Company will pay interest (including post petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, if any (without regard to any applicable grace period), at the same rate to the extent lawful.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2) METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest), if any, to the Persons who are registered Holders of Notes at the close of business on June 1 and December 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest, if any, at the office or agency of the Paying Agent and Registrar within the contiguous United States, or, at the option of the Company, payment of interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, premium on, if any, and interest, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) PAYING AGENT AND REGISTRAR. Initially, Wilmington Trust, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders of the Notes. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

(4) INDENTURE AND SECURITY DOCUMENTS. The Company issued the Notes under an Indenture dated as of December 5, 2025 (the “Indenture”) among the Company, the Guarantors, the Trustee and Wilmington Trust, National Association, as Collateral Agent. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured obligations of the Company. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(5) OPTIONAL REDEMPTION.

At any time prior to June 15, 2027, the Company may redeem all or a part of the Notes, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, plus accrued and unpaid interest, if any, on the Notes redeemed, to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

At any time, in connection with any tender offer or other offer to purchase any series of Notes (including pursuant to a Change of Control Offer or Asset Sale Offer), if not less than 90% in aggregate principal amount of the outstanding Notes of such series validly tender and do not withdraw such Notes in such offer, all of the holders of such series of Notes will be deemed to have consented to such tender or other offer and accordingly, the Company or any third party purchasing or acquiring the Notes in lieu of the Company will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 60 days following such purchase, to redeem all Notes of such series that remain outstanding following such purchase at a price equal to the price paid to holders in such purchase, plus accrued and unpaid interest, if any, on such Notes to (but not including) the Redemption Date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the Redemption Date).

At any time and from time to time on or prior to June 15, 2027, the Company may redeem in the aggregate up to 40% of the original aggregate principal amount of the Notes with the net cash proceeds of one or more Subsequent Equity Offerings (1) by Sabre GLBL or (2) by any direct or indirect parent of Sabre GLBL to the extent the net cash proceeds thereof are contributed to the common equity capital of Sabre GLBL or used to purchase Capital Stock (other than Disqualified Stock) (in each case, as defined in the Intercompany Loan) of Sabe GLBL from it, at a redemption price (expressed as a percentage of principal amount thereof) of 111.125%, plus accrued and unpaid interest to, but excluding, the Redemption Date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that (1) at least 50% of the original aggregate principal amount of the Notes must remain outstanding after each such redemption; and (2) that such redemption shall occur within 180 days after the date on which any such Subsequent Equity Offering is consummated upon not less than ten nor more than 60 days’ notice mailed by first-class mail to each holder of Notes being redeemed and otherwise in accordance with the procedures set forth in the Indenture.

Except pursuant to the three precedent paragraphs, the Notes will not be redeemable at the Company’s option prior to June 15, 2027.

On and after June 15, 2027, the Company may, at its option, on one or more occasions, redeem all or a portion of the Notes at redemption prices (expressed as percentages of the aggregate principal amount thereof) set forth below, plus accrued and unpaid interest, if any, on the Notes redeemed, to, but excluding, the Redemption Date, if redeemed during the 12-month period beginning on June 15 of the years indicated below:

Year	Percentage
2027	105.563%
2028 and thereafter	100.000%

Any redemptions pursuant to this paragraph (5) shall be made pursuant to the provisions of the Indenture.

If the Company receives any voluntary or mandatory prepayment of principal under the Intercompany Loan, the Company shall retain such amount and promptly use such amount to redeem the maximum principal amount of Notes that can be redeemed with such amount (after taking into account accrued and unpaid interest and any applicable redemption premium required to be paid in connection therewith).

Notice of any redemption (including with net cash proceeds of a Subsequent Equity Offering) may, at the Company’s discretion, be subject to one or more conditions precedent, including, without limitation, the consummation of an incurrence or issuance of debt or equity or a Change of Control. If any Notes are listed on an exchange, and the rules of such exchange so require, the Company will notify the exchange of any such notice of redemption. In addition, the Company will notify the exchange of the principal amount of any Notes outstanding following any partial redemption of Notes. If any condition precedent has not been satisfied, the Company shall provide written notice to the Trustee and Holders by 10 A.M., New York City time, on the Redemption Date, stating that such condition has not been satisfied, the notice of redemption is rescinded or delayed and the redemption shall not occur or shall be delayed.

(6) MANDATORY REDEMPTION. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7) REPURCHASE AT THE OPTION OF HOLDER.

(a) Upon the occurrence of a Change of Control, the Company will be required to make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to, but excluding, the date of purchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”). Within 30 days following any Change of Control, the Company will mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b) (i) The Restricted Parties may not consummate any Asset Sale that would result in the sale of assets (in the aggregate since the Issue Date) contributing in excess of 17.5% of EBITDA of the Restricted Group (measured at the time of the consummation of any Asset Sale) to Persons that are not Affiliates of Sabre (the “Specified Asset Sale Limitation”). The Specified Asset Sale Limitation shall not apply to any Permitted Asset Swap or any Asset Sale the proceeds of which are initially reinvested in the Restricted Group; and (ii) to the extent that the terms of any Indebtedness of Sabre GLBL requires that such Indebtedness be prepaid with the Net Proceeds of Asset Sales, the Restricted Parties shall be entitled to distribute the Net Proceeds of any Asset Sale so required to prepay such Indebtedness to Sabre GLBL, which Net Proceeds shall promptly be used to repay such other Indebtedness.

If and to the extent the Intercompany Loan requires Sabre GLBL to offer to prepay any loans thereunder, the Company will make an Asset Sale Offer to all Holders of Notes to purchase the maximum principal amount of Notes and such Pari Passu Indebtedness that is in an amount equal to at least $2,000 that may be purchased with such Excess Proceeds (as defined in the Intercompany Loan) at an offer price in cash in an amount equal to 100% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest, if any, to, but excluding, the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture and the Intercompany Loan.

If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for general corporate purposes, subject to the other covenants contained in the Indenture. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.

(8) NOTICE OF REDEMPTION. At least 10 days but not more than 60 days before a Redemption Date, the Company will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address or otherwise sent in accordance with the procedures of the Depositary, except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Articles 8 or 12 thereof. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased.

(9) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date.

This Regulation S Temporary Global Note is exchangeable in whole or in part for one or more Global Notes only (i) on or after the termination of the 40-day distribution compliance period (as defined in Regulation S) and (ii) upon presentation of certificates (accompanied by an Opinion of Counsel, if applicable) required by Article 2 of the Indenture. Upon exchange of this Regulation S Temporary Global Note for one or more Global Notes, the Trustee shall cancel this Regulation S Temporary Global Note

(10) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

(11) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Notes, the Guarantees or the Security Documents may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes or the Guarantees or the Security Documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes. Without the consent of any Holder of Notes, the Indenture, the Notes, the Guarantees or the Security Documents may be amended or supplemented to cure any ambiguity, omission, mistake, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of the Notes and Guarantees by a successor to the Company or such Guarantor pursuant to the Indenture, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not materially and adversely affect the legal rights under the Indenture of any Holder, to conform the text of the Indenture, the Notes, or the Guarantees or the Security Documents to any provision of the “Description of Notes” section of the Company’s Offering Memorandum dated November 20, 2025, relating to the offering of the Notes, to the extent that such provision in that “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Notes, or the Guarantees or the Security Documents, which intent may be evidenced by an Officer’s Certificate to that effect, to enter into additional or supplemental Security Documents, to release Collateral in accordance with the terms of this Indenture and the Security Documents, or to allow any Guarantor to execute a supplemental indenture to the Indenture and/or a Guarantee with respect to the Notes.

(12) DEFAULTS AND REMEDIES. The Indenture contains provisions for certain Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth in the Indenture. In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to Sabre Holdings, the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 30% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, or interest, if any) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of all the Holders of Notes, rescind an acceleration or waive an existing Default or Event of Default and its respective consequences under the Indenture except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest, if any, on, the Notes (including in connection with an offer to purchase). The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, within five Business Days of becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

(13) TRUSTEE AND COLLATERAL AGENT DEALINGS WITH COMPANY. The Trustee and Collateral Agent, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee or the Collateral Agent.

(14) NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Restricted Parties or any of their direct or indirect parent companies (other than the Restricted Parties), as such, will have any liability for any obligations of the Restricted Parties under the Notes, the Indenture, the Guarantees or the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(15) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(16) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(17) CUSIP NUMBERS AND ISINS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers and ISINs to be printed on the Notes, and the Trustee may use CUSIP numbers and ISINs in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(18) GOVERNING LAW. THE INDENTURE, THIS NOTE AND THE GUARANTEES WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Sabre Financial Borrower, LLC

3150 Sabre Drive,

Southlake, TX 76092

Attention: Chief Legal Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, check the appropriate box below:

☐ SECTION 4.10    ☐ SECTION 4.15

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE REGULATION S TEMPORARY GLOBAL NOTE

The following exchanges of a part of this Regulation S Temporary Global Note for an interest in another Global Note or exchange of a part of another other Restricted Global Note for an interest in this Regulation S Temporary Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Custodian

A2-10

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Sabre Financial Borrower, LLC

3150 Sabre Drive

Southlake, TX 76092

Wilmington Trust, National Association

1100 North Market Street

Wilmington, Delaware 19890

Fax No.:

Re: 11.125% Senior Secured Notes due 2029 (the “Notes”)

(CUSIP [     ])

Reference is hereby made to the Indenture, dated as of December 5, 2025 (the “Indenture”), among Sabre Financial Borrower, LLC, as issuer (the “Company”), the Guarantors party thereto and Wilmington Trust, National Association, as trustee and collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

       , (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $   in such Note[s] or interests (the “Transfer”), to         (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2. ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Temporary Global Note, the Regulation S Permanent Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Permanent Global Note, the Regulation S Temporary Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

3. ☐ Check and complete if Transferee will take delivery of a beneficial interest in a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b) ☐ such Transfer is being effected to the Company or a subsidiary thereof;

or

(c) ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

4. ☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a) ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP ), or

(ii)	☐ Regulation S Global Note (CUSIP ), or

(b)	☐ a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP ), or

(ii)	☐ Regulation S Global Note (CUSIP ), or

(iii)	☐ Unrestricted Global Note (CUSIP ); or

(b)	☐ a Restricted Definitive Note; or

(c)	☐ an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Sabre Financial Borrower, LLC

3150 Sabre Drive

Southlake, TX 76092

Wilmington Trust, National Association

1100 North Market Street

Wilmington, Delaware 19890

Fax No.:

Re: 11.125% Senior Secured Notes due 2029 (the “Notes”)

(CUSIP [     ])

Reference is hereby made to the Indenture, dated as of December 5, 2025 (the “Indenture”), among Sabre Financial Borrower, LLC, as issuer (the “Company”), the Guarantors party thereto and Wilmington Trust, National Association, as trustee and collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

       , (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $        in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d) ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note, ☐ Regulation S Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

EXHIBIT D

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

[  ] SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of [___________], among (the “Guaranteeing Entity”), Sabre Financial Borrower, LLC (the “Company”) and Wilmington Trust, National Association, as trustee (the “Trustee”) and collateral agent (the “Collateral Agent”), under the Indenture referred to below.

W I T N E S S E T H

WHEREAS, the Company and certain Guarantors have heretofore executed and delivered to the Trustee and the Collateral Agent an indenture (the “Indenture”), dated as of December 5, 2025 providing for the issuance of the Company’s 11.125% Senior Secured Notes due 2029 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Entity shall execute and deliver to the Trustee and the Collateral Agent a supplemental indenture pursuant to which the Guaranteeing Entity shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee and the Collateral Agent is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Entity, the Trustee and the Collateral Agent mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guaranteeing Entity hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Guarantee and in the Indenture including but not limited to Article 11 thereof.

4. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Company or any Guarantor or any of their direct or indirect parent companies (other than the Company and the Guarantors), as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Guarantees or the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

5. NEW YORK LAW TO GOVERN. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

6. COUNTERPARTS. This Supplemental Indenture shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code/UCC (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

7. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

8. THE TRUSTEE AND THE COLLATERAL AGENT. Neither the Trustee nor the Collateral Agent shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Entity and the Company.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:

[GUARANTEEING ENTITY]

By:
Name:
Title:

SABRE FINANCIAL BORROWER, LLC

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:
Name:
Title:

ANNEX A

Agreed Guarantee and Security Principles

1	Introduction

The guarantees and security required to be provided under the Indenture, the Notes and the Security Documents (together, the “Notes Documents”) will be given in accordance with the guarantee and security principles set out in this Annex A (the “Agreed Security Principles”). The parties agree that the scope and other terms of the guarantees and security proposed to be provided under the Notes Documents by any Sabre Foreign Guarantor shall be subject in all respects to the limitations and other provisions of this Annex A which shall be reflected in the limitations set out in the Notes Documents. Capitalized terms used herein and not otherwise defined shall have the meaning given to such terms in the Indenture to which this Annex A is attached.

2	General principles

2.1

The Agreed Security Principles embody a recognition by all parties that there may be certain legal, practical and commercial difficulties in obtaining effective or commercially reasonable guarantees and/or security in respect of Collateral from all relevant Sabre Foreign Guarantor in each Guarantor Jurisdiction in which it has been agreed that guarantees and security will be granted. In particular (and without limitation):

(a)

general legal and statutory limitations (including the guarantee limitation language set out in the Notes Documents with respect to the jurisdictions to which they refer), regulatory restrictions, financial assistance, anti-trust and other competition authority restrictions, corporate benefit laws, fraudulent preference, equitable subordination, foreign exchange laws or regulations (or analogous restrictions), transfer pricing or thin capitalization, earnings stripping, controlled foreign corporation and other tax restrictions, exchange control restrictions, capital maintenance rules and liquidity impairment rules, usury law provisions, no compounded interest rules, tax restrictions, retention of title claims, employee consultation or approval requirements and similar principles under any applicable law may preclude or limit the ability of a Sabre Foreign Guarantor to provide a guarantee or security or may require that the guarantee or Collateral be limited as to amount or otherwise and, if so, the guarantee or any relevant asset may be excluded or may be so limited; provided that it is acknowledged and agreed that each Sabre Foreign Guarantor is providing guarantees and security on an “upstream” basis and, other than in the case of Sabre Iceland ehf., that there are no preclusions from the provision of guarantees and security by the Sabre Foreign Guarantors incorporated in the Guarantor Jurisdictions and the terms of any contractual limitations in respect of the Sabre Foreign Guarantors incorporated in the Guarantor Jurisdictions have been substantially agreed between counsel to the Initial Purchasers and the Company prior to the date of the Indenture and the relevant Sabre Foreign Guarantor shall use commercially reasonable efforts to overcome any such obstacle that is reasonably capable of being overcome by the applicable Sabre Foreign Guarantor for a period of not more than twenty (20) Business Days and without incurring material cost if: (1) the Trustee (acting at the direction of Holders holding a majority in aggregate principal amount of the Notes) notifies the relevant Sabre Foreign Guarantor that such relevant Sabre Foreign Guarantor should seek to overcome such obstacle; and (2) the relevant Sabre Foreign Guarantor is satisfied that such endeavours would not reasonably be expected to adversely impact relationships with third parties (otherwise such guarantee or Security Document shall be subject to such obstacle in all respects);

(b)

a key factor in determining whether or not a guarantee or security will be taken (and in respect of the Collateral, the extent of its scope, perfection and/or registration) is the applicable time and cost (including, without limitation, adverse effects on taxes, interest deductibility, stamp duty, registration taxes, registration fees, legal fees, notarial costs or any other fees, costs, commissions or expenses directly associated with the granting of the guarantee or security) which will not be disproportionate to the benefit accruing to the Holders of obtaining (or in respect of the security, performing any registration or other perfection of) such guarantee or security;

(c)

no Sabre Foreign Guarantor will be required to give guarantees or enter into Security Documents if it is not within the legal capacity of, or otherwise contrary to its constitutional documents, of the relevant person or if it would conflict with the fiduciary or statutory duties of their directors, officers, employees or managers or contravene any applicable legal, regulatory or any enforceable contractual or corporate prohibition or restriction or have the potential to result in a risk of personal, civil or criminal liability for any director, manager or officer of or for any Sabre Foreign Guarantor (in each case after giving effect to guarantee limitation language in the relevant Notes Document) as determined in good faith by the Company or the Sabre Foreign Guarantor; provided that it is acknowledged and agreed that each Sabre Foreign Guarantor is providing guarantees and security on an “upstream” basis and that there are no such restrictions or prohibitions which would restrict, prevent or inhibit the Sabre Foreign Guarantors incorporated in the Guarantor Jurisdictions from the provision of guarantees and security and, in relation to a contractual prohibition or restriction only, the relevant person, director, manager or officer shall use commercially reasonable efforts to overcome any such obstacle (for a period of not more than ten (10) Business Days and without incurring material cost if: (1) the Trustee (acting at the direction of Holders holding a majority in aggregate principal amount of the Notes) notifies the relevant Sabre Foreign Guarantor that such relevant Sabre Foreign Guarantor should seek to overcome such obstacle; and (2) the relevant Sabre Foreign Guarantor is satisfied that such endeavours would not reasonably be expected to adversely impact relationships with third parties (otherwise such guarantee or security shall be subject to such prohibition or restriction);

(d)

Security interests and Guarantees provided by the Sabre Foreign Guarantors and other will be subject to customary local-law limitations, including financial assistance, corporate benefit and similar restrictions, and to any specific limitations set forth in the applicable guaranty, including, where applicable, caps on liability based on net assets or similar tests. The Security Documents provide for extensions of time and exceptions where perfection cannot be achieved without undue burden or expense, and for post-closing deliveries and actions within specified time periods;

(e)

any asset subject to a legal requirement, contract, lease, license, instrument, regulatory constraint (including, without limitation, any agreement with any government or regulatory body) or other third party arrangement, which may prevent or condition the asset from being subject to the applicable Security Document (including, without limitation, requiring a consent of any third party, supervisory board or works council (or equivalent or similar bodies)) and any asset where, if such asset were to be subject to the applicable Security Document, a third party would have the right to terminate or otherwise amend any rights, benefits and/or obligations of any Sabre Foreign Guarantor in respect of the asset or require any Sabre Foreign Guarantor to take any action materially adverse to the interests of the Sabre GLBL or such Sabre Foreign Guarantor, in each case will be excluded from any security and the applicable Security Document; provided that, in relation to a contractual prohibition or restriction only, commercially reasonable efforts (for a period of not more than ten (10) Business Days and without incurring material cost) to obtain consent to charging any asset (where otherwise prohibited) shall be used by the relevant Sabre Foreign Guarantor if: (1) the asset is material in the context of the business of the Sabre GLBL; and (2) the Sabre Foreign Guarantor is satisfied that such commercially reasonable efforts would not reasonably be expected to adversely impact relationships with third parties (otherwise no such consent shall be sought);

(f)

the granting, registration or the perfection of security interests will not be required in a manner such that it would have a material adverse effect on the ability of the relevant Sabre Foreign Guarantor to conduct its operations and business in the ordinary course or as otherwise not prohibited by the Notes Documents (including dealing with the secured assets and all contractual counterparties or amending, waiving or terminating (or allowing to lapse) any rights, benefits or obligations, in each case prior to (i) the Trustee taking any of the actions or exercising any of the remedies set out in Section 6.02 (Acceleration) of the Indenture (an “Acceleration Event“) or (ii) the application or petition for, or commencement of, judicial reorganisation (réorganisation judiciaire) proceedings, pursuant to the Luxembourg law dated 7 August 2023 on business preservation and modernisation of the bankruptcy regime, against any Luxembourg Guarantor and any requirement under the Agreed Security Principles to seek consent of any person or take or not take any other action shall be subject to this paragraph (f);

(g)

the maximum guaranteed and/or secured amount may be limited to minimize stamp duty, notarization, registration or other applicable fees, taxes and duties where the cost of increasing the guaranteed and/or secured amount is disproportionate in relation to the value afforded thereby, including the likely value of the asset in an enforcement process, taking into account the level of such taxes and duties;

(h)

where a class of assets to be secured includes material and immaterial assets, if the cost of granting security over the immaterial assets is disproportionate to the benefit of such security, security will be granted over the material assets only;

(i)	[Reserved];

(j)

unless otherwise necessary under local law and so provided in the Notes Documents, there should be no action required to be taken in relation to the guarantees or security when any Holder assigns or transfers its Notes to a new Holder and no Sabre Foreign Guarantor shall bear or otherwise be liable for any taxes, any notarial, registration or perfection fees or any other costs, fees or expenses that result from any assignment or transfer by a Holder;

(k)

to the extent legally effective, all guarantees and all security will be given in favour of the Collateral Agent, for the benefit of the Holders, and not the Holders individually (with the Collateral Agent to hold one set of Security Documents for all the Holders); customary “parallel debt”, security trust and/or other customary security agency provisions (or equivalent mechanisms in the Guarantor Jurisdiction, including without limitation, security agency provisions that provide that the security will be granted to the Collateral Agent acting as direct representative of the Holders) will be used where necessary;

(l)	subject to Section 9.1 below, no guarantees or security will be required from or over the shares or assets of any joint venture or similar arrangement;

(m)

it is expressly acknowledged that it may be impossible, impractical or not financially worthwhile to the Company or a Guarantor to create security over certain types of asset and/or over certain categories of assets in which event security will not be taken over such assets;

(n)

subject in all cases to the other provisions in these Agreed Security Principles, any Security Document will only be required to be notarized if required by applicable law in order for the relevant security interest to become enforceable or admissible in evidence, or if the Company determines that such action is advisable to permit enforcement or to establish or preserve its ranking;

(o)	no title insurance will be required;

(p)	no perfection, filing or other action will be required with respect to a type of Collateral not owned by the Company or a Guarantor;

(q)

(A) to the extent that a valid and enforceable security interest having the requisite priority can be taken on substantially all of the intended Collateral in any Guarantor Jurisdiction on a generic basis without listing any individual assets, no specific listing shall be required (other than in relation to bank accounts, details of which may be listed as customary) and (B) without limiting the generality of the foregoing, the Security Documents shall not include or require a listing of any assets unless the absence of such listing would render the security interest therein invalid, unenforceable, subject to a greater risk of challenge or would otherwise result in the inability to perfect and/or enforce the security interest created thereunder;

(r)

all guarantees and security shall also be limited by any other specific prohibitions or limitations of applicable local law as are customary as reasonably determined by the Company in good faith and set forth in the relevant Security Document;

(s)

in no event shall control agreements (or perfection by control or similar arrangements) be required with respect to any assets (including deposit or securities accounts) (unless the Notes Documents expressly provide for any specific account (by reference to its purpose) to be subject to specific restrictions on use), for the avoidance of doubt, no deposit account control agreement in relation to its deposit accounts shall be delivered by any Sabre Foreign Guarantor organized under the laws of Australia; and

(t)

unless otherwise expressly provided in these Agreed Security Principles, prior to an Acceleration Event, notices will not be required to be sent to contractual third parties unless required and customary under applicable local law to perfect, establish priority of or enforce a security interest in respect of receivables (including in respect of insurance and intercompany receivables), inventory, or bank accounts (but in no event shall acknowledgements, or similar, be required prior to an Acceleration Event (other than in respect of bank accounts to the extent such acknowledgement is required or customary under local law)).

2.2	Guarantees will only be provided by the Sabre Foreign Guarantors and security will be created over the shares (to the extent owned by another Guarantor) and all assets of the Sabre Foreign Guarantors.

2.3

Except as provided in this paragraph 2.3 or the Indenture, all Security Documents shall be governed by the law of the jurisdiction of incorporation of the applicable Sabre Foreign Guarantor and no action in relation to Collateral (including any perfection step, further assurance step, filing or registration) will be required in any other jurisdiction provided that security over the relevant material assets can validly be granted by such Security Documents. Security over the shares in any Sabre Foreign Guarantor shall be governed by the jurisdiction of the shares that are to be secured.

2.4

All guarantees shall be governed by the laws of the State of New York, but for Sabre Foreign Guarantors all relevant local law corporate approvals (pre-approvals) for the issuance of guarantees and/or security will need to be obtained.

2.5

Subject to (or to the extent permitted by) applicable law, the terms of the Security Documents shall secure the Notes Obligations as such obligations (and/or the Indenture or other Notes Documents) may be amended, amended and restated, supplemented, replaced, renewed, restructured, extended, refunded, refinanced or otherwise modified from time to time (including, without limitation, where such transactions result in any increases or decreases of the principal amount of the secured obligations, any extensions of maturity, any changes in interest rates or other economic terms, or any changes in the secured parties, Holders, the Trustee or the Collateral Agent) so as to minimize the need for any additional Security Documents, amendments, reaffirmations or other actions with respect to such Security Documents in connection with the foregoing.

2.6

Subject to the guarantee limitations set out in the Notes Documents and these Agreed Security Principles, each guarantee will be an upstream, cross-stream or downstream guarantee for all Notes Obligations in accordance with, and subject to, the requirements of the Agreed Security Principles in each Guarantor Jurisdiction. Security Documents will secure the guarantee obligations of the relevant grantor of such security or, if such security is provided on a third-party basis, all Notes Obligations, in each case in accordance with, and subject to, local law requirements and the requirements, specific guarantee limitations applicable thereto of these Agreed Security Principles, in each Guarantor Jurisdiction and shall not impose any obligation more onerous than those contained in the Indenture (subject to these Agreed Security Principles).

2.7

Guarantees and security granted by the Sabre Foreign Guarantors shall, to the extent possible under relevant local law, be enforceable only following an Acceleration Event which is continuing, in case of application or petition for, or commencement of, judicial reorganisation (réorganisation judiciaire) proceedings, pursuant to the Luxembourg law dated 7 August 2023 on business preservation and modernisation of the bankruptcy regime, against any Luxembourg Guarantors, or, in relation to guarantees, following non-payment of any amount under the Notes Documents in accordance with the terms thereof.

2.8

There shall be no rights for any Holder to exercise a power of attorney until the occurrence of an Acceleration Event or a failure by the relevant Sabre Foreign Guarantor to perform any further assurance, registration or perfection obligation under or relating to the Notes Documents within five Business Days of written notice from the Trustee or the Collateral Agent requiring such action.

3	Terms of Security Documents and Guarantees

3.1

The Security Documents shall not operate so as to prevent transactions which are permitted under the Indenture and shall not require additional consents or authorisations from the Holders and, in particular, shall permit disposals of assets where such disposal is permitted under the Indenture and will include authorisation for the Collateral Agent to do all things necessary or reasonably requested to release security in respect of the Collateral the subject of such disposal.

3.2

Unless required by local law, the circumstances in which the Collateral shall be released should not be dealt with in individual Security Documents but, if so required, shall provide that Collateral will be released in accordance with the relevant provisions of the Indenture, and such release shall be automatic, without prejudice to any actions that may be necessary under local law to effect or evidence such release and, where appropriate, shall entail a simultaneous release of any contractual obligations related to the released Collateral.

3.3

The Security Documents shall not contain representations, warranties, undertakings or other provisions to the extent similar or substantially equivalent warranties or undertakings are included in the Indenture, except to the extent expressly required by local law to create, preserve enforce or perfect such security and are the same (and no more onerous than) any equivalent provisions contained in the Indenture unless agreed that it is market in any jurisdiction to do so.

3.4

The Security Documents should only operate to create security rather than to impose new commercial obligations. Accordingly, they will not contain additional representations or undertakings (such as in respect of insurance, further security, information or the payment of costs) unless these are required for the creation or perfection of the security or are market standard in the Guarantor Jurisdiction unless agreed that it is market in any jurisdiction to do so.

3.5	Subject to any permitted security, the Security Documents will be first ranking over the Collateral.

3.6

The Security Documents will, where possible and practical, automatically create security over future assets of the same type as those already secured. Where local law or pledge registries require supplemental pledges or notices to be delivered in respect of future acquired assets in order for effective security to be created and/or perfected over that specific future asset, the Notes Documents may require such supplemental pledges or notices to be provided to the extent necessary for the creation, priority, perfection, or validity of security over the relevant Collateral.

3.7

Whenever a Security Document or these Agreed Security Principles require the performance of any action on a certain date or within a certain time period, such date or time period may be extended by the Trustee or Collateral Agent (in each case acting at the direction of Holders holding a majority in aggregate principal amount of the Notes).

3.8

Any reference in a Security Document or guarantee to an action that is permitted pursuant to the terms of the Indenture shall be deemed to include any action that is not prohibited pursuant to the terms of the Indenture.

3.9

If any Security Document, pursuant to these Agreed Security Principles, restricts any Sabre Foreign Guarantor’s ability to be free to deal with any of its Collateral in the course of its business upon the occurrence of an Acceleration Event, such Sabre Foreign Guarantor may continue to deal with such Collateral (or portion thereof) in the course of its business if permitted by the Indenture.

3.10	Where appropriate and legally possible, defined terms in the Security Documents and guarantees should mirror those in the Indenture or be defined by reference thereto.

4	Scope of Collateral

4.1

Subject to any other provision of these Agreed Security Principles (or as otherwise agreed by the Company and the Trustee (acting at the direction of a majority in aggregate principal amount of the Notes)), all assets of the Sabre Foreign Guarantors will be subject to the Security Documents, with limitations as may be agreed between the Company and the Trustee (acting at the direction of a majority in aggregate principal amount of the Notes).

4.2

Save to the extent it can be covered by a floating charge, general security grant or equivalent security interest, no security shall be provided over any real estate or plant and machinery of a Sabre Foreign Guarantor.

5	Bank Accounts

5.1

Any Security over bank accounts shall be subject to any prior security interests in favour of the account bank which are created either by law or in the standard terms and conditions of the account bank provided that (save in respect of any permitted security) such prior security interests must only secure fees, costs and customary indemnities of such account bank or amounts due to such bank in providing banking services. Any prior security interests over bank accounts located in Luxembourg must be waived by the relevant Luxembourg account bank.

5.2	No Sabre Foreign Guarantor will be required to change its banking arrangements or standard terms and conditions in connection with the granting of bank account security.

5.3

To the extent a Sabre Foreign Guarantor has granted security over its bank account, such Sabre Foreign Guarantor shall be free to deal with those accounts and transfer, pay out and dispose of cash in the course of its business until the earlier of (i) an Acceleration Event which is continuing and (ii) the application or petition for, or commencement of, judicial reorganisation (réorganisation judiciaire) proceedings, pursuant to the Luxembourg law dated 7 August 2023 on business preservation and modernisation of the bankruptcy regime, against any Luxembourg Guarantor.

5.4

If required by local law to perfect or establish priority of the security or is customary practice in the Guarantor Jurisdiction and if possible without disrupting operation of the account, notice of the security will be served on the account bank in relation to applicable accounts within 10 Business Days of the date of the applicable Security Document (or accession thereto) (or earlier, only if perfection requires an earlier notice under the relevant local law, including obtaining prior consents under the relevant local law).

5.5

The applicable Sabre Foreign Guarantor shall not be obliged to obtain an acknowledgment of any notice required to be given to an account bank unless required as a matter of law for perfection, priority or enforcement purposes, and in such event (other than with regards to a Luxembourg account) the applicable Sabre Foreign Guarantor will use commercially reasonable efforts to obtain an acknowledgement of that notice within 20 Business Days of service, and if the Sabre Foreign Guarantor has used its commercially reasonable efforts but has not been able to obtain acknowledgement or acceptance, its obligation to obtain acknowledgement shall cease on the expiry of that 20 Business Day period (or earlier, only if perfection or priority requires an earlier notice under the relevant local law) (it being understood that if an acknowledgement is necessary to establish perfection and such acknowledgement is not obtained, the Trustee or Collateral Agent may request the applicable Sabre Foreign Guarantor close such account within a reasonable time).

5.6

The applicable Sabre Foreign Guarantor will not be required to enter into deposit account control agreements or securities account control agreements except as expressly contemplated by the Security Documents.

5.7

With respect to any account held in Luxembourg, notice of that security will be served on the account bank within two (2) Business Days of the relevant security or pledge agreement being granted and the Luxembourg Guarantor shall obtain an acknowledgement of that notice within five (5) Business Days from the date on which the notice of pledge has been served to the account bank (or such other date as may be agreed by the Collateral Agent (acting reasonably)).

5.8	If required under local law or is customary practice in the Guarantor Jurisdiction, security over the bank accounts will be registered.

6	Insurance Policies

6.1

All insurance policies (a list of which shall be provided by the Company) in the name of the Sabre Foreign Guarantors shall be charged and/or assigned in favor of the Collateral Agent except for third liability insurance and insurance in favour of employees (to the extent permissible by applicable law).

6.2

Prior to an Event of Default which is continuing, no loss payee or other endorsement will be made on the insurance policy and neither the Trustee, the Collateral Agent nor any other Holder will be named as co-insured.

7	Receivables

7.1

To the extent a Sabre Foreign Guarantor grants security over any of its receivables (including intercompany receivables owing to it), it shall (subject to a subordination agreement) be free to receive payment for, deal with, amend, waive or terminate those receivables until the occurrence of an Acceleration Event which is continuing in accordance with the terms of the Notes Documents or until the application or petition for, or commencement of, judicial reorganisation (réorganisation judiciaire) proceedings, pursuant to the Luxembourg law dated 7 August 2023 on business preservation and modernisation of the bankruptcy regime, against any Luxembourg Guarantor.

7.2

With respect to any Luxembourg law receivables pledge agreement, each debtor hereby waives in favour of the pledgors and the pledgee any rights of set-off and any other defenses in connection with the receivables.

7.3

Subject to paragraph 2.1(e) above, no security will be granted over any receivables which is not permitted under the terms of the relevant contract, except to the extent (i) such prohibition is or may be unenforceable after giving effect to any anti-assignment provisions of applicable law or (ii) a different form of security could be taken without breaching such prohibition.

7.4

Prior to an Acceleration Event and or prior to the application or petition for, or commencement of, judicial reorganisation (réorganisation judiciaire) proceedings, pursuant to the Luxembourg law dated 7 August 2023 on business preservation and modernisation of the bankruptcy regime, against any Luxembourg Guarantor, and subject to paragraph 7.5 below, the Security Documents shall only require notices to be sent to account debtors if required and customary under applicable local law to perfect, establish priority of or enforce a security interest in respect of receivables, but in no event shall acknowledgements, or similar, be required (other than to the extent such acknowledgement is required under local law for the creation, perfection, validity or priority of the security).

7.5

Unless the relevant debtor is party to a Security Document, and notice is provided through that document, if required by local law to perfect the security or if it is customary practice in the Guarantor Jurisdiction, notice of the security will be served on the relevant counterparty within 3 Business Days of the security being granted and the Sabre Foreign Guarantor shall obtain an acknowledgement of that notice from the relevant Restricted Group member within 20 Business Days of service; provided, further that the Restricted Group shall take any additional steps required or desirable to perfect such security.

7.6

Lists of receivables will only be required to the extent such listings are necessary for the creation, perfection, validity or priority of liens over such Collateral under applicable local law. Any such list will not include details of the underlying contracts (but may include non-sensitive generic information to the extent that would allow for the creation of such Collateral under local law) unless required to create or perfect security and to the extent such provision would not violate any privacy or other applicable laws. Lists will not be required to be updated more frequently than quarterly (or such shorter period as may be agreed), or upon request of the Trustee or Collateral Agent at any time an Event of Default is continuing.

7.7	If required under local law or is customary practice in the Guarantor Jurisdiction, security over receivables will be registered.

8	Intellectual Property

8.1

Without prejudice to any floating or general security granted, only security over material or registered intellectual property shall be granted, subject to the underlying principles agreed in these Agreed Security Principles. Material intellectual property is any intellectual property which is necessary to the carrying out of (x) any Sabre Foreign Guarantor, (y) its subsidiaries or (z) the Company and its subsidiaries, business.

8.2

To the extent a Sabre Foreign Guarantor grants security over its intellectual property, it shall be free to deal with those assets in the course of its business until the occurrence of an Acceleration Event which is continuing (including, without limitation, allowing its intellectual property to lapse if no longer material to its business) in accordance with the terms of the Notes Documents.

8.3	No notice shall be prepared or given to any third party from whom intellectual property is licensed until an Acceleration Event which is continuing.

8.4

No registrations shall be required at any intellectual property registry until an Acceleration Event. Subject to Section 2.1(b) above, if required for the validity, perfection and enforceability under local law, security over Intellectual Property will be registered under the law of the relevant Security Document and subject to the general principles set out in these Agreed Security Principles.

9	Shares

9.1

No Sabre Foreign Guarantor shall be required to grant security over the shares it owns in any joint venture (x) in existence as of the Issue Date or (y) to the extent prohibited or that the consent of the other parties to the joint venture would be required; provided, solely with respect to clause (y), that the relevant Sabre Foreign Guarantor shall use commercially reasonable efforts to overcome any such obstacle that is reasonably capable of being overcome by the applicable Sabre Foreign Guarantor for a period of not more than twenty (20) Business Days and without incurring material cost.

9.2

Until an Event of Default has occurred and is continuing and the Trustee has given notice to the Company, the Sabre Foreign Guarantor providing the relevant security will be permitted to retain and to exercise voting rights to any shares charged by it in a manner which does not adversely affect the validity or enforceability of the Transaction Security over those shares or cause an Event of Default to occur, and the company whose shares have been charged will be permitted to pay dividends to the Sabre Foreign Guarantor, subject to the terms of the Indenture.

9.3

The Collateral Agent (and its designees) may only exercise the voting rights in any shares the subject of security after the occurrence of an Event of Default which is continuing following giving of notice to the Company.

9.4

Where customary or required by law, at the time of execution of the share security, the share certificate and a stock transfer form executed in blank will be provided to the Collateral Agent and/or the creation of the security shall be noted on the share certificate, in the share register and/or in the shareholders’ register (as customary for the Guarantor Jurisdiction). In Luxembourg, the pledge under the Luxembourg law governed share pledge agreement shall be recorded in the shareholder register within 2 (two) Business Days from the date of that Luxembourg law governed share pledge agreement.

9.5

Unless the restriction is required by law, the constitutional documents of the company whose shares have been charged will be amended to remove or, as appropriate, disapply any restriction on the transfer or the registration of the transfer of the shares on enforcement of the security granted over them or the transfer or exercise of voting rights.

9.6

If required under local law, or if it is customary practice in the Guarantor Jurisdiction, security over shares will be registered subject to the general principles set out in these Agreed Security Principles.

10	Fixed Assets

10.1

To the extent a Sabre Foreign Guarantor grants security over its fixed assets, it shall be free to deal with those assets in the ordinary course of its business and as otherwise permitted by the Notes Documents.

10.2

Each Sabre Foreign Guarantor granting such security shall be free to deal with its fixed assets and inventory in the course of its business until an Acceleration Event has occurred and is continuing, in each case as permitted by the Notes Documents.

10.3	No fixed security will be granted over fixed assets that are not material.

10.4

There shall be no requirement to label, segregate, map, list, specify or to give notice to third parties or affix any notice to the fixed assets over which security is granted until the occurrence of an Acceleration Event which is continuing.

Foreign Security Documents

Part 1: Closing Date Security Documents

Luxembourg Security Agreements

1.

A Luxembourg law governed share pledge agreement entered into by the Lux Parent as Pledgor 1, Sabre International as Pledgor 2, or as the case may be, Company 1, Sabre Finance as Company 2, Sabre AS as Company 3 and the Collateral Agent as Pledgee.

2.

A Luxembourg law governed account pledge agreement entered into by the Lux Parent as Pledgor 1, Sabre International as Pledgor 2, Sabre Finance as Pledgor 3, Sabre AS as Pledgor 4 and the Collateral Agent as Pledgee.

3.

A Luxembourg law governed receivables pledge agreement entered into by the Lux Parent as Pledgor 1, Sabre International as Pledgor 2, Sabre Finance as Pledgor 3, Sabre AS as Pledgor 4, the Collateral Agent as Pledgee and Lux Parent and Sabre International as Debtors.

Part 2: Post-Close Security Documents

Australian Security Agreements

1.

A general security deed to be entered into between Sabre Australia Technologies I Pty Limited ACN 096 308 486, Sabre Travel Network (Australia) Pty Limited ACN 003 696 982 and the Collateral Agent, governed by the law of New South Wales, Australia.

2.	A specific security deed to be entered into between Sabre Asia Pacific Pte. Ltd. and the Collateral Agent, governed by the law of New South Wales, Australia.

Icelandic Security Agreements

1.	An account pledge agreement over the bank accounts held by Sabre Iceland ehf. in Arion Bank hf. between Sabre Iceland ehf. and the Collateral Agent.

2.	A general bond over intellectual property issued by Sabre Iceland ehf. to the Collateral Agent.

3.	Any other security documents required by the Agreed Security Principles and agreed by the relevant Sabre Foreign Guarantor and the Trustee.

Polish Security Agreements

1.	A Polish law agreement for Registered Pledge over Collection of Moveable Assets and Property Rights between Sabre Polska sp. z o.o. as pledgor and the Collateral Agent as pledgee.

2.	A Polish law agreement for Registered Pledges and Ordinary Pledges over Bank Accounts between Sabre Polska sp. z o.o. as pledgor and the Collateral Agent as pledgee.

3.	A Polish law power of attorney to lease the enterprise from Sabre Polska sp. z o.o. in favour of the Collateral Agent.

4.	A Polish law power of attorney to bank accounts from Sabre Polska sp. z o.o. in favour of the Collateral Agent.

5.	A Polish law statement of submission to enforcement of Sabre Polska sp. z o.o. in favour of the Collateral Agent.

6.	Any other security documents required by the Agreed Security Principles and agreed by the relevant Sabre Foreign Guarantor and the Trustee.

Singapore Security Agreement

1.	A Singapore law governed debenture entered into between Sabre Asia Pacific Pte. Ltd., Sabre Marketing Pte. Ltd. and Sabre Technology Holdings Pte. Ltd as chargors and the Collateral Agent.

2.	A Singapore law governed share charge entered into between Sabre International as chargor and the Collateral Agent, in relation to the shares held in Sabre Technology Holdings Pte. Ltd.

UK Security Agreements

1.

An English law governed debenture entered into between each of Sabre Global Technologies Limited (company number 03017786), Sabre EMEA Marketing Limited (company number 04204232) and Sabre UK Marketing Limited (company number 03017798) as chargors and the Collateral Agent.

2.	An English law governed account charge entered into between Sabre Iceland EHF. as chargor and the Collateral Agent.

3.	An English law governed account charge entered into between Sabre Finance as chargor and the Collateral Agent.

Uruguay Security Agreements

1.	Any security documents required by the Agreed Security Principles and agreed by the relevant Sabre Foreign Guarantor and the Trustee.